Exhibit 99.1

Item 1. Business,  Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data, and Item 15. Exhibits and Financial Statement Schedules

		Page No
Part I
Item 1.	Business	1

Part II
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	15
Item 8.	Financial Statements and Supplementary Data	34

Part IV
Item 15.	Exhibits and Financial Statement Schedules	105

PART I

ITEM 1.  BUSINESS

General

Clean Harbors, Inc. and its subsidiaries (collectively, “we,” “Clean Harbors” or the “Company”) is a leading provider of environmental, energy and industrial services throughout North America. We serve over 50,000 customers, including a majority of Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies. We have more than 175 locations, including over 50 waste management facilities, throughout North America in 36 U.S. states, seven Canadian provinces, Mexico and Puerto Rico. We also operate international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom.

During the quarter ended March 31, 2011, the Company re-aligned its management reporting structure. Under the new structure, the Company’s operations are managed in four reportable segments: Technical Services, Field Services, Industrial Services and Oil and Gas Field Services. The new segment, Oil and Gas Field Services, consists of the previous Exploration Services segment, as well as certain oil and gas related field services departments that were re-assigned from the Industrial Services segment. In addition, certain departments from the Field Services segment were re-assigned to the Industrial Services segment.  Accordingly, the Company re-aligned and re-allocated departmental costs being allocated among the segments to support these management reporting changes.  The Company has recast all periods presented to conform to the 2011 segmentation reporting of the Company.

We report our business in four operating segments, consisting of:

•      Technical Services—provides a broad range of hazardous material management services including the packaging, collection, transportation, treatment and disposal of hazardous and non-hazardous waste at Company-owned incineration, landfill, wastewater, and other treatment facilities.

•      Field Services—provides a wide variety of environmental cleanup services on customer sites or other locations on a scheduled or emergency response basis including tank cleaning, decontamination, remediation, and spill cleanup.

•      Industrial Services—provides industrial and specialty services, such as high-pressure and chemical cleaning, catalyst handling, decoking, material processing and industrial lodging services to refineries, chemical plants, oil sands facilities, pulp and paper mills, and other industrial facilities.

•      Oil and Gas Field Services— provides fluid handling, fluid hauling, down hole servicing, exploration, mapping and directional boring services to the energy sector serving oil and gas exploration, production, and power generation.

Technical Services and Field Services are included as part of Clean Harbors Environmental Services, and Industrial Services and Oil and Gas Field Services are included as part of Clean Harbors Energy and Industrial Services.

Clean Harbors, Inc. was incorporated in Massachusetts in 1980 and our principal office is located in Norwell, Massachusetts. Effective December 15, 2008, shares of our common stock began trading on the New York Stock Exchange under the symbol CLH. Prior to that time, our stock was traded on The NASDAQ Global Select Market under the symbol CLHB. We maintain a website at the following Internet address: http://www.cleanharbors.com. Through a link on this website to the SEC website, http://www.sec.gov, we provide free access to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after electronic filing with the SEC. Our guidelines on corporate governance, the charters for our Board Committees, and our code of ethics for members of the Board of Directors, senior officers and the chief executive officer are also available on our website, and we will post on our website any waivers of, or amendments to, such code of ethics. Our website and the information contained therein or connected thereto are not incorporated by reference into this annual report.

Health & Safety

Health & Safety is our #1 priority—companywide. Employees at all levels of the Company share this philosophy and are committed to ensuring our safety goals are met. Our commitment to health and safety benefits everyone—our employees, our customers, the community, and the environment. Through the efforts of all our employees, we have implemented a successful health and safety-based culture that has continued to lower our Total Recordable Incident Rate (“TRIR”); Days Away, Restricted Activity and Transfer Rate (“DART”); and Experience Modification Rate (“EMR”).

In order to protect our employees, continue to lower our incident rates, and satisfy our customers’ demands to retain the best service providers with the lowest TRIR, DART and EMR rates, we are fully committed to continuously improving our health and safety performance. To meet all of these requirements we launched SafetyFirst!, a comprehensive program companywide. SafetyFirst! is an employee-based program. All employees recognize the importance of protecting themselves, their fellow employees, their customers, and all those around them from harm. They demonstrate through their words and actions that they will reinforce acceptable safety practices and stop unsafe acts before those acts become a statistic. SafetyFirst! is not just a slogan—it’s our commitment to keep the protection of our fellow workers in the forefront of everything we do.

Compliance

We regard compliance with applicable environmental regulations as a critical component of our overall operations. We strive to maintain the highest professional standards in our compliance activities. Our internal operating requirements are in many instances more stringent than those imposed by regulation. Our compliance program has been developed for each of our waste management facilities and service centers under the direction of our compliance staff. The compliance staff is responsible for facilities permitting and regulatory compliance, compliance training, transportation compliance, and related record keeping. To ensure the effectiveness of our regulatory compliance program, our compliance staff monitors daily operational activities and issues a monthly report to senior management concerning the status of environmental compliance and health and safety programs. We also have an Environmental Health and Safety Compliance Internal Audit Program designed to identify any weaknesses or opportunities for improvement in our ongoing compliance programs. We also perform periodic audits and inspections of the disposal facilities owned by other companies which we utilize.

Our facilities are frequently inspected and audited by regulatory agencies, as well as by customers. Although our facilities have been cited on occasion for regulatory violations, we believe that each of our facilities is currently in substantial compliance with applicable requirements. Each of our major facilities and service centers has a full-time compliance representative to oversee the implementation of our compliance program at the facility or service center.

Protecting the Environment and Environmental Sustainability

As reflected in Clean Harbors’ tagline “People and Technology Creating a Safer, Cleaner Environment,” our core business is to provide industry, government and the public a wide range of environmental, energy and industrial services that protect and restore North America’s natural environment.

As North America’s premier provider of environmental as well as energy and industrial services, our first goal is to help our customers prevent the release of hazardous wastes into the environment. We are also the leading service provider in situations involving the recovery and decontamination of pollutants that have been released to the environment. This includes the safe destruction or disposal of those hazardous materials in a manner that ensures these materials are no longer a danger to the environment.

When providing these services, we are committed to the recycling, reuse and reclamation of these wastes whenever possible using a variety of methods more fully explained below in the sections describing our general operations. In addition to those services, we are also involved in recycling obsolete electronic equipment, light bulbs, batteries and mercury-containing thermostats and lamps known as universal wastes.

We have also become the leading North American provider of services to protect the ozone layer from the destructive effects of chlorofluorocarbons (“CFCs”), which are 5,000 to 10,000 times more destructive to the ozone layer than other greenhouse gases. Clean Harbors has the most U.S. Environmental Protection Agency (the “EPA”) approved CFC disposal capacity regulated under the Montreal Protocol, and we destroyed over 1 million pounds of CFCs in 2010. The destruction of this volume of CFCs at the Company’s El Dorado, Arkansas facility led to the registration of over 2.8 million metric tons of avoided carbon dioxide emissions with the Climate Action Reserve, a green house gas registry affiliated with the State of California.

One of our most highly visible public programs for various governmental and community entities involves the removal of thousands of tons of hazardous wastes, from households throughout the United States and Canada, that might otherwise be improperly disposed of or become dangerous to the communities where they are stored.

As we provide these wide-ranging services throughout North America, we are committed to ensuring that our own operations are environmentally responsible. Through our efforts to implement numerous energy efficiency improvements, green purchasing, company-wide recycling programs, and various transportation initiatives including greater rail utilization and limits on the speeds and idling time of our many vehicles, we are making our operations more environmentally sustainable.

Recent initiatives involving our remediation activities include the use of solar-powered probes to recover groundwater at a site undergoing groundwater monitoring. A more comprehensive project is the installation of a 1.5Mw solar array at a closed and capped landfill located in New Jersey to provide electric power for a continuously operating groundwater decontamination pump and treatment system at the site. The solar array will provide virtually all of the power needed to operate the system with a sustainable supply of renewable electric energy, and be an adaptive re-use of an otherwise unusable Brownfield site. We plan to have the solar array installed and operable by the second quarter of 2011.

Strategy

Our strategy is to develop and maintain ongoing relationships with a diversified group of customers which have recurring needs for environmental, energy or industrial services. We strive to be recognized as the premier supplier of a broad range of value-added services based upon quality, responsiveness, customer service, information technologies, breadth of service offerings and cost effectiveness.

The principal elements of our business strategy are to:

•      Expand Service Offerings and Geographic Coverage—We believe our Technical and Field Services segments have a competitive advantage, particularly in areas where service locations are located at or near a treatment, storage and disposal facility (“TSDF”). By opening additional service locations in close proximity to our TSDFs, we believe that we can, with minimal capital expenditures, increase our market share within the Field Services segment. We believe this will drive additional waste to our existing facilities, thereby increasing utilization and enhancing overall profitability. Furthermore, we believe we can expand our Industrial and Oil and Gas Field Services segments across a broader geographic area, thereby providing additional services to new markets.

•      Cross-Sell Across Segments—We believe the breadth of our service offerings allows us to provide additional services to existing customers. In particular, we believe we can provide energy and industrial services to customers which traditionally have only used our environmental services and environmental services to customers which traditionally have only used our energy and industrial services. We believe leveraging our ability to cross-sell environmental and energy and industrial services will drive increased revenue within our existing customer base.

•      Capture Large-Scale Projects—We provide turnkey offsite transportation and landfill or incineration disposal services for soil and other contaminated media generated from remediation activities. We also assist remediation contractors and project managers with support services including groundwater disposal, investigation derived waste disposal, rolloff container management, and many other related services. We believe this will drive incremental waste volume to our existing facilities, thereby increasing utilization and enhancing overall profitability.

•      Expand Throughput Capacity of Existing Waste Facilities—We operate an extensive network of hazardous waste management facilities and have made substantial investments in these facilities, which provide us with significant operating leverage as volumes increase. In addition, there are opportunities to expand waste handling capacity at these facilities by modifying the terms of the existing permits and by adding equipment and new technology. Through selected permit modifications, we can expand the range of treatment services offered to our customers without the large capital investment necessary to acquire or build new waste management facilities.

•      Pursue Selective Acquisitions—We actively pursue accretive “bolt-on” acquisitions in certain services or market sectors where we believe such acquisitions can enhance and expand our business with minimal capital outlay. We believe that we can expand existing services, especially in our non-disposal services, through strategic acquisitions in order to generate incremental revenues from existing and new customers and to obtain greater market share. We also continue to review other acquisition possibilities on a case-by-case basis.

•      Focus on Cost, Pricing and Productivity Initiatives—We continually seek to increase efficiency and to reduce costs in our business through enhanced technology, process efficiencies and stringent expense management.

Competitive Strengths

•      Leading Provider of Environmental, Energy and Industrial Services—We are one of the largest providers of environmental, energy and industrial services and the largest operator of non-nuclear hazardous waste treatment facilities in North America. We provide multi-faceted and low cost services to a broad mix of customers. We attract and better serve our customers because of our capabilities and the size, scale and geographic location of our assets, which allow us to serve multiple locations.

•      Large and Diversified Customer Base—Our customers range from Fortune 500 companies to midsize and small public and private entities that span multiple industries and business types, including governmental entities. This diversification limits our credit exposure to any one customer or industry.

•      Stable and Recurring Revenue Base—We have long-standing relationships with our customers. Our diversified customer base also provides stable and recurring revenues as a majority of our revenues are derived from previously served customers with recurring needs for our services. In addition, the costs to many of our customers of switching providers are high. This is due to many customers’ desire to audit disposal facilities prior to their qualification as approved sites and to limit the number of facilities to which their wastes are shipped in order to reduce their potential liability under U.S. and Canadian environmental regulations. We have been selected as an approved vendor by large generators of waste because we possess comprehensive collection, recycling, treatment, transportation, disposal, and waste tracking capabilities and have the expertise necessary to comply with applicable environmental laws and regulations. Those customers that have selected us as an approved vendor typically continue to use our services on a recurring basis.

•      Comprehensive Service Capabilities—Our comprehensive service offerings allow us to act as a full-service provider to our customers. Our full-service orientation creates incremental revenue growth as customers seek to minimize the number of outside vendors and demand “one-stop” service providers.

•      Integrated Network of Assets—We operate, in the aggregate, the largest number of incinerators, landfills, treatment facilities and TSDFs in North America. Our broad service network enables us to effectively handle a waste stream from origin through disposal and to efficiently direct and internalize our waste streams to reduce costs. As our processing of wastes increases, our size allows us to increase our cash flow and earnings as we can internalize a greater volume of waste in our incinerators and landfills.

•      Regulatory Compliance—We continue to make capital investments in our facilities to ensure that they are in compliance with current federal, state, provincial and local regulations. Companies that rely on in-house disposal may find the current regulatory requirements to be too capital-intensive or complicated, and may choose to outsource many of their hazardous waste disposal needs.

•      Effective Cost Management—Our significant scale allows us to maintain low costs through standardized compliance procedures, significant purchasing power, research and development capabilities and our ability to efficiently utilize logistics and transportation to economically direct waste streams to the most efficient facility. We also have the ability to transport and process with internal resources the substantial majority of all hazardous waste that we manage for our customers. Finally, we are committed to reducing costs, and managing headcount and other operating costs.

•      Proven and Experienced Management Team—Our executive management team provides depth and continuity. Our 15 executive officers collectively have over 200 years of experience in the environmental, energy and industrial services industries. Our Chief Executive Officer founded our Company in 1980, and the average tenure of the 14 other members of the executive management team exceeds 12 years.

Operations

General

We report our business in the previously discussed four operating segments, which are Technical Services, Field Services, Industrial Services and Oil and Gas Field Services.

Seasonality and Cyclical Nature of Business.  Our operations may be affected by seasonal fluctuations due to weather and budgetary cycles influencing the timing of customers’ spending for remedial activities. Typically during the first quarter of each year there is less demand for environmental services due to the cold weather, particularly in the Northern and Midwestern United States and Canada. Accordingly, reduced volumes of waste are received at our facilities and higher operating costs are associated with operating in sub-freezing weather and high levels of snowfall. In addition, factory closings for the year-end holidays reduce the volume of industrial waste generated, which results in lower volumes of waste handled by us during the first quarter of the following year.

Conversely, typically during the first quarter of each year there is more demand for energy and industrial services due to the cold weather, particularly in Alberta, Canada, and less demand during the warmer months. The main reason for this is that the areas we service in Alberta are easier to access when the cold conditions make the terrain more suitable for companies to deploy their equipment. During the warmer months, thawing and mud conditions may impede deployment of equipment.

Geographical Information.  For the year ended December 31, 2010, we generated $1,144.1 million or 66.1% of revenues in the United States and Puerto Rico, $586.4 million or 33.9% of revenues in Canada, and less than 1.0% of revenues in other international locations. For the year ended December 31, 2009, we generated $787.9 million or 73.3% of revenues in the United States and Puerto Rico, $285.7 million or 26.6% of revenues in Canada, and less than 1.0% of revenues in other international locations. For additional information about the geographical areas from which our revenues are derived and in which our assets are located, see Note 16, “Segment Reporting,” to our consolidated financial statements included in Item 8, “Financial Statements and Supplementary Data,” in this report.

Technical Services

These services involve the collection, transport, treatment and disposal of hazardous and non-hazardous wastes, and include resource recovery, physical treatment, fuels blending, incineration, landfill disposal, wastewater treatment, lab chemical disposal, explosives management, and CleanPack® services. Our CleanPack services include the collection, identification and categorization, specialized packaging, transportation and disposal of laboratory chemicals and household hazardous wastes. Our technical services are provided through a network of service centers from which a fleet of trucks are dispatched to pick up customers’ waste either on a predetermined schedule or on-demand, and to deliver the waste to permitted facilities, which are usually Company-owned. Our service centers can also dispatch chemists to a customer location for the collection of chemical and laboratory waste for disposal.

Collection, Transportation and Logistics Management.  As an integral part of our services, we collect industrial wastes from customers and transport such wastes to and between our facilities for treatment or bulking for shipment to final disposal locations. Customers typically accumulate waste in containers, such as 55 gallon drums, bulk storage tanks or 20 cubic yard roll-off containers. In providing this service, we utilize a variety of specially designed and constructed tank trucks and semi-trailers as well as third-party transporters, including railroads.

Treatment and Disposal.  We recycle, treat and dispose of hazardous and non-hazardous industrial wastes. The wastes handled include substances which are classified as “hazardous” because of their corrosive, ignitable, infectious, reactive or toxic properties, and other substances subject to federal, state and provincial environmental regulation. We provide final treatment and disposal services designed to manage wastes which cannot be otherwise economically recycled or reused. The wastes we handle come in solid, sludge, liquid and gas form.

We operate a network of TSDFs that collect, temporarily store and/or consolidate compatible waste streams for more efficient transportation to final recycling, treatment or disposal destinations. These facilities hold special permits, such as Part B permits under the Resource Conservation and Recovery Act (“RCRA”) in the United States, which allows them to process waste through various technologies including recycling, incineration, and landfill and wastewater treatment. The types of waste we handle include:

•      Flammables, combustibles and other organics;

•      Acids and caustics;

•      Reactive waste;

•      Cyanides and sulfides;

•      Industrial wastewaters;

•      Items containing polychlorinated biphenyls (“PCBs”), such as utility transformers and electrical light ballasts;

•      Other regulated wastes; and

•      Non-hazardous industrial waste.

We receive detailed waste profiles prepared by our customers to document the nature of the waste. A sample of the delivered waste is tested to ensure that it conforms to the customer generated waste profile record and to select an appropriate method of treatment and disposal. Once the wastes are characterized, compatible wastes are consolidated to achieve economies in storage, handling, transportation and ultimate treatment and disposal. At the time of acceptance of a customer’s waste at our facility, a unique computer “bar code” identification label is assigned to each container of waste, enabling the use of sophisticated computer systems to track and document the status, location and disposition of the waste.

Resource Recovery and Fuels Blending.  We operate recycling systems for the reclamation and reuse of certain wastes, particularly solvent-based wastes generated by industrial cleaning operations, metal finishing and other manufacturing processes. Resource recovery involves the treatment of wastes using various methods, which effectively remove contaminants from the original material to restore its fitness for its intended purpose and to reduce the volume of waste requiring disposal.

Spent solvents that can be recycled are processed through fractional distillation, thin film evaporation and other processes and are recovered into usable products. Upon recovery of these products, we either return the recovered solvents to the original generator or sell them to third parties. Organic liquids and solids with sufficient heat value are blended to meet strict specifications for use as supplemental fuels for incinerators, cement kilns, industrial furnaces and other high efficiency boilers. We have installed fuels blending equipment at some TSDFs to prepare these supplemental fuels. When possible, we burn fuel blended material at our incinerators. Otherwise, we send the fuel blended material to supplemental fuel users that are licensed to accept the blended fuel material. Although we pay a fee to the users that accept this product, this disposal method is substantially less costly than other disposal methods.

Incineration.  Incineration is the preferred method for the treatment of organic hazardous waste, because it effectively destroys the contaminants at high temperatures. High temperature incineration effectively eliminates organic wastes such as herbicides, halogenated solvents, pesticides, and pharmaceutical and refinery wastes, regardless of whether they are gases, liquids, sludge or solids. Federal and state incineration regulations require a destruction and removal efficiency of 99.99% for most organic wastes and 99.9999% for PCBs and dioxins.

We have six active incineration facilities that offer a wide range of technological capabilities to customers through this network. In the United States, we operate a fluidized bed thermal oxidation unit for maximum destruction efficiency of hazardous waste with an estimated annual capacity of 58,808 tons and three solids and liquids capable incineration facilities with a combined estimated annual capacity of 327,400 tons. We also operate two hazardous waste liquid injection incinerators in Canada with total annual capacity of approximately 165,000 tons.

Our incineration facilities in Kimball, Nebraska, Deer Park, Texas, El Dorado, Arkansas and Aragonite, Utah are designed to process liquid organic wastes, sludge, solids, soil and debris. Our Deer Park facility has two kilns and a rotary reactor. Our El Dorado incineration facility specializes in the treatment of bulk and containerized hazardous liquids, solids and sludge through two rotary kilns. Our incineration facilities in Kimball and Deer Park have on-site landfills for the disposal of ash produced as a result of the incineration process.

Our incineration facilities in Mercier, Quebec and Lambton, Ontario are liquid injection incinerators, designed primarily for the destruction of liquid organic wastes. Typical waste streams include wastewater with low levels of organics and other higher concentration organic liquid wastes not amenable to conventional physical or chemical waste treatment.

Landfills.  Landfills are used primarily for the disposal of inorganic wastes. In the United States and Canada, we operate nine commercial landfills. Seven of our commercial landfills are designed and permitted for the disposal of hazardous wastes and two of our landfills are operated for non-hazardous industrial waste disposal and, to a lesser extent, municipal solid waste. In addition to our commercial landfills, we also own and operate two non-commercial landfills that only accept waste from our on-site incinerators.

Of our seven commercial landfills used for disposal of hazardous waste, five are located in the United States and two are located in Canada. As of December 31, 2010, the useful economic lives of these landfills include approximately 25.8 million cubic yards of remaining capacity. This estimate of the useful economic lives of these landfills includes permitted airspace and unpermitted airspace that our management believes to be probable of being permitted based on our analysis of various factors. In addition to the capacity included in the useful economic lives of these landfills, there are approximately 33.3 million cubic yards of additional unpermitted airspace capacity included in the footprints of these landfills that may ultimately be permitted. There can be no assurance that this unpermitted additional capacity will be permitted. In addition to the hazardous waste landfills, we operate two non-hazardous industrial landfills with 2.0 million cubic yards of remaining permitted capacity. These two facilities are located in the United States and have been issued operating permits under the authority of Subtitle D of RCRA. Prior to issuance of a permit, we must demonstrate to the permitting agency that our non-hazardous industrial landfills have, and must subsequently employ, operational programs protective of the integrity of the landfill, human health and the surrounding environment. Our non-hazardous landfill facilities are permitted to accept commercial industrial waste, including wastes from foundries, demolition and construction, machine shops, automobile manufacturing, printing, metal fabrications and recycling.

Many of our landfills perform physical treatment of waste prior to final disposal. Physical treatment methods include separation and stabilization. These methods are used to reduce the volume or toxicity of waste material. Separation utilizes techniques such as sedimentation, filtration, flocculation and centrifugation to remove solid materials from liquids. Stabilization refers to a category of waste treatment processes designed to reduce contaminant mobility or solubility and convert waste to a more chemically stable form. Stabilization technology includes many classes of immobilization systems and applications. Stabilization is a frequent treatment method for metal bearing wastes received at several of our facilities, which treat the waste to meet specific federal land disposal restrictions. After treatment, the waste is tested to confirm that treatment standards have been met.

Wastewater Treatment.  We operate seven wastewater treatment facilities that offer a range of wastewater treatment technologies. These wastewater treatment operations involve processing hazardous and non-hazardous wastes through the use of physical and chemical treatment methods. The solid waste materials produced by these wastewater processing operations are then disposed of at Company-owned facilities or select third party facilities, while the treated effluent is discharged to the local sewer system under permit. Our wastewater treatment facilities treat a broad range of industrial liquid and semi-liquid wastes containing heavy metals, organics and suspended solids, including:

•      Acids and caustics;

•      Ammonias, sulfides and cyanides;

•      Heavy metals, ink wastes and plating solutions;

•      Landfill leachate and scrubber waters; and

•      Oily wastes and water soluble coolants.

Explosives Management.  We dispose of munitions and other explosives at our facility in Colfax, Louisiana. The Colfax facility is capable of treating a wide range of materials from fireworks and contaminated debris to rocket motors. Materials are managed in one of 20 permitted thermal treatment burn units. Residue is collected from the treatment process and shipped off-site for disposal at an approved facility. Metal by-products are shipped off-site for recycling.

Field Services

These services provide customers with highly skilled experts who utilize specialty equipment and resources to perform services at any chosen location. Our field service crews and equipment are dispatched on a planned or emergency basis, and perform services such as confined space entry for tank cleaning, site decontamination, large remediation projects, demolition, spill cleanup, railcar cleaning, product recovery and transfer, scarifying and media blasting and vacuum services.

Additional services include used oil and oil products recycling, as well as PCB management and disposal. Other services include filtration and water treatment services.

Industrial Services

These services include a wide range of industrial maintenance services provided at refineries, chemical plants, pulp and paper mills, manufacturing, and power generation facilities, as well as production support services in the field for oil and gas companies. Many of our industrial services are provided within the oil sands region in Alberta, Canada. Our crews handle a variety of specialized industrial services including plant outage and turnaround services, decoking and pigging, catalyst handling, chemical cleaning, high and ultra-high pressure water cleaning, and large tank and surface impoundment cleaning. Our lodging services primarily consist of premier industrial lodges and drill camp accommodations for companies operating in the Alberta oil sands region. We also offer for rent or sale a variety of oilfield equipment including access rentals, well-site units, and production equipment.

Oil and Gas Field Services

We provide a variety of services to support exploration programs for oil and gas companies. Some of the core services we offer include fluid handling, fluid hauling, down hole servicing, geospatial data imaging, line clearing, heli-portable and track drilling, seismic surveying, and land development. Our directional boring services support oil and gas companies and municipalities by installing pipeline, fiber optic, cable, gas, and water and sewer lines.

Other Services

Apollo Onsite Services.  Our Apollo Onsite Services Program is an on-site solution that allows customers to outsource all or portions of their environmental management program. Select technicians work on a customer’s site in tandem with the customer to deliver proper waste transportation and disposal, lab chemical packing, and field services and industrial services where appropriate. Whether a customer requires a single field technician or a multi- person team of diversified experience, we design a program to satisfy the customer’s specific need. Additionally, the Apollo Onsite Services Program leverages our transportation and disposal assets by providing incremental volumes to process at our facilities.

Information Management Services.  Our Online Services allow customers free access to their waste information online, 24-hours per day, seven days per week. Customers can manage their waste profiles; run reports such as waste tracking reports and data for regulatory reporting; and have the ability to view, print or download signed manifests.

Competition

The hazardous waste management industry in which we compete is highly competitive. The sources of competition vary by locality and by type of service rendered, with competition coming from national and regional waste services companies and hundreds of privately-owned firms. Philip Services Corp. (PSC), Veolia Environmental Services, and Waste Management, Inc. (WM) are the principal national firms with which we compete. Each of these competitors is able to provide one or more of the environmental services offered by us.

Under federal and state environmental laws in the United States, generators of hazardous waste remain liable for improper disposal of such wastes. Although generators may hire companies that have the proper permits and licenses, because of the generators’ potential liability, they are very interested in the reputation and financial strength of the companies they use for the management of their hazardous wastes. We believe that our technical proficiency and reputation are important considerations to our customers in selecting and continuing to utilize our services.

We believe that the depth of our recycling, treatment and disposal capabilities and our ability to collect and transport waste products efficiently, quality of service, safety, and pricing are the most significant factors in the market for treatment and disposal services.

For our technical and field services, competitors include several major national and regional environmental services firms, as well as numerous smaller local firms. We believe the availability of skilled technical professional personnel, quality of performance, diversity of services and price are the key competitive factors in this service industry.

The energy and industrial services industry in which we compete is also highly competitive. The sources of competition vary by locality and by type of service rendered, with competition coming from national and regional service providers, and hundreds of privately-owned firms that offer energy or industrial services. CEDA International Corporation and Newalta in Canada, and Philip Services Corp. and Veolia Environmental Services in the United States, are the principal national firms with which we compete. Each of these competitors is able to provide one or more of the energy or industrial services offered by us. We believe the availability of specialized equipment, skilled technical professional personnel, quality of performance, diversity of services and price are the key competitive factors in this industry.

The principal methods of competition for all of our services are price, quality, reliability of service rendered and technical proficiency. We believe that we offer a more comprehensive range of environmental, energy and industrial services than our competitors in major portions of our service territory, and that our ability to provide comprehensive services supported by unique information technologies capable of managing the customers’ overall environmental programs constitutes a significant advantage.

Employees

As of December 31, 2010, we employed approximately 6,840 active full-time employees, of which 676 employees (10%) are represented by labor unions. We believe that our relationship with our employees is satisfactory.

Number of Employees
Unions in the United States:
International Brotherhood of Teamsters	190
United Steelworkers’ Union	212
Unions in Canada:
Communication, Energy and Paper Workers’ Union	112
International Brotherhood of Teamsters	64
International Union of Operating Engineers	21
International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers And Helpers	77
Non-union employees	6,164
6,840

As part of our commitment to employee safety and quality customer service, we have an extensive compliance program and a trained environmental, health and safety staff. We adhere to a risk management program designed to reduce potential liabilities to us and to our customers.

Intellectual Property

We have invested significantly in the development of proprietary technology and also to establish and maintain an extensive knowledge of leading technologies and incorporate these technologies into the services we offer and provide to our customers. We hold a total of 18 U.S. and 28 foreign patents (which will expire between 2011 and 2028), and 12 U.S. and four foreign trademarks. We also license software and other intellectual property from various third parties. We enter into confidentiality agreements with certain of our employees, consultants and corporate partners, and control access to software documentation and other proprietary information. We believe that we hold adequate rights to all intellectual property used in our business and that we do not infringe upon any intellectual property rights held by other parties.

Management of Risks

We adhere to a program of risk management policies and practices designed to reduce potential liability, as well as to manage customers’ ongoing environmental exposures. This program includes installation of risk management systems at our facilities, such as fire suppression, employee training, environmental, auditing and policy decisions restricting the types of wastes handled. We evaluate all revenue opportunities and decline those that we believe involve unacceptable risks.

We dispose of waste at our incineration, wastewater treatment and landfill facilities, or at facilities owned and operated by other firms that we have audited and approved. Typically, we apply established technologies to the treatment, storage and recovery of hazardous wastes. We believe our operations are conducted in a safe and prudent manner and in substantial compliance with applicable laws and regulations.

Insurance and Financial Assurance

Our insurance programs cover the potential risks associated with our multifaceted operations from two primary exposures: direct physical damage and third party liability. We maintain a casualty insurance program providing coverage for vehicles, employer’s liability and commercial general liability in the aggregate amount of $55.0 million, $52.0 million and $52.0 million, respectively, per year, subject to a retention of $0.5 million per occurrence in the United States and a zero retention in Canada. We also have workers’ compensation insurance whose limits are established by state statutes. Since the early 1980s, casualty insurance policies have typically excluded liability for pollution, which is covered under a separate pollution liability program; however, our auto liability policy does provide the first $5.0 million of transportation pollution insurance.

We have pollution liability insurance policies covering potential risk in three areas: as a contractor performing services at customer sites, as a transporter of waste and for waste processing at our facilities. The contractor’s pollution liability insurance has limits of $15.0 million per occurrence and $25.0 million in the aggregate, covering offsite remedial activities and associated liabilities. A $0.25 million deductible applies to this policy.

For in-transit pollution liability, the pollution liability policy provides coverage for up to $45.0 million per occurrence and $55.0 million aggregate excess above the primary $5.0 million auto liability policy. The combined policies provide us with coverage for up to $50.0 million per occurrence and $60.0 million aggregate for sudden and accidental occurrences during transportation of waste from the time waste is picked up from a customer until its delivery to the final disposal site. A $0.5 million deductible applies to this coverage in the United States and a zero retention in Canada.

Federal and state regulations require liability insurance coverage for all facilities that treat, store or dispose of hazardous waste. RCRA, the Toxic Substances Control Act, and comparable state hazardous waste regulations typically require hazardous waste handling facilities to maintain pollution liability insurance in the amount of $1.0 million per occurrence and $2.0 million in the aggregate for sudden occurrences, and $3.0 million per occurrence and $6.0 million in the aggregate for non-sudden occurrences. Steadfast Insurance Company (a unit of Zurich Insurance N.A.) provides insurance for our treatment, storage and disposal activities that meet the regulatory requirements. In addition, this policy provides excess limits above the regulatory requirements up to $30.0 million.

Under our insurance programs, coverage is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. It is our policy to retain a significant portion of certain expected losses related primarily to employee benefit, workers’ compensation, commercial general and vehicle liability. Provisions for losses expected under these programs are recorded based upon our estimates of the actuarial calculation of the aggregate liability for claims. We believe that policy cancellation terms are similar to those of other companies in other industries.

Operators of hazardous waste handling facilities are also required by federal, state and provincial regulations to provide financial assurance for closure and post-closure care of those facilities should the facilities cease operation. Closure would include the cost of removing the waste stored at a facility which ceased operating and sending the material to another facility for disposal and the cost of performing certain procedures for decontamination of the facilities. The total amount of the closure and post-closure financial assurance which we have been required by regulators to provide is approximately $324.4 million for U.S. facilities and $22.4 million for Canadian facilities. We have obtained all of the required financial assurance for our facilities from a qualified insurance company, Zurich Insurance N.A., and its affiliated companies. The closure and post-closure obligations of our U.S. facilities are insured by an insurance policy written by Steadfast Insurance Company (a unit of Zurich Insurance N.A.), which will expire in 2013. Our Canadian facilities utilize surety bonds provided through Zurich Insurance Company (Canada), which expire at various dates throughout 2011. In connection with obtaining such insurance and surety bonds, we have provided to Steadfast Insurance Company $73.5 million of letters of credit which we obtained from our lenders under our revolving credit agreement.

Our other international operations are insured under locally placed insurance policies for insurance that are compulsory to place in a specific country. In addition, we have a global foreign liability policy that will provide excess and difference in condition coverage in all international countries.

Environmental Regulation

While our business has benefited substantially from increased governmental regulation of hazardous waste transportation, storage and disposal, the environmental services industry itself has become the subject of extensive and evolving regulation by federal, state, provincial and local authorities. We are required to obtain federal, state, provincial and local permits or approvals for each of our hazardous waste facilities. Such permits are difficult to obtain and, in many instances, extensive studies, tests, and public hearings are required before the approvals can be issued. We have acquired all operating permits and approvals now required for the current operation of our business, and have applied for, or are in the process of applying for, all permits and approvals needed in connection with continued operation and planned expansion or modifications of our operations.

We make a continuing effort to anticipate regulatory, political and legal developments that might affect operations, but are not always able to do so. We cannot predict the extent to which any environmental legislation or regulation that may be enacted or enforced in the future may affect our operations.

United States Hazardous Waste Regulation

Federal Regulations.  The most significant federal environmental laws affecting us are the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund Act,” the Clean Air Act, the Clean Water Act, and the Toxic Substances Control Act (“TSCA”).

RCRA.  RCRA is the principal federal statute governing hazardous waste generation, treatment, transportation, storage and disposal. Pursuant to RCRA, the EPA has established a comprehensive “cradle-to-grave” system for the management of a wide range of materials identified as hazardous or solid waste. States that have adopted hazardous waste management programs with standards at least as stringent as those promulgated by the EPA have been delegated authority by the EPA to administer their facility permitting programs in lieu of the EPA’s program.

Every facility that treats, stores or disposes of hazardous waste must obtain a RCRA permit from the EPA or an authorized state agency unless a specific exemption exists, and must comply with certain operating requirements. Under RCRA, hazardous waste management facilities in existence on November 19, 1980 were required to submit a preliminary permit application to the EPA, the so-called Part A Application. By virtue of this filing, a facility obtained interim status, allowing it to operate until licensing proceedings are instituted pursuant to more comprehensive and exacting regulations (the Part B permitting process). Interim Status facilities may continue to operate pursuant to the Part A Application until their Part B permitting process is concluded.

RCRA requires that Part B permits contain provisions for required on-site study and cleanup activities, known as “corrective action,” including detailed compliance schedules and provisions for assurance of financial responsibility. See Note 7, “Closure and Post-Closure Liabilities,” and Note 8, “Remedial Liabilities,” to our consolidated financial statements included in Item 8, “Financial Statements and Supplementary Data,” for a discussion of our environmental liabilities. See “Insurance and Financial Assurance” above for a discussion of our financial assurance requirements.

The Superfund Act.  The Superfund Act is the primary federal statute regulating the cleanup of inactive hazardous substance sites and imposing liability for cleanup on the responsible parties. It also provides for immediate response and removal actions coordinated by the EPA to releases of hazardous substances into the environment, and authorizes the government to respond to the release or threatened release of hazardous substances or to order responsible persons to perform any necessary cleanup. The statute provides for strict and, in certain cases, joint and several liability for these responses and other related costs, and for liability for the cost of damages to natural resources, to the parties involved in the generation, transportation and disposal of such hazardous substances. Under the statute, we may be deemed liable as a generator or transporter of a hazardous substance which is released into the environment, or as the owner or operator of a facility from which there is a release of a hazardous substance into the environment. See Note 15, “Commitments and Contingencies,” to our consolidated financial statements included in Item 8, “Financial Statements and Supplementary Data,” for a description of the principal such proceedings in which we are involved.

The Clean Air Act.  The Clean Air Act was passed by Congress to control the emissions of pollutants into the air and requires permits to be obtained for certain sources of toxic air pollutants such as vinyl chloride, or criteria pollutants, such as carbon monoxide. In 1990, Congress amended the Clean Air Act to require further reductions of air pollutants with specific targets for non-attainment areas in order to meet certain ambient air quality standards. These amendments also require the EPA to promulgate regulations, which (i) control emissions of 189 hazardous air pollutants; (ii) create uniform operating permits for major industrial facilities similar to RCRA operating permits; (iii) mandate the phase-out of ozone depleting chemicals; and (iv) provide for enhanced enforcement.

In 2009 the EPA enacted regulations under its Clean Air Act authority requiring the mandatory reporting from all sources that emit 25,000 tons per year of greenhouse gasses. The regulations are administrative in nature and do not place any restrictions on our operations. We have evaluated each of our operations and determined that compliance with these new regulations will not have a material impact on our operations.

The Clean Water Act.  This legislation prohibits discharges into the waters of the United States without governmental authorization and regulates the discharge of pollutants into surface waters and sewers from a variety of sources, including disposal sites and treatment facilities. The EPA has promulgated “pretreatment” regulations under the Clean Water Act, which establish pretreatment standards for introduction of pollutants into publicly owned treatment works. In the course of the treatment process, our wastewater treatment facilities generate wastewater, which we discharge to publicly owned treatment works pursuant to permits issued by the appropriate governmental authority. We are required to obtain discharge permits and conduct sampling and monitoring programs. We believe each of our operating facilities complies in all material respects with the applicable requirements.

In December 2000, the EPA promulgated new effluent limitations, pretreatment standards and source performance standards for centralized wastewater treatment facilities. Centralized wastewater treatment facilities receive and treat a wide variety of hazardous and non-hazardous wastewaters from offsite companies and discharge the treated water directly to waterways or to municipal sewer systems. These rules set stringent limits for the discharge of metals, organic compounds and oil. All of our wastewater treatment facilities were affected by these rules and were in substantial compliance with the discharge standards by December 2004.

TSCA.  We also operate a network of collection, treatment and field services (remediation) activities throughout North America that are regulated under provisions of TSCA. TSCA established a national program for the management of substances classified as PCBs, which include waste PCBs as well as RCRA wastes contaminated with PCBs. The rules set minimum design and operating requirements for storage, treatment and disposal of PCB wastes. Since their initial publication, the rules have been modified to enhance the management standards for TSCA-regulated operations including the decommissioning of PCB transformers and articles, detoxification of transformer oils, incineration of PCB liquids and solids, landfill disposal of PCB solids, and remediation of PCB contamination at customer sites.

Other Federal Laws.  In addition to regulations specifically directed at the transportation, storage, and disposal facilities, there are a number of regulations that may “pass-through” to the facilities based on the acceptance of regulated waste from affected client facilities. Each facility that accepts affected waste must comply with the regulations for that waste, facility or industry. Examples of this type of regulation are National Emission Standards for Benzene Waste Operations and National Emissions Standards for Pharmaceuticals Production. Each of our facilities addresses these regulations on a case-by-case basis determined by its ability to comply with the pass-through regulations.

In our transportation operations, we are regulated by the U.S. Department of Transportation, the Federal Railroad Administration, the Federal Aviation Administration and the U.S. Coast Guard, as well as by the regulatory agencies of each state in which we operate or through which our vehicles pass.

Health and safety standards under the Occupational Safety and Health Act (“OSHA”) are applicable to all of our operations in all four of our segments.

State and Local Regulations.  Pursuant to the EPA’s authorization of their RCRA equivalent programs, a number of U.S. states have regulatory programs governing the operations and permitting of hazardous waste facilities. Accordingly, the hazardous waste treatment, storage and disposal activities of a number of our facilities are regulated by the relevant state agencies in addition to federal EPA regulation.

Some states classify as hazardous some wastes that are not regulated under RCRA. For example, Massachusetts considers used oil as “hazardous wastes” while RCRA does not. Accordingly, we must comply with state requirements for handling state regulated wastes, and, when necessary, obtain state licenses for treating, storing, and disposing of such wastes at our facilities.

We believe that each of our facilities is in substantial compliance with the applicable requirements of federal and state laws, the regulations thereunder, and the licenses which we have obtained pursuant thereto. Once issued, such licenses have maximum fixed terms of a given number of years, which differ from state to state, ranging from three to ten years. The issuing state agency may review or modify a license at any time during its term. We anticipate that once a license is issued with respect to a facility, the license will be renewed at the end of its term if the facility’s operations are in compliance with applicable requirements. However, there can be no assurance that regulations governing future licensing will remain static, or that we will be able to comply with such requirements.

Our wastewater treatment facilities are also subject to state and local regulation, most significantly sewer discharge regulations adopted by the municipalities which receive treated wastewater from the treatment processes. Our continued ability to operate our liquid waste treatment process at each such facility is dependent upon our ability to continue these sewer discharges.

Our facilities are regulated pursuant to state statutes, including those addressing clean water and clean air. Local sewer discharge and flammable storage requirements are applicable to certain of our facilities. Our facilities are also subject to local siting, zoning and land use restrictions. Although our facilities occasionally have been cited for regulatory violations, we believe we are in substantial compliance with all federal, state and local laws regulating our business.

Canadian Hazardous Waste Regulation

In Canada, the provinces retain control over environmental issues within their boundaries and thus have the primary responsibility for regulating management of hazardous wastes. The federal government regulates issues of national scope or where activities cross provincial boundaries.

Provincial Regulations.  Most of Canada’s industrial development and the major part of its population are located in four provinces: Ontario, Quebec, Alberta and British Columbia. These provinces have the most detailed environmental regulations. We operate major waste management facilities in each of these provinces, as well as waste transfer facilities in Nova Scotia and Manitoba.

The main provincial acts dealing with hazardous waste management are:

•                  Ontario—Environmental Protection Act;

•                  Quebec—Environmental Quality Act;

•                  Alberta—Environmental Protection and Enhancement Act; and

•                  British Columbia—Waste Management Act.

These pieces of legislation were developed by the provinces independently and, among other things, generally control the generation, characterization, transport, treatment and disposal of hazardous wastes. Regulations developed by the provinces under the relevant legislation are also developed independently, but are often quite similar in effect and sometimes in application. For example, there is some uniformity in manifest design and utilization.

Provincial legislation also provides for the establishment of waste management facilities. In this case, the facilities are also controlled by provincial statutes and regulations governing emissions to air, groundwater and surface water and prescribing design criteria and operational guidelines.

On August 12, 2005, the Ontario Ministry of the Environment adopted new regulations which prohibit land disposal of untreated hazardous waste and require the waste to meet specific treatment standards prior to land disposal. Land disposal includes onsite and offsite land filling, land farming and any other form of land disposal. These requirements are similar to the RCRA Land Disposal Restrictions, or “LDR,” enacted in the United States and thus bring the Province of Ontario in closer conformity with the United States regulatory scheme. The new Ontario LDR commenced in 2007 through a phased-in schedule based on specific inorganic waste streams, and are now fully implemented with the regulation of organic waste streams that became effective at the end of 2009.

We carefully analyzed the new regulations to determine their impact on our operations in Ontario and made a series of operational improvements at our Lambton landfill facility aimed at receiving all waste regulated under the new LDR and applying treatment technologies to compliantly dispose of the waste at the landfill. These operational improvements included the construction of a new totally enclosed LDR waste treatment and stabilization building which was completed in September 2007 under a Certificate of Approval from the Ontario Ministry of the Environment. These modifications allow us to compliantly accept, treat and dispose of inorganic streams subject to the new LDR. The Ministry also approved a series of proprietary organic waste treatment methods that allow the Lambton facility to accept, for example, spent aluminum pot liner waste for pre-treatment, followed by LDR-compliant disposal within the landfill. Additionally, the Ministry has approved various disposal methodologies associated with the management of debris contaminated with organic chemical constituents subject to LDR regulation. We continue to evaluate other potential customer waste streams subject to the new LDR standards and modify on-site waste treatment processes to accommodate these streams at the Lambton landfill.

Waste transporters require a permit to operate under provincial waste management regulations and are subject to the requirements of the Federal Transportation of Dangerous Goods legislation. They are required to report the quantities and disposition of materials shipped.

Within the provincial regulations, definitions of hazardous wastes are quite similar. Wastes can be defined as hazardous based on origin or characteristic and the descriptions or parameters involved are very similar to those in effect in the United States. A major difference between the United States regulatory regime and those in Canada relates to ownership and liability. Under Canadian provincial regulations, ownership changes when waste is transferred to a properly permitted third party carrier and subsequently to an approved treatment and disposal facility. This means that the generator is no longer liable for improper handling, treatment or disposal, responsibility having been transferred to the carrier or the facility. Exceptions may occur if the carrier is working under contract to the generator or if the waste is different from that which was originally contracted among the parties.

Canadian Federal Regulations.  The Canadian federal government has authority for those matters which are national in scope and in impact and for Canada’s relations with other nations. The main federal laws governing hazardous waste management are:

•                  Canadian Environmental Protection Act (1999) (“CEPA 99”), and

•                  Transportation of Dangerous Goods Act.

Environment Canada is the federal agency with responsibility for environmental matters and the main legislative instrument is the Canadian Environmental Protection Act. This act charges Environment Canada and Health Canada with protection of human health and the environment and seeks to control the production, importation and use of substances in Canada and to control their impact on the environment.

The Export and Import of Hazardous Wastes Regulations under CEPA 99 control the export and import of hazardous wastes and hazardous recyclable materials. By reference, these regulations incorporate the Transportation of Dangerous Goods Act and Regulations, which address identification, packaging, marking and documentation of hazardous materials during transport. CEPA 99 requires that anyone proposing to export or import hazardous wastes or hazardous recyclable materials or to transport them through Canada notify the Minister of the Environment and obtain a permit to do so. Section 9 of CEPA 99 allows the federal government to enter into administrative agreements with the provinces and territories for the development and improvement of environmental standards. These agreements represent cooperation towards a common goal rather than a delegation of authority under CEPA 99. To facilitate the development of provincial and territorial agreements, the federal, provincial and territorial governments participate in the Canadian Council of Ministers of the Environment (“CCME”). The CCME comprises the 14 environment ministers from the federal, provincial and territorial governments, who normally meet twice a year to discuss national environmental priorities and to determine work to be carried out under the auspices of the CCME.

In 2004, Environment Canada implemented mandatory greenhouse gas reporting under CEPA 99. Under CEPA 99, mandatory reporting was required if a facility emitted more than 100,000 Canadian tonnes of carbon dioxide equivalent per year. As of July 11, 2009, the reporting threshold under CEPA 99 was reduced to 50,000 Canadian tonnes of carbon dioxide equivalent. The reduction in reporting limits will subject certain of the Company’s Canadian facilities to the new reporting requirements, but the Company does not believe the new requirements will have a material impact on operations.

Canadian Local and Municipal Regulations.  Local and municipal regulations seldom reference direct control of hazardous waste management activities. Municipal regulations and by-laws, however, control such issues as land use designation, access to municipal services and use of emergency services, all of which can have a significant impact on facility operation.

Compliance with Environmental Regulations

We incur costs and make capital investments in order to comply with the previously discussed environmental regulations. These regulations require that we remediate contaminated sites, operate our facilities in accordance with enacted regulations, obtain required financial assurance for closure and post-closure care of our facilities should such facilities cease operations, and make capital investments in order to keep our facilities in compliance with environmental regulations.

As discussed in Note 7, “Closure and Post-Closure Liabilities,” and Note 8, “Remedial Liabilities,” to our consolidated financial statements included in Item 8, “Financial Statements and Supplementary Data,” we have accrued environmental liabilities as of December 31, 2010, of $176.3 million, substantially all of which we assumed in connection with our acquisitions of the assets of the Chemical Services Division (the “CSD assets”) of Safety-Kleen Corp. in 2002, Teris LLC in 2006, and one of the two solvent recycling facilities we purchased from Safety-Kleen Systems, Inc. in 2008. For the years ended December 31, 2010 and 2009, we spent $10.2 million and $8.6 million, respectively, to address environmental liabilities, almost all of the spending related to the environmental liabilities assumed as part of the acquisition of the CSD assets and Teris.

As discussed more fully above under the heading “Insurance and Financial Assurance,” we are required to provide financial assurance with respect to certain statutorily required closure, post-closure and corrective action obligations at our facilities. We have placed the required financial assurance primarily through a qualified insurance company, Steadfast Insurance Company (a unit of Zurich N.A.).

As described in Note 15, “Commitments and Contingencies,” to our consolidated financial statements included in Item 8, “Financial Statements and Supplementary Data,” we are involved in legal proceedings arising under environmental laws and regulations. Alleged failure to comply with laws and regulations may lead to the imposition of fines or the denial, revocation or delay of the renewal of permits and licenses by governmental entities. In addition, such governmental entities, as well as surrounding landowners, may claim that we are liable for environmental damages. Citizens groups have become increasingly active in challenging the grant or renewal of permits and licenses for hazardous waste facilities, and responding to such challenges has further increased the costs associated with establishing new facilities or expanding current facilities. A significant judgment against us, the loss of a significant permit or license, or the imposition of a significant fine could have a material adverse effect on our business and future prospects.

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

In addition to historical information, this Management’s Discussion and Analysis contains forward-looking statements, which are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward- looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the section of this report entitled Item 1A, “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should also carefully review the risk factors described in other documents which we file from time to time with the SEC, including the quarterly reports on Form 10-Q to be filed by us during 2011.

General

We are a leading provider of environmental, energy and industrial services throughout North America. We serve over 50,000 customers, including a majority of Fortune 500 companies, thousands of smaller private entities and numerous federal, state, provincial and local governmental agencies. We have more than 175 locations, including over 50 waste management facilities, throughout North America in 38 U.S. states, seven Canadian provinces, Mexico and Puerto Rico. We also operate international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom.

During the quarter ended March 31, 2011, the Company re-aligned its management reporting structure. Under the new structure, the Company’s operations are managed in four reportable segments: Technical Services, Field Services, Industrial Services and Oil and Gas Field Services. The new segment, Oil and Gas Field Services, consists of the previous Exploration Services segment, as well as certain oil and gas related field services departments that were re-assigned from the Industrial Services segment. In addition, certain departments from the Field Services segment were re-assigned to the Industrial Services segment.  Accordingly, the Company re-aligned and re-allocated departmental costs being allocated among the segments to support these management reporting changes.  The Company has recast the December 31, 2010, 2009, and 2008 segment information to conform to the 2011 segmentation reporting of the Company.

We report the business in four operating segments, consisting of:

•                  Technical Services — provides a broad range of hazardous material management services including the packaging, collection, transportation, treatment and disposal of hazardous and non-hazardous waste at Company-owned incineration, landfill, wastewater, and other treatment facilities.

•                  Field Services — provides a wide variety of environmental cleanup services on customer sites or other locations on a scheduled or emergency response basis including tank cleaning, decontamination, remediation, and spill cleanup.

•                  Industrial Services — provides industrial and specialty services, such as high-pressure and chemical cleaning, catalyst handling, decoking, materials processing and industrial lodging services to refineries, oil sands facilities, pulp and paper mills, oil sands facilities and other industrial facilities.

•                  Oil and Gas Field Services — provides fluid handling, fluid hauling, down hole servicing, exploration, mapping and directional boring services to the energy sector serving oil and gas exploration, production, and power generation.

Overview

During the year ended December 31, 2010, our revenues increased 61% to $1.73 billion, compared with $1.07 billion during the year ended December 31, 2009. This year-over-year revenue growth was primarily due to a full year of operations of Eveready Inc. (“Eveready”), which we acquired in July 2009, our oil spill response efforts in both the Gulf of Mexico and Michigan, and improved performance in our legacy Clean Harbors business. Our revenues were also favorably impacted by $11.6 million due to the strengthening of the Canadian dollar. Our Energy and Industrial Services business, which is primarily made up of the legacy Eveready business, benefited from increased activity in the oil sands region in Northern Alberta, refinery turnaround work and high utilization rates at our camps in our lodging business during the year.

Our participation in oil spill response efforts in both the Gulf of Mexico and Michigan generated third party revenues during 2010 of $253.0 million, which accounted for approximately 15% of total revenues. Our work in the Gulf of Mexico essentially came through several customers that ranged from private companies to the U.S. Coast Guard. The work fell into four primary areas: skimming, decontamination, water treatment and onshore clean-up. We also supplied equipment that included boats, containment boom, skimmers, and vacuum trucks. In addition, we had a number of recovery and water treatment systems in place. Over the course of the event, our work in the Gulf of Mexico evolved. At the height of the event in the second quarter, we had more than 3,500 response-related personnel working in the region, consisting of our own employees and a temporary workforce that our subcontractors recruited from the affected areas. By the end of the year, the number of response-related personnel was closer to 300.

Our oil spill work in Michigan began in late July and consisted primarily of our supplying a broad array of equipment and experienced personnel. During the third quarter our spill-related headcount went as high as 450. The containment and clean-up work was completed by the end of the year.

Our Field Services revenues accounted for 26% of our total revenues for the year ended December 31, 2010, due primarily to our oil spill response efforts in the Gulf of Mexico and Michigan discussed above. Margins in this segment improved due in part to this emergency response work. Excluding the effect of the oil spill response work, revenues for Field Services increased from 2009, driven primarily by the growth of routine maintenance and remedial work that had been deferred by our customers during the economic recession.

Our Technical Services revenues accounted for 42% of our total revenues for the year ended December 31, 2010. In our Technical Services segment, we achieved year-over-year revenue growth of 7%. Incinerator utilization increased to 90% for the year ended December 31, 2010 (93% in the fourth quarter of 2010), compared to 86% in 2009. On a geographic basis, this increase in utilization was driven by our Canadian incineration facilities, which achieved 94% utilization during 2010 and our U.S. locations, which achieved 89% during 2010. Landfill volumes increased 28% year-over-year, with landfill volume increasing 60% in the fourth quarter of 2010 relative to the same period in 2009.

Our Industrial Services revenues accounted for 20% of our total revenues for the year ended December 31, 2010. The year-over-year increase in revenue of 141.3% was primarily due to 12 full months of revenues, compared to five months of revenues in the prior year, as the Eveready acquisition was consummated on July 31, 2009. Additionally, revenues in this segment increased due to increased activity in our down hole business, continued elevation of oil extraction investment in the Oil Sands region, refinery turnaround work and high utilization rates at our camps in our lodging business. The margins for this segment benefited from our continued Eveready integration efforts.

Our Oil and Gas Field Services revenues accounted for 12% of our total revenues for the year ended December 31, 2010. The year-over-year increase of 172.1% was primarily due to 12 full months of revenues, compared to five months of revenues in the prior year, as the Eveready acquisition was consummated on July 31, 2009. Additionally, revenues in this segment increased due to increased activity in transport and our down hole business.  Traditionally, the winter months are more active for Oil and Gas Field Services in Canada, which leads to a seasonal revenue stream. This seasonality was offset partially in 2010 by expansion into the U.S. market, which is less seasonal. The depressed price of natural gas, which led to less exploration and drilling by our customers, limited the performance of this segment during 2010.

Our costs of revenues increased from $753.5 million for the year ended December 31, 2009 to $1,210.7 million for the year ended December 31, 2010. This increase in expenses was primarily due to the acquisition of Eveready, expenses associated with the oil spill response efforts in the Gulf of Mexico and Michigan and directly related to the increased revenues in the legacy Clean Harbors business. The costs were also impacted by our continued initiative to actively manage our costs, our successful achievement of Eveready synergies, and specific cost cutting measures initiated as a response to the current economic environment leading to an improved gross margin. Our gross profit margin was 30.1% for the year ended December 31, 2010, compared to 29.9% for the year ended December 31, 2009. The year-over-year slight increase in gross margin resulted from the seasonal strength of our environmental business and our emergency response efforts in the Gulf and Michigan, offset partially by the significant top-line contribution of our Industrial Services business, which generates a lower gross margin than our legacy Clean Harbors business.

During 2010, our net income was also affected by the following:

•                  Divesting the Pembina Area Landfill and our mobile industrial health business which produced pre-tax gains of $2.7 million recorded in income from discontinued operations.

•                  Recording a pre-tax gain on sales of marketable securities of $3.2 million.

•                  A favorable change in estimate of environmental liabilities resulting in a pre-tax benefit of $8.3 million recorded in sales, general and administrative expenses. The benefit was primarily due to (i) new site information, (ii) the successful introduction of new technology for remedial activities, (iii) the installation of more efficient processing equipment and (iv) the discounting effect of delays in certain remedial projects.

•                  An effective tax rate for the year of 31%, compared with 42% for last year. The decrease in the effective tax rate was primarily attributable to a decrease in unrecognized tax benefits of $15.0 million. Approximately $13.2 million of the $15.0 million decrease was due to expiring statute of limitation periods related to a historical Canadian business combination, and the remaining $1.8 million was related to the conclusion of examinations with state taxing authorities and expiration of various state statutes of limitation periods.

•                  Recording a $2.3 million loss on the extinguishment of debt for the repayment of $30.0 million of the Company’s $300.0 million then outstanding senior secured notes.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, and related disclosures of contingent liabilities. The following are the areas that we believe require the greatest amount of judgments or estimates in the preparation of the financial statements: revenue allowance, deferred revenue, allowance for doubtful accounts, accounting for landfills, non-landfill closure and post-closure liabilities, remedial liabilities, goodwill, permits and other intangible assets, insurance expense, legal matters, and provision for income taxes. Our management reviews critical accounting estimates with the Audit Committee of our Board of Directors on an ongoing basis and as needed prior to the release of our annual financial statements. See also Note 2, “Significant Accounting Policies,” in Part II, Item 8. “Financial Statements and Supplementary Data,” of this report, which discusses the significant assumptions used in applying our accounting policies.

Revenue Allowance.  Due to the nature of our business and the complex invoices that result from the services we provide, customers may withhold payments and attempt to renegotiate amounts invoiced. In addition, for some of the services we provide, our invoices are based on quotes that can either generate credits or debits when the actual revenue amount is known. Based on our industry knowledge and historical trends, we record a revenue allowance accordingly. This practice causes the volume of activity flowing through the revenue allowance during the year to be higher than the balance at the end of the year. Increases in overall sales volumes and the expansion of our customer base in recent years have also increased the volume of additions and deductions to the allowance during the year, as well as increased the amount of the allowance at the end of the year.

Our revenue allowance is intended to cover the net amount of revenue adjustments that may need to be credited to customers’ accounts in future periods. We determine the appropriate total revenue allowance by evaluating the following factors on a customer-by-customer basis as well as on a consolidated level: historical collection trends, age of outstanding receivables, existing economic conditions and other information as deemed applicable. Revenue allowance estimates can differ materially from the actual adjustments, but historically our revenue allowance has been sufficient to cover the net amount of the reserve adjustments issued in subsequent reporting periods.

Allowance for Doubtful Accounts.  We establish an allowance for doubtful accounts to cover accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, we analyze the collectability of accounts that are large or past due. In addition, we consider historical bad debts and current economic trends in evaluating the allowance for doubtful accounts. Accounts receivable written off in subsequent periods can differ materially from the allowance for doubtful accounts provided, but historically our provision has been adequate.

Accounting for Landfills.  We amortize landfill improvements and certain landfill-related permits over their estimated useful lives. The units-of-consumption method is used to amortize land, landfill cell construction, asset retirement costs and remaining landfill cells and sites. We also utilize the units-of-consumption method to record closure and post-closure obligations for landfill cells and sites. Under the units-of-consumption method, we include future estimated construction and asset retirement costs, as well as costs incurred to date, in the amortization base of the landfill assets. Additionally, where appropriate, as discussed below, we include probable expansion airspace that has yet to be permitted in the calculation of the total remaining useful life of the landfill.

Landfill Assets—Landfill assets include the costs of landfill site acquisition, permits and cell construction incurred to date. These amounts are amortized under the units-of-consumption method such that the asset is completely amortized when the landfill ceases accepting waste.

Landfill Capacity—Landfill capacity, which is the basis for the amortization of landfill assets and for the accrual of final closure and post-closure obligations, represents total permitted airspace plus unpermitted airspace that management believes is probable of ultimately being permitted based on established criteria. Our management applies the following criteria for evaluating the probability of obtaining a permit for future expansion airspace at existing sites, which provides management a basis to evaluate the likelihood of success of unpermitted expansions:

•                  Personnel are actively working to obtain the permit or permit modifications (land use, state and federal) necessary for expansion of an existing landfill, and progress is being made on the project.

•                  Management expects to submit the application within the next year and to receive all necessary approvals to accept waste within the next five years.

•                  At the time the expansion is included in management’s estimate of the landfill’s useful economic life, it is probable that the required approvals will be received within the normal application and processing time periods for approvals in the jurisdiction in which the landfill is located.

•                  The Company or other owner of the landfill has a legal right to use or obtain the right to use the land associated with the expansion plan.

•                  There are no significant known political, technical, legal or business restrictions or other issues that could impair the success of such expansion.

•                  A financial feasibility analysis has been completed and the results demonstrate that the expansion will have a positive financial and operational impact such that management is committed to pursuing the expansion.

•                  Additional airspace and related additional costs, including permitting, final closure and post-closure costs, have been estimated based on the conceptual design of the proposed expansion.

Exceptions to the criteria set forth above are approved through a landfill- specific approval process that includes approval from our Chief Financial Officer and review by the Audit Committee of our Board of Directors. As of

December 31, 2010, there were four unpermitted expansions at three locations included in management’s landfill calculation, which represented 35.4% of our remaining airspace at that date. As of December 31, 2010, none of these unpermitted expansions were considered exceptions to management’s established criteria described above. If actual expansion airspace is significantly different from management’s estimate of expansion airspace, the amortization rates used for the units-of-consumption method would change, therefore impacting our profitability. If we determine that there is less actual expansion airspace at a landfill, this would increase amortization expense recorded and decrease profitability, while if we determine a landfill has more actual expansion airspace, amortization expense would decrease and profitability would increase.

Landfill Final Closure and Post-Closure Liabilities—The balance of landfill final closure and post-closure liabilities at December 31, 2010 and 2009 was $29.8 million and $28.1 million, respectively. We have material financial commitments for the costs associated with requirements of the EPA and the comparable regulatory agency in Canada for landfill final closure and post-closure activities. In the United States, the landfill final closure and post-closure requirements are established under the standards of the EPA, and are implemented and applied on a state-by-state basis. We develop estimates for the cost of these activities based on our evaluation of site-specific facts and circumstances, such as the existence of structures and other landfill improvements that would need to be dismantled, the amount of groundwater monitoring and leachate management expected to be performed, and the length of the post-closure period as determined by the applicable regulatory agency. Included in our cost estimates are our interpretation of current regulatory requirements and proposed regulatory changes. Such estimates may change in the future due to various circumstances including, but not limited to, permit modifications, changes in legislation or regulations, technological changes and results of environmental studies. We perform zero-based reviews of these estimated liabilities at least every five years or sooner if the occurrence of a significant event is likely to change the timing or amount of the currently estimated expenditures. We consider a significant event to be a new regulation or an amendment to an existing regulation, a new permit or modification to an existing permit, or a change in the market price of a significant cost item. Our cost estimates are calculated using internal sources as well as input from third party experts. These costs are measured at estimated fair value using present value techniques, and therefore changes in the estimated timing of closure and post-closure activities would affect the liability, the value of the related asset, and our results of operations.

Final closure costs are the costs incurred after the site ceases to accept waste, but before the landfill is certified as closed by the applicable state or provincial regulatory agency. These costs generally include the costs required to cap the final cell of the landfill (if not included in cell closure), to dismantle certain structures for landfills and other landfill improvements and regulation-mandated groundwater monitoring, and for leachate management. Post-closure costs involve the maintenance and monitoring of a landfill site that has been certified closed by the applicable regulatory agency. These costs generally include groundwater monitoring and leachate management. Regulatory post-closure periods are generally 30 years after landfill closure. Final closure and post-closure obligations are accrued on a units-of-consumption basis, such that the present value of the final closure and post-closure obligations are fully accrued at the date the landfill discontinues accepting waste.

Non-Landfill Closure and Post-Closure Liabilities.  The balance of our non-landfill closure and post-closure liabilities at December 31, 2010 and 2009 was $8.9 million and $7.7 million, respectively. We base estimates for non-landfill closure and post-closure liabilities on our interpretations of existing permit and regulatory requirements for closure and post-closure maintenance and monitoring. Our cost estimates are calculated using internal sources as well as input from third party experts. We use probability scenarios to estimate when future operations will cease and inflate the current cost of closing the non-landfill facility on a probability weighted basis using the appropriate inflation rate and then discounting the future value to arrive at an estimated present value of closure and post-closure costs. The estimates for non-landfill closure and post-closure liabilities are inherently uncertain due to the possibility that permit and regulatory requirements will change in the future, impacting the estimation of total costs and the timing of the expenditures. We review non-landfill closure and post-closure liabilities for changes to key assumptions that would impact the amount of the recorded liabilities. Changes that would prompt us to revise a liability estimate include changes in legal requirements that impact our expected closure plan, in the market price of a significant cost item, in the probability scenarios as to when future operations at a location might cease, or in the expected timing of the cost expenditures. Changes in estimates for non-landfill closure and post-closure events immediately impact the required liability and the value of the corresponding asset. If a change is made to a fully-consumed asset, the adjustment is charged immediately to expense. When a change in estimate relates to an asset that has not been fully consumed, the adjustment to the asset is recognized in income prospectively as a component of amortization. Historically, material changes to non-landfill closure and post-closure estimates have been infrequent.

Remedial Liabilities.  The balance of our remedial liabilities at December 31, 2010 and 2009 was $137.6 million and $145.5 million, respectively. See Note 8, “Remedial Liabilities,” to our consolidated financial statements for the three years ended December 31, 2010, for the changes to the remedial liabilities during the years ended December 31, 2010 and 2009. Remedial liabilities are obligations to investigate, alleviate and/or eliminate the effects of a release (or threat of a release) of hazardous substances into the environment and may also include corrective action under RCRA. Our remediation obligations can be further characterized as Long-term Maintenance, One-Time Projects, Legal and Superfund. Legal liabilities are typically comprised of litigation matters that involve potential liability for certain aspects of environmental cleanup and can include third party claims for property damage or bodily injury allegedly arising from or caused by exposure to hazardous substances originating from our activities or operations, or in certain cases, from the actions or inactions of other persons or companies. Superfund liabilities are typically claims alleging that we are a potentially responsible party (“PRP”) and/or are potentially liable for environmental response, removal, remediation and cleanup costs at/or from either a facility we own or a site owned by a third party. As described in Note 15, “Commitments and Contingencies,” to our consolidated financial statements for the three years ended December 31, 2010, Superfund liabilities also include certain liabilities payable to governmental entities for which we are potentially liable to reimburse the sellers in connection with our 2002 acquisition of substantially all of the assets of the Chemical Services Division of Safety-Kleen Corp. Long-term Maintenance liabilities include the costs of groundwater monitoring, treatment system operations, permit fees and facility maintenance for inactive operations. One-Time Projects liabilities include the costs necessary to comply with regulatory requirements for the removal or treatment of contaminated materials.

Amounts recorded related to the costs required to remediate a location are determined by internal engineers and operational personnel and incorporate input from external third parties. The estimates consider such factors as the nature and extent of environmental contamination (if any); the terms of applicable permits and agreements with regulatory authorities as to cleanup procedures and whether modifications to such permits and agreements will likely need to be negotiated; the cost of performing anticipated cleanup activities based upon current technology; and in the case of Superfund and other sites where other parties will also be responsible for a portion of the clean up costs, the likely allocation of such costs and the ability of such other parties to pay their share. Each quarter, our management discusses if any events have occurred or milestones have been met that would warrant the creation of a new remedial liability or the revision of an existing remedial liability. Such events or milestones include identification and verification as a PRP, receipt of a unilateral administrative order under Superfund or requirement for RCRA interim corrective measures, completion of the feasibility study under Superfund or the corrective measures study under RCRA, new or modifications to existing permits, changes in property use, or a change in the market price of a significant cost item. Remedial liabilities are inherently difficult to estimate and there is a risk that the actual quantities of contaminants could differ from the results of the site investigation, which could materially impact the amount of our liability. It is also possible that chosen methods of remedial solutions will not be successful and funds will be required for alternative solutions.

Remedial liabilities are discounted only when the timing of the payments is estimable and the amounts are determinable. With the exception of remedial liabilities assumed as part of an acquisition that are measured at fair value, our experience has been that the timing of payments for remedial liabilities is usually not estimable and therefore the amounts of remedial liabilities are generally not discounted.

Goodwill.  Goodwill is assessed for impairment at least annually and as triggering events occur. Such triggering events include, but are not limited to:

•                  A significant adverse change in legal factors or in the business climate,

•                  An adverse action or assessment by a regulator,

•                  Cash or operating losses at the reporting unit, or

•                  Market capitalization that is below book value.

Our management tests for impairment by comparing the fair value of each reporting unit to the carrying value of the net assets assigned to each reporting unit, including goodwill. In the event the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill test would be performed to measure the amount of impairment loss.

During fiscal years 2010 and 2009, the Company had four operating segments consisting of the Technical Services, Field Services, Industrial Services and Exploration Services segments. Starting in 2011, the Exploration Services segment and certain departments in the Industrial Services segment were merged into the new Oil and Gas Field Services segment.

During 2010, and 2009 the fair value of the Company’s reporting units was determined using both an income approach (a discounted cash flow analysis), and the market approach (a comparison to guideline companies).  For Technical Services and Field Services, the Company only utilized the income approach to determine the fair value in 2010. The Company utilized only the income approach in the current year as the fair value for Technical Services and Field Services has historically significantly exceeded the carrying value and there were no changes in the current year to indicate otherwise. Significant judgments are inherent in these analyses and include assumptions about the amount and timing of expected future cash flows, growth rates, and the determination of appropriate discount rates. We believe that the assumptions used in our impairment analyses are reasonable, but variations in any of the assumptions may result in different calculations of fair values that could result in a material impairment charge.

The impairment analysis performed during the year ended December 31, 2010, utilized final 2011 annual budgeted amounts. The discount rate assumptions were based on an assessment of our weighted average cost of capital (“WACC”). As part of the analysis, we compared the aggregate implied fair value of our reporting units to our market capitalization at December 31, 2010 and assessed for reasonableness. We did not record an impairment charge as a result of our goodwill impairment tests in 2010 for our reporting units. The fair value of Technical Services, Field Services and Industrial Services significantly exceeded their respective carrying values. The fair value of Oil and Gas Field Services exceeded the carrying value by more than 10%. We will continue to monitor the performance of our reporting units and if the business experiences adverse changes in these key assumptions, we will perform an interim goodwill impairment analysis.

Permits and Other Intangible Assets.  Our long-lived assets, including permits, are carried on our financial statements based on their cost less accumulated depreciation or amortization. We review the carrying value of our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In order to assess whether a potential impairment exists, the assets’ carrying values are compared with their undiscounted expected future cash flows. Estimating future cash flows requires significant judgment about factors such as general economic conditions and projected growth rates, and our estimates often vary from the cash flows eventually realized. Impairments are measured by comparing the fair value of the asset to its carrying value. Fair value is generally determined by considering (i) internally developed discounted projected cash flow analysis of the asset; (ii) actual third-party valuations; and/or (iii) information available regarding the current market environment for similar assets. If the fair value of an asset is determined to be less than the carrying amount of the asset, an impairment in the amount of the difference is recorded in the period that the events or changes in circumstances that indicated the carrying value of the assets may not be recoverable occurred.

Insurance Accruals.  It is our policy to retain a significant portion of certain expected losses related primarily to workers’ compensation, health insurance, comprehensive general and vehicle liability. The insurance accruals are based on claims filed and estimates of claims not reported and are developed by management with assistance from our third-party actuary and third-party claims administrator. The insurance accruals are driven by historical claims data and industry information. Significant changes in the frequency or amount of claims as compared to our historical information could materially affect our self-insurance liabilities. Actual expenditures required in future periods can differ materially from accruals established based on estimates.

Legal Matters.  As described in Note 15, “Commitments and Contingencies,” to the financial statements included in Item 8, “Financial Statements and Supplemental Data,” we are subject to legal proceedings which relate to our past acquisitions or which have arisen in the ordinary course of business. Accruals are established for legal matters when, in our opinion, it is probable that a liability exists and the liability can be reasonably estimated. As of December 31, 2010, we had reserves of $29.7 million (substantially all of which we had established as part of the purchase price for the CSD assets and are included in the $176.3 million accrued environmental liabilities as of December 31, 2010 for closure, post-closure and remediation, as described above) relating to our potential liabilities in connection with such legal proceedings which were then pending or anticipated. We also estimate that it is “reasonably possible,” as that term is defined (“more than remote but less than likely”), that the amount of such total liabilities could be as much as $2.8 million more. Actual expenses incurred in future periods could differ materially from accruals established.

Provision for Income Taxes.  Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best estimate of future taxes to be paid. We are subject to income taxes in both the United States and in foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence. We have established a valuation allowance when, based on an evaluation of objective verifiable evidence, we believe it is more likely than not that some portion or all of deferred tax assets will not be realized.

A liability for uncertain tax positions is recorded to the extent a tax position taken or expected to be taken in a tax return does not meet certain recognition or measurement criteria. We record interest and penalties on these uncertain tax positions as applicable as a component of income tax expense.

Results of Operations

The following table sets forth for the periods indicated certain operating data associated with our results of operations. This table and subsequent discussions should be read in conjunction with Item 6, “Selected Financial Data,” and Item 8, “Financial Statements and Supplementary Data,” of this report.

	Percentage of Total Revenues Year Ended December 31,
	2010	2009	2008	2007	2006
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues (exclusive of items shown separately below)	69.9	70.2	68.7	70.1	70.4
Selling, general and administrative expenses	11.9	15.2	15.5	15.8	15.1
Accretion of environmental liabilities	0.6	1.0	1.0	1.1	1.2
Depreciation and amortization	5.4	6.0	4.3	4.0	4.3
Income from operations	12.2	7.6	10.5	9.0	9.0
Other income (expense)	0.2	—	—	—	(0.1)
Loss on early extinguishment of debt	(0.1)	(0.4)	(0.5)	—	(1.0)
Interest expense, net	(1.6)	(1.5)	(0.8)	(1.4)	(1.5)
Income from continuing operations before provision for income taxes	10.7	5.7	9.2	7.6	6.4
Provision for income taxes	3.3	2.4	3.6	2.9	0.8
Income from continuing operations	7.4	3.3	5.6	4.7	5.6
Income from discontinued operations, net of tax	0.1	0.1	—	—	—
Net income	7.5%	3.4%	5.6%	4.7%	5.6%

Segment data

Performance of our segments is evaluated on several factors of which the primary financial measure is Adjusted EBITDA. The following tables set forth certain operating data associated with our results of operations and compare Adjusted EBITDA contribution by operating segment for the years ended December 31, 2010 and 2009 and the years ended December 31, 2009 and 2008. See footnote 3 under Item 6, “Selected Financial Data,” for a description of the calculation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities. We consider the Adjusted EBITDA contribution from each operating segment to include revenue attributable to that segment less operating expenses, which include cost of revenues and selling, general and administrative expenses. Revenue attributable to each segment is generally external or direct revenue from third party customers. Direct revenue is the revenue allocated to the segment performing the provided service. Certain income or expenses of a non-recurring or unusual nature are not included in the operating segment’s Adjusted EBITDA contribution.

During the quarter ended March 31, 2011, the Company re-aligned its management reporting structure. Under the new structure, the Company’s operations are managed in four reportable segments: Technical Services, Field Services, Industrial Services and Oil and Gas Field Services. The new segment, Oil and Gas Field Services, consists of the previous Exploration Services segment, as well as certain oil and gas related field services departments that were re-assigned from the Industrial Services segment. In addition, certain departments from the Field Services segment were re-assigned to the Industrial Services segment.  Accordingly, the Company re-aligned and re-allocated departmental costs being allocated among the segments to support these management reporting changes.  We have recast the December 31, 2010, 2009, and 2008 segment information presented in the tables below to conform to the 2011 segmentation reporting of the Company. These tables and subsequent discussions should be read in conjunction with Item 8, “Financial Statements and Supplementary Data,” of this report and in particular Note 16, “Segment Reporting,” to such financial statements.

Year ended December 31, 2010 versus Year ended December 31, 2009

	Summary of Operations (in thousands)
	December 31,
	2010	2009	$ Change	% Change
Direct Revenues:
Technical Services	$720,154	$673,193	$46,961	7.0%
Field Services	454,078	180,913	273,165	151.0
Industrial Services	349,775	144,979	204,796	141.3
Oil and Gas Field Services	209,077	76,847	132,230	172.1
Corporate Items	(1,840)	(1,712)	(128)	7.5
Total	1,731,244	1,074,220	657,024	61.2
Cost of Revenues (exclusive of certain items shown separately)(1):
Technical Services	471,701	432,076	39,625	9.2
Field Services	312,603	138,347	174,256	126.0
Industrial Services	254,182	109,384	144,798	132.4
Oil and Gas Field Services	166,359	68,755	97,604	142.0
Corporate Items	5,895	4,921	974	19.8
Total	1,210,740	753,483	457,257	60.7
Selling, General & Administrative Expenses:
Technical Services	69,598	63,788	5,810	9.1
Field Services	30,217	22,761	7,456	32.8
Industrial Services	19,912	13,400	6,512	48.6
Oil and Gas Field Services	6,958	4,047	2,911	71.9
Corporate Items	79,127	59,161	19,966	33.7
Total	205,812	163,157	42,655	26.1
Adjusted EBITDA(2):
Technical Services	178,855	177,329	1,526	0.9
Field Services	111,258	19,805	91,453	461.8
Industrial Services	75,681	22,195	53,486	241.0
Oil and Gas Field Services	35,760	4,045	31,715	784.1
Corporate Items	(86,862)	(65,794)	(21,068)	32.0
Total	$314,692	$157,580	$157,112	99.7%

(1)                                  Items shown separately on the statements of income consist of (i) accretion of environmental liabilities and (ii) depreciation and amortization.

(2)                                  See footnote 3 under Item 6, “Selected Financial Data,” for a discussion of Adjusted EBITDA.

Revenues

Technical Services revenues increased 7.0%, or $47.0 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to increases in volumes being processed through all but our solvent recycling facilities ($30.9 million), an increase due to the integration of portions of the Eveready business into the Technical Services segment ($5.5 million), and the strengthening of the Canadian dollar ($10.9 million). These increases were partially offset by reductions due to changes in product mix and reductions in pricing ($24.8 million) and a reduction in volumes being processed through our solvent recycling facilities ($0.6 million). The remaining increase related primarily to growth in our base business.

Field Services revenues increased 151.0%, or $273.2 million, in the year ended December 31, 2010 from the comparable period in 2009. Field Services participated in oil spill response efforts in both the Gulf of Mexico and Michigan during the year ended December 31, 2010 which accounted for $253.0 million of our third party revenues. Excluding those oil spill projects, Field Services revenues also increased for the year ended December 31, 2010 from the comparable period in 2009 primarily due to recording 12 full months of revenues, compared to five months of revenues in the prior year, for Field Service business that was formerly Eveready ($3.8 million), increases in our PCB business ($5.0 million), increases in large remedial project business ($4.3 million), increases in our oil recycling business due to increased pricing and volumes ($3.4 million), and the strengthening of the Canadian dollar ($1.2 million).

Industrial Services revenues increased 141.3%, or $204.8 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to 12 full months of revenues, compared to five months of revenues in the year ended December 31, 2009 as the Eveready acquisition was consummated on July 31, 2009. Additionally, revenues in this segment increased primarily due to activity in the oil sands region of Northern Alberta and high utilization rates at our camps in our lodging business, as well as the strengthening of the Canadian dollar ($3.2 million).

Oil and Gas Field Services revenues increased 172.1%, or $132.2 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to 12 full months of revenues compared, to five months of revenues in the year ended December 31, 2009 as the Eveready acquisition was consummated on July 31, 2009. Additionally, revenues in this segment increased due primarily to increased refinery turnaround work, as well as the strengthening of the Canadian dollar ($2.7 million).

There are many factors which have impacted, and continue to impact, our revenues. These factors include, but are not limited to: the level of emergency response projects, the effects of unseasonable weather conditions in the first quarter, the general conditions of the oil and gas industries particularly in the Alberta oil sands and other parts of Western Canada, competitive industry pricing, and the effects of fuel prices on our fuel recovery fees.

Cost of Revenues

Technical Services cost of revenues increased 9.2%, or $39.6 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to increases in salary and labor expenses ($12.2 million), outside transportation costs ($4.9 million), vehicle expenses and equipment repairs ($3.4 million), materials and supplies expenses ($3.4 million), materials for reclaim costs ($3.1 million), fuel expense ($3.0 million), utilities costs ($1.9 million), chemical and consumables expense ($1.0 million), equipment rentals and leased equipment ($0.9 million), year-over-year unfavorable changes in environmental liability estimates ($0.9 million), and the strengthening of the Canadian dollar ($5.7 million).

Field Services cost of revenues increased 126.0%, or $174.3 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to increased subcontractor fees, materials and supplies costs, equipment rental costs and travel and other costs associated with the oil spill project business in the Gulf of Mexico and Michigan of $149.1 million, or 47.7% of total Field Services cost of revenues. Excluding those oil spill projects, Field Services cost of revenues increased $25.2 million, or 18.2%, for the year ended December 31, 2010 from the comparable period in 2009 primarily due to increases in labor and related expenses ($7.3 million), materials for reclaim or resale ($4.9 million), subcontractor costs ($2.6 million), equipment rental ($2.1 million), materials and supplies costs ($1.9 million), fuel costs ($1.5 million), travel costs ($1.0 million), chemicals and consumables expense ($0.7 million) and equipment repairs ($0.6 million), and the strengthening of the Canadian dollar ($1.0 million).

Industrial Services cost of revenues increased 132.4%, or $144.8 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to a full year of operations of Eveready, which we acquired in July 2009. Costs in this segment increased in proportion to revenues primarily related to increased catering costs associated with the increased lodging services revenues, higher subcontractor fees, equipment rental costs, materials and supplies, labor, fuel and travel costs related to the shutdown activity, and the strengthening of the Canadian dollar ($2.3 million).

Oil and Gas Field Services cost of revenues increased 142.0%, or $97.6 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to a full year of operations of Eveready, which we acquired in July 2009. Additionally, costs in this segment increased due to increased fuel prices and travel costs, as well as the strengthening of the Canadian dollar ($2.4 million).

Corporate Items cost of revenues increased $1.0 million for the year ended December 31, 2010, as compared to the comparable period in 2009 primarily due to increased labor costs ($2.5 million), insurance costs ($1.4 million) and fuel, building repairs and other costs ($0.2 million), offset by a reduction in health insurance related costs ($3.1 million).

We believe that our ability to manage operating costs is important in our ability to remain price competitive. We continue to upgrade the quality and efficiency of our waste treatment services through the development of new technology and continued modifications and upgrades at our facilities, and implementation of strategic sourcing initiatives. We plan to continue to focus on achieving cost savings relating to purchased goods and services through a strategic sourcing initiative. No assurance can be given that our efforts to reduce future operating expenses will be successful.

Selling, General and Administrative Expenses

Technical Services selling, general and administrative expenses increased 9.1%, or $5.8 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to increased salaries, commissions and bonuses offset partially by year-over-year favorable changes in environmental liability estimates.

Field Services selling, general and administrative expenses increased 32.8%, or $7.5 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to an increase in commissions and bonus expense.

Industrial Services selling, general and administrative expenses increased 48.6%, or $6.5 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to a full year of operations of Eveready, which we acquired in July 2009.

Oil and Gas Field Services selling, general and administrative expenses increased 71.9%, or $2.9 million, in the year ended December 31, 2010 from the comparable period in 2009 primarily due to a full year of operations of Eveready, which we acquired in July 2009, offset partially by the recovery of $2.2 million of pre-acquisition receivables for which an allowance was previously recorded.

Corporate Items selling, general and administrative expenses increased 33.7%, or $20.0 million, for the year ended December 31, 2010, as compared to the same period in 2009 primarily due to increases in salaries, payroll taxes and bonuses ($13.1 million), stock-based compensation costs primarily related to the recording of the expense for 2009 and 2010 performance awards ($5.9 million), employer contribution costs related to U.S. and Canadian retirement savings plans ($3.2 million), marketing and branding costs ($1.8 million), rent, taxes and other costs ($0.6 million), year-over-year severance costs ($0.6 million), recruiting costs ($0.6 million), and computer expenses ($0.5 million), offset partially by a reduction in professional fees primarily related to incurring acquisition costs in 2009 associated with the Eveready acquisition ($5.3 million), and year-over-year favorable changes in environmental liability estimates ($1.0 million).

Depreciation and Amortization

	Year Ended December 31, (in thousands)
	2010	2009
Depreciation of fixed assets	$72,917	$50,428
Landfill and other amortization	19,556	14,470
Total depreciation and amortization	$92,473	$64,898

Depreciation and amortization increased 42.5%, or $27.6 million, for the year ended December 31, 2010 compared to the comparable period in 2009. Depreciation of fixed assets increased primarily due to the acquisitions of Eveready in July 2009 and Sturgeon in April 2010 and other increased capital expenditures in recent periods. Landfill and other amortization increased primarily due to the increase in other intangibles resulting from the acquisition of Eveready as well as an increase in landfill volumes.

Other Income (Expense)

Other income (expense) increased $2.5 million during the year ended December 31, 2010 compared to the comparable period in 2009, primarily due to a $3.2 million gain on sale of certain marketable securities.

Interest Expense, Net

	Year Ended December 31, (in thousands)
	2010	2009
Interest expense	$28,810	$16,824
Interest income	(874)	(825)
Interest expense, net	$27,936	$15,999

Interest expense, net increased 74.6%, or $11.9 million, for the year ended December 31, 2010 compared to the comparable period in 2009. The increase in interest expense was primarily due to the issuance of $300.0 million in senior secured notes in August 2009 and the refinancing of our revolving credit facility.

Year ended December 31, 2009 versus Year ended December 31, 2008

	Summary of Operations (in thousands)
	December 31,
	2009	2008	$ Change	% Change
Direct Revenues:
Technical Services	$673,193	$735,061	$(61,868)	(8.4)%
Field Services	180,913	241,883	(60,970)	(25.2)
Industrial Services	144,979	55,936	89,043	159.2
Oil and Gas Field Services	76,847	—	76,847	—
Corporate Items	(1,712)	(2,167)	455	(21.0)
Total	1,074,220	1,030,713	43,507	4.2
Cost of Revenues (exclusive of certain items shown separately)(1):
Technical Services	432,076	484,172	(52,096)	(10.8)
Field Services	138,347	180,683	(42,336)	(23.4)
Industrial Services	109,384	40,567	68,817	169.6
Oil and Gas Field Services	68,755	—	68,755	—
Corporate Items	4,921	2,398	2,523	105.2
Total	753,483	707,820	45,663	6.5
Selling, General & Administrative Expenses:
Technical Services	63,788	62,827	961	1.5
Field Services	22,761	28,437	(5,676)	(20.0)
Industrial Services	13,400	3,614	9,786	270.8
Oil and Gas Field Services	4,047	—	4,047	—
Corporate Items	59,161	64,796	(5,635)	(8.7)
Total	163,157	159,674	3,483	2.2
Adjusted EBITDA(2):
Technical Services	177,329	188,062	(10,733)	(5.7)
Field Services	19,805	32,763	(12,958)	(39.6)
Industrial Services	22,195	11,755	10,440	88.8
Oil and Gas Field Services	4,045	—	4,045	—
Corporate Items	(65,794)	(69,361)	3,567	(5.1)
Total	$157,580	$163,219	$(5,639)	(3.5)%

(1)                                  Items shown separately on the statements of income consist of (i) accretion of environmental liabilities and (ii) depreciation and amortization.

(2)                                  See footnote 3 under Item 6, “Selected Financial Data,” for a discussion of Adjusted EBITDA.

Revenues

Technical Services revenues decreased 8.4%, or $61.9 million, for the year ended December 31, 2009 from the comparable period in 2008 primarily due to reductions in volumes being processed through our facilities network ($45.8 million) and the weakening Canadian dollar ($7.7 million). These decreases were partially offset by revenues generated by the two solvent recycling facilities acquired in March 2008, changes in product mix and pricing ($5.3 million) and increases in incinerator and landfill volumes ($12.7 million). The remainder of the total decrease was attributable to reductions in base business and reduced fuel recovery fees.

Field Services revenues decreased 25.2%, or $61.0 million, for the year ended December 31, 2009 from the comparable period in 2008 due primarily to a decline in base business, a reduction in the volume of long-term project business ($10.3 million), declines in oil pricing ($9.8 million), a reduction in event related revenues ($9.7 million), a decrease in large remedial project business ($7.7 million) and the weakening of the Canadian dollar ($0.9 million).

The increases in Industrial Services and Oil and Gas Field Services revenues for the year ended December 31, 2009 were primarily due to our acquisition of Eveready on July 31, 2009.

There are many factors which have impacted, and continue to impact, our revenues. These factors include, but are not limited to: the economic slowdown, the effects of unseasonable weather conditions, the general conditions of the oil and gas industries particularly in the Alberta oil sands and other parts of Western Canada, the reduced level of emergency response projects, competitive industry pricing, and the effects of lower fuel prices on our fuel recovery fees.

Cost of Revenues

Technical Services costs of revenues decreased 10.8%, or $52.1 million, for the year ended December 31, 2009 from the comparable period in 2008 primarily due to reductions in outside disposal and transportation costs ($11.0 million), salary and labor expenses ($8.1 million), fuel costs ($9.5 million), costs of materials, supplies, and equipment rentals ($5.7 million), utility costs ($4.6 million), subcontractor and temporary fees ($4.2 million), and the weakening of the Canadian dollar ($4.2 million).

Field Services costs of revenues decreased 23.4%, or $42.3 million, for the year ended December 31, 2009 from the comparable period in 2008 primarily due to decreases in outside transportation and disposal costs ($9.7 million), subcontractor and temporary fees ($6.5 million), labor and related expenses ($6.9 million), fuel charges ($4.2 million), material and supply costs ($3.7 million), materials for reclaim or resale ($4.4 million), travel expenses ($2.3 million), and the weakening of the Canadian dollar ($0.7 million). The decrease in outside transportation and disposal costs was partially attributable to Company-wide initiatives to maximize the utilization of Company owned resources.

The increases in Industrial Services and Oil and Gas Field Services cost of revenues for the year ended December 31, 2009 were primarily due to our acquisition of Eveready on July 31, 2009.

Corporate Items costs of revenues increased $2.5 million for the year ended December 31, 2009 from the comparable period in 2008 primarily due to increases in health insurance related costs.

We believe that our ability to manage operating costs is important in our ability to remain price competitive. We continue to upgrade the quality and efficiency of our waste treatment services through the development of new technology and continued modifications and upgrades at our facilities, and implementation of strategic sourcing initiatives. We plan to continue to focus on achieving cost savings relating to purchased goods and services through a strategic sourcing initiative. No assurance can be given that our efforts to reduce future operating expenses will be successful.

Selling, General and Administrative Expenses

Technical Services selling, general and administrative expenses increased 1.5%, or $1.0 million for the year ended December 31, 2009 from the comparable period in 2008 primarily due to year-over-year unfavorable changes in environmental liability estimates ($2.4 million) resulting from a benefit recorded in 2008 of $2.3 million compared to an expense recorded in 2009 of $0.1 million, primarily offset by reductions in salaries, commissions and bonuses.

Field Services selling, general and administrative expenses decreased 20.0%, or $5.7 million, for the year ended December 31, 2009 from the comparable period in 2008 primarily due to reductions in commissions and bonuses.

The increases in Industrial Services and Oil and Gas Field Services selling, general and administrative expenses for the year ended December 31, 2009 were primarily due to our acquisition of Eveready on July 31, 2009.

Corporate Items selling, general and administrative expenses decreased $5.6 million, primarily due to a reduction in stock-based compensation and bonuses ($7.3 million), legal fees ($3.9 million), salaries ($2.6 million) which included a year-over-year reduction of $1.8 million for severance costs, and year-over-year favorable changes in environmental liability estimates ($4.3 million). These decreases were partially offset by increases in year-over-year acquisition related costs

($6.6 million), health insurance related costs ($1.8 million) and the impact on our balance sheet of the weakening Canadian dollar ($4.1 million).

Depreciation and Amortization

	Year Ended December 31, (in thousands)
	2009	2008
Depreciation of fixed assets	$50,428	$33,438
Landfill and other amortization	14,470	11,033
Total depreciation and amortization	$64,898	$44,471

Depreciation and amortization increased 45.9%, or $20.4 million, for the year ended December 31, 2009 compared to the comparable period in 2008. Depreciation of fixed assets increased primarily due to our acquisition of Eveready on July 31, 2009 and other increased capital expenditures in recent periods. Landfill and other amortization increased 31.2%, primarily due to the increase in other intangibles resulting from the acquisition of Eveready as well as increases in landfill volumes and landfill cell amortization rates.

Interest Expense, Net

	Year Ended December 31, (in thousands)
	2009	2008
Interest expense	$16,824	$13,497
Interest income	(825)	(5,094)
Interest expense, net	$15,999	$8,403

Interest expense, net increased 90.4%, or $7.6 million, for the year ended December 31, 2009 compared to the comparable period in 2008. The increase in interest expense was primarily due to the issuance of $300.0 million in senior secured notes in August 2009 and the refinancing of our revolving credit facility. The reduction of interest income in the comparable period was primarily due to a reduction in the interest rates being earned on our cash and cash equivalents balances.

Loss on Early Extinguishment of Debt

During the third quarter of 2010, we recorded a $2.3 million loss on early extinguishment of debt in connection with the redemption of $30.0 million of our then outstanding $300.0 million senior secured notes. The loss included a $0.9 million premium and non-cash expenses of $0.7 million related to unamortized financing costs and $0.7 million of unamortized discount.

During the third quarter of 2009, we recorded a $4.9 million loss on early extinguishment of debt in connection with the repayment of the Company’s $30.0 million term loan which was due in 2010, the Company’s $23.7 million outstanding senior secured notes, and the Eveready credit facility assumed in connection with that acquisition. The loss included $0.7 million and $2.2 million in prepayment penalties on the senior secured notes and Eveready credit facility, respectively, other fees of $0.2 million and non-cash expenses of $1.7 million and $0.1 million for unamortized financing costs and discount, respectively.

During the third quarter of 2008, we recorded a $4.3 million loss on early extinguishment of debt in connection with a redemption of $50.0 million principal amount of outstanding senior secured notes. This loss consisted of a $2.8 million prepayment penalty and a write-off of the $1.1 million unamortized portion of financing costs and $0.4 million of unamortized discount on the redeemed notes.

During the fourth quarter of 2008, we recorded a $1.2 million loss on early extinguishment of debt in connection with a repurchase pursuant to an excess cash flow offer of $18.5 million principal amount of outstanding senior secured notes for a purchase price of $19.2 million, plus accrued interest. This included a $0.7 million premium payment and a write-off of unamortized financing costs and unamortized discount of $0.4 million and $0.1 million, respectively.

Income from Discontinued Operations

In connection with our acquisition of Eveready in July 2009, we agreed with the Canadian Commissioner of Competition to divest Eveready’s Pembina Area Landfill, located near Drayton Valley, Alberta, due to its proximity to our existing landfill in the region. Prior to its sale in April 2010, the Pembina Area Landfill met the held for sale criteria and therefore the fair value of its assets and liabilities less estimated costs to sell were recorded as held for sale in our consolidated balance sheet. In connection with this sale, we recognized a pre-tax gain of $1.3 million which, along with the net income through April 30, 2010 for the Pembina Area Landfill, has been recorded in income from discontinued operations on our consolidated statement of income for the year ended December 31, 2010. From January 1, 2010 to April 30, 2010, the Pembina Area Landfill generated $2.2 million of revenues which were included in income from discontinued operations.

In addition to the above, we sold in the second quarter of 2010 the mobile industrial health business we had acquired as part of the Eveready acquisition and recognized a $1.4 million pre-tax gain on sale which was recorded in income from discontinued operations.

Income Taxes

Our effective tax rate for fiscal years 2010, 2009 and 2008 was 31%, 42% and 39%, respectively. Our tax rate is affected by recurring items, such as tax rates in Canada and the relative amount of income we earn in Canada, which has increased due to our acquisition of Eveready. In addition, the interest and penalties accrual for uncertain tax positions has a material impact on our effective rate. The rate is also affected by discrete items that may occur in any given year, but are not consistent from year to year. In addition to state income taxes, the following items had the most significant impact on the change in our U.S. federal income tax rate:

2010

•                  A $14.3 million (7.6%) reduction (net of benefit) resulting from the release of interest and penalties related to Canadian and U.S. tax reserves for which the statutes of limitation periods have expired.

•                  A $6.8 million (3.6%) reduction resulting from rate differences between Canada and the U.S.

•                  A $2.6 million (1.4%) increase resulting from the annual calculation of accrued interest and penalties for uncertain tax positions.

•                  A $2.1 million (1.1%) increase resulting from net Canadian withholding tax expense on interest payments.

2009

•                  A $4.2 million (6.6%) reduction resulting from rate differences between Canada and the U.S.

•                  A $3.5 million (5.5%) increase resulting from the annual calculation of accrued interest and penalties for uncertain tax positions.

•                  A $1.9 million (3.0%) increase resulting from non-deductible transaction costs relating to the 2009 acquisitions.

2008

•                  A $4.8 million (5.1%) increase resulting from the annual calculation of accrued interest and penalties for uncertain tax positions.

•                  A $4.5 million (4.8%) reduction resulting from rate differences between Canada and the U.S.

•                  A $1.1 million (1.2%) reduction resulting from the release of interest and penalties related to a Canadian tax reserve for which the statute expired.

•                  A $1.0 million (1.1%) reduction resulting from a change in state deferred taxes.

Income tax expense (including taxes on income from discontinued operations) for the year ended December 31, 2010 increased $31.0 million to $57.8 million from $26.8 million for the comparable period in 2009 primarily due to increased revenue and earnings offset by a decrease in unrecognized tax benefits of $15.0 million. Approximately $13.2 million of the $15.0 million decrease was due to expiring statute of limitation periods related to a historical Canadian business combination and the remaining $1.8 million was related to the conclusion of examinations with state taxing authorities and the expiration of various state statutes of limitation periods. The income tax expense (including taxes on income from discontinued operations) for the year ended December 31, 2009 decreased $9.7 million to $26.8 million from $36.5 million for the comparable period in 2008 primarily due to decreased earnings.

A valuation allowance is required to be established when, based on an evaluation of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2010 and December 31, 2009, we had a remaining valuation allowance of $12.9 million and $11.2 million, respectively. The allowance as of December 31, 2010 consisted of $11.3 million of foreign tax credits, $1.4 million of state net operating loss carryforwards and $0.2 million of foreign net operating loss carryforwards. The allowance as of December 31, 2009 consisted of $9.2 million of foreign tax credits, $0.9 million of state net operating loss carryforwards and $1.1 million of foreign net operating loss carryforwards.

Our management’s policy is to recognize interest and penalties related to income tax matters as a component of income tax expense. The liability for unrecognized tax benefits as of December 31, 2010 and 2009 included accrued interest and penalties of $26.2 million and $28.0 million, respectively. Tax expense for the years ended December 31, 2010, 2009 and 2008 included interest and penalties, net of federal benefit, of $2.9 million, $3.5 million and $4.3 million, respectively.

Liquidity and Capital Resources

Highlights:

•      Collections received from the two oil spill projects in the Gulf of Mexico and Michigan of $231.1 million offset by vendor payments of approximately $149.9 million; and

•      Divestitures in April 2010 of the Pembina Area Landfill for $11.7 million and the mobile industrial health business for $2.4 million (discussed further in Note 10, “Held For Sale,” to our financial statements included in Item 8 of this report), offset partially by:

•      Redemption on September 28, 2010 of $30.0 million of our then outstanding $300.0 million senior secured notes;

•      Purchase of Sturgeon & Son Transportation, Inc. in April 2010 for cash of $13.9 million (discussed further in Note 3, “Business Combinations,” to our financial statements included in Item 8 of this report);

•      Purchase of investment securities for $10.5 million;

•      Tax payments of $56.0 million;

•      Interest payments on our senior secured notes of $23.2 million; and

•      Payment in March 2010 of bonuses and commissions earned throughout 2009.

We intend to use our remaining existing cash and cash equivalents, marketable securities and cash flow from operations to provide for our working capital needs and to fund capital expenditures. We anticipate that our cash flow provided by operating activities will provide the necessary funds on both a short- and long-term basis to meet operating cash requirements.

We had accrued environmental liabilities as of December 31, 2010 of approximately $176.3 million, substantially all of which we assumed in connection with our acquisition of the CSD assets in September 2002, Teris LLC in 2006, and one of the two solvent recycling facilities we purchased from Safety-Kleen Systems, Inc. in 2008. We anticipate our environmental liabilities will be payable over many years and that cash flow from operations will generally be sufficient to fund the payment of such liabilities when required. However, events not anticipated (such as future changes in environmental laws and regulations) could require that such payments be made earlier or in greater amounts than currently anticipated, which could adversely affect our results of operations, cash flow and financial condition.

We assess our liquidity in terms of our ability to generate cash to fund our operating, investing, and financing activities. Our primary ongoing cash requirements will be to fund operations, capital expenditures, interest payments and investments in line with our business strategy. We believe our future operating cash flows will be sufficient to meet our future operating and investing cash needs. Furthermore, the existing cash balances and the availability of additional borrowings under our revolving credit facility provide additional potential sources of liquidity should they be required.

Cash Flows for 2010

Cash from operating activities for the year ended December 31, 2010 was $224.1 million, an increase of 140.3%, or $130.8 million, compared with cash from operating activities for the year ended December 31, 2009. The change was primarily related to the activity from the two oil spill projects in the Gulf of Mexico and Michigan which resulted in an increase in income from operations and an increase in accounts payable offset partially by a net increase in accounts receivable.

Cash used for investing activities for the year ended December 31, 2010 was $125.7 million, an increase of 6.2%, or $7.3 million, compared with cash used for investing activities for the year ended December 31, 2009. The increase resulted primarily from increased additions to property, plant and equipment, offset partially by lower year-over-year costs associated with acquisitions as well as proceeds related to the divestitures of the Pembina Area Landfill and the mobile industrial health business.

Cash used for financing activities for the year ended December 31, 2010 was $32.2 million, compared to cash from financing activities of $3.6 million for the year ended December 31, 2009. The change was primarily the result of (i) net proceeds of $292.1 million from the August 2009 issuance of senior secured notes, offset by the payment on debt acquired related to the 2009 acquisitions of EnviroSORT Inc. and Eveready and (ii) the difference between the redemption of debt amounts between years.

Cash Flows for 2009

Cash from operating activities for the year ended December 31, 2009 was $93.3 million, a decrease of 14.9%, or $16.3 million, compared with cash from operating activities for the year ended December 31, 2008. The decrease was primarily the result of a reduction in income from operations.

Cash used for investing activities for the year ended December 31, 2009 was $118.4 million, an increase of 40.1%, or $33.9 million, compared with cash used for investing activities for the year ended December 31, 2008. The increase resulted primarily from higher year-over-year costs associated with acquisitions.

Cash from financing activities for the year ended December 31, 2009 was $3.6 million, compared to cash used for financing activities of $116.8 million for the year ended December 31, 2008. The change was primarily the result of net proceeds of $173.5 million from the issuance of 2.875 million shares of common stock in April 2008 and the net proceeds of $292.1 million from the August 2009 issuance of senior secured notes offset by the payment on debt acquired related to the 2009 acquisitions of EnviroSORT and Eveready.

Financing Arrangements

On September 28, 2010, we redeemed $30.0 million (10% of the total of $300.0 million then outstanding) of our 7.625% senior secured notes in accordance with the terms of the notes. The notes permit management, at any time prior to August 15, 2012, but not more than once in any twelve-month period, to make an optional redemption of up to $30.0 million at a redemption price of 103% of the principal amount, plus accrued interest through the redemption date. The financing arrangements and principal terms of the original $300.0 million principal amount of senior secured notes and the $120 million revolving credit facility are discussed further in Note 9, “Financing Arrangements,” to our financial statements included in Item 8 of this report.

Effective October 1, 2010, the interest rate for borrowings under the revolving credit facility was reduced to either, at our option, (i) LIBOR plus an applicable margin ranging from 2.25% to 2.75% (as compared to 3.25% to 3.75% previously in effect) per annum based on the then level of our fixed charge coverage ratio or (ii) Bank of America, N.A.’s base rate plus an applicable margin ranging from 1.25% to 1.75% (as compared to 2.25% to 2.75% previously in effect) per annum based on such fixed charge coverage ratio, and the fee for outstanding letters of credit was reduced to the applicable reduced LIBOR margin described above.

As of December 31, 2010, we were in compliance with the covenants of all of our debt agreements, and we believe it is reasonably likely that we will continue to meet such covenants.

Liquidity Impacts of Uncertain Tax Positions

As discussed in Note 11, “Income Taxes,” to our financial statements included in Item 8 of this report, we have recorded as of December 31, 2010, $65.9 million of unrecognized tax benefits, including $19.7 million of potential interest and $6.5 million of potential penalties. These liabilities are classified as “unrecognized tax benefits and other long-term liabilities” in our consolidated balance sheets. We are not able to reasonably estimate when we would make any cash payments to settle these liabilities. However, we believe no material cash payments will be required in the next 12 months.

Contractual Obligations

The following table has been included to assist the reader in analyzing our debt and similar obligations as of December 31, 2010 and our ability to meet such obligations (in thousands):

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Closure, post-closure and remedial liabilities	$453,133	$14,992	$42,433	$25,891	$369,817
Pension funding	3,312	262	559	598	1,893
Long-term debt	264,007	—	—	—	264,007
Interest on long-term obligations	115,282	20,164	40,542	40,870	13,706
Capital leases	16,010	8,610	5,672	1,728	—
Operating leases	76,906	21,278	29,778	11,388	14,462
Total contractual obligations	$928,650	$65,306	$118,984	$80,475	$663,885

As we are not able to reasonably estimate when we would make any cash payments to settle uncertain tax position liabilities of $39.7 million, such amounts have not been included in the table above. In addition, we have recorded a liability for interest of $19.7 million and potential penalties of $6.5 million relating to such uncertain tax positions but have not included such amounts in the table above.

The undiscounted value of closure, post closure and remedial liabilities of $453.1 million is equivalent to the present value of $176.3 million based on discounting of $185.7 million and the remainder of $91.1 million to be accrued for closure and post-closure liabilities over the remaining site lives.

The following table has been included to assist the reader in understanding other contractual obligations we had as of December 31, 2010 and our ability to meet these obligations (in thousands):

		Payments Due by Period
Other Commercial Commitments	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Standby letters of credit	$86,130	$86,130	$—	$—	$—

We obtained substantially all of the standby letters of credit described in the above table as security for financial assurances which we have been required to provide to regulatory bodies for our hazardous waste facilities and which would be called only in the event that we fail to satisfy closure, post-closure and other obligations under the permits issued by those regulatory bodies for such licensed facilities. See Note 9, “Financing Arrangements,” to our financial statements included in Item 8 of this report for further discussion of our financing arrangements.

Off-Balance Sheet Arrangements

Except for our obligations under operating leases and letters of credit described above under “Contractual Obligations” and performance obligations incurred in the ordinary course of business, we are not now party to any off-balance sheet arrangements involving guarantee, contingency or similar obligations to entities whose financial statements are not consolidated with our results and that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors in our securities.

Capital Expenditures

We now anticipate that 2011 capital spending will be between $135 million and $145 million, of which approximately $3.0 million will relate to complying with environmental regulations. However, changes in environmental regulations could require us to make significant capital expenditures for our facilities and adversely affect our results of operations and cash flow.

Auction Rate Securities

As of December 31, 2010, our long-term investments included $5.4 million of available for sale auction rate securities. With the liquidity issues experienced in global credit and capital markets, these auction rate securities have experienced multiple failed auctions and as a result are currently not liquid. The auction rate securities are secured by student loans substantially insured by the Federal Family Education Loan Program, maintain the highest credit rating of AAA, and continue to pay interest according to their stated terms with interest rates resetting generally every 28 days.

We believe we have sufficient liquidity to fund operations and do not plan to sell our auction rate securities in the foreseeable future. During 2010, we liquidated $1.3 million of auction rate securities at par. In the unlikely event that we need to access the funds that are in an illiquid state, we may not be able to do so without a possible loss of principal until a future auction for these investments is successful, another secondary market evolves for these securities, they are redeemed by the issuer, or they mature. If we were unable to sell these securities in the market or they were not redeemed, we could be required to hold them to maturity. These securities are currently reflected at their fair value utilizing a discounted cash flow analysis or significant other unobservable inputs. As of December 31, 2010, we have recorded an unrealized pre-tax loss of $0.3 million, which we assess as temporary. We will continue to monitor and evaluate these investments on an ongoing basis for other than temporary impairment and record a charge to earnings if and when appropriate.

Stockholder Matters

As described in Note 3, “Business Combinations,” to our financial statements included in Item 8 of this report, we acquired Eveready on July 31, 2009 and, as a portion of the consideration, we issued to the former Eveready shareholders $118.4 million in our common stock consisting of 2.4 million shares valued at $49.50 per Clean Harbors share (the closing price on the New York Stock Exchange on the day prior to the acquisition).

During the year ended December 31, 2010, the Compensation Committee of our Board of Directors granted a total of 88,421 performance share awards that are subject to achieving predetermined revenue and EBITDA margin goals by December 31, 2011 and also include continued service conditions. As of December 31, 2010, based on the year-to-date results of operations, management determined that the performance targets for the 2010 performance awards had been achieved and recognized $2.7 million of expense during the year ended December 31, 2010 through sales, general and administrative expenses.

During the year ended December 31, 2009, the Compensation Committee of our Board of Directors granted a total of 68,251 performance share awards that were subject to achieving predetermined revenue and EBITDA margin goals by December 31, 2010 and also include continued service conditions. Prior to the second quarter of 2010, management believed that it was not then probable that the performance targets would be achieved and therefore recorded no compensation expense during fiscal 2009 and during the first quarter of 2010. Based on the year-to-date results of operations, management determined that the performance targets for the 2009 performance awards had been achieved and recognized $1.7 million of expense during the year ended December 31, 2010 through sales, general and administrative expenses relating to those 2009 awards.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Clean Harbors, Inc.

Norwell, Massachusetts

We have audited the accompanying consolidated balance sheets of Clean Harbors, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Clean Harbors, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2011 (not included herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 1, 2011 (July 15, 2011 as to the effects of the segment change described in Note 2, 3 and 16)

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

(dollars in thousands)

	As of December 31,
	2010	2009
Current assets:
Cash and cash equivalents	$302,210	$233,546
Marketable securities	3,174	2,072
Accounts receivable, net of allowances aggregating $23,704 and $8,255, respectively	332,678	274,918
Unbilled accounts receivable	19,117	12,331
Deferred costs	6,891	5,192
Prepaid expenses and other current assets	28,939	18,348
Supplies inventories	44,546	41,417
Deferred tax assets	14,982	18,865
Assets held for sale	—	13,561
Total current assets	752,537	620,250
Property, plant and equipment:
Land	31,654	29,294
Asset retirement costs (non-landfill)	2,242	1,853
Landfill assets	54,519	48,646
Buildings and improvements	147,285	141,685
Camp equipment	62,717	52,753
Vehicles	162,397	120,587
Equipment	537,937	492,831
Furniture and fixtures	2,293	1,695
Construction in progress	33,005	14,413
	1,034,049	903,757
Less—accumulated depreciation and amortization	378,655	313,813
Total property, plant and equipment	655,394	589,944
Other assets:
Long-term investments	5,437	6,503
Deferred financing costs	7,768	10,156
Goodwill	60,252	56,085
Permits and other intangibles, net of accumulated amortization of $60,633 and $48,981, respectively	114,400	114,188
Other	6,687	3,942
Total other assets	194,544	190,874
Total assets	$1,602,475	$1,401,068

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(dollars in thousands)

	As of December 31,
	2010	2009
Current liabilities:
Current portion of capital lease obligations	$7,954	$1,923
Accounts payable	136,978	97,923
Deferred revenue	30,745	21,156
Accrued expenses	116,089	90,707
Current portion of closure, post-closure and remedial liabilities	14,518	18,412
Liabilities held for sale	—	3,199
Total current liabilities	306,284	233,320
Other liabilities:
Closure and post-closure liabilities, less current portion of $5,849 and $7,305, respectively	32,830	28,505
Remedial liabilities, less current portion of $8,669 and $11,107, respectively	128,944	134,379
Long-term obligations	264,007	292,433
Capital lease obligations, less current portion	6,839	6,915
Unrecognized tax benefits and other long-term liabilities	82,744	91,691
Total other liabilities	515,364	553,923
Commitments and contingent liabilities
Stockholders’ equity:
Common stock, $.01 par value:
Authorized 40,000,000 shares; issued and outstanding 26,386,196 and 26,230,803 shares, respectively	264	262
Treasury stock	(2,467)	(2,068)
Shares held under employee participation plan	(777)	(1,150)
Additional paid-in capital	488,648	476,067
Accumulated other comprehensive income	50,759	26,829
Accumulated earnings	244,400	113,885
Total stockholders’ equity	780,827	613,825
Total liabilities and stockholders’ equity	$1,602,475	$1,401,068

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share amounts)

	For the years ended December 31,
	2010	2009	2008
Revenues	$1,731,244	$1,074,220	$1,030,713
Cost of revenues (exclusive of items shown separately below)	1,210,740	753,483	707,820
Selling, general and administrative expenses	205,812	163,157	159,674
Accretion of environmental liabilities	10,307	10,617	10,776
Depreciation and amortization	92,473	64,898	44,471
Income from operations	211,912	82,065	107,972
Other income (expense)	2,795	259	(119)
Loss on early extinguishment of debt	(2,294)	(4,853)	(5,473)
Interest expense, net of interest income of $874, 825, and $5,094, respectively	(27,936)	(15,999)	(8,403)
Income from continuing operations before provision for income taxes	184,477	61,472	93,977
Provision for income taxes	56,756	26,225	36,491
Income from continuing operations	127,721	35,247	57,486
Income from discontinued operations, net of tax	2,794	1,439	—
Net income	$130,515	$36,686	$57,486
Earnings per share:
Basic income	$4.96	$1.48	$2.56
Diluted income	$4.93	$1.47	$2.51
Weighted average common shares outstanding	26,311	24,817	22,465
Weighted average common shares outstanding plus potentially dilutive common shares	26,467	24,933	22,866

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income	$130,515	$36,686	$57,486
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	92,473	64,898	44,471
Allowance for doubtful accounts	1,043	1,006	267
Amortization of deferred financing costs and debt discount	2,921	1,997	1,915
Accretion of environmental liabilities	10,307	10,617	10,776
Changes in environmental liability estimates	(8,328)	(4,657)	(2,047)
Deferred income taxes	4,919	4,830	3,197
Other (income) expense	(2,795)	(259)	119
Stock-based compensation	7,219	968	3,565
Excess tax benefit of stock-based compensation	(1,751)	(481)	(3,504)
Income tax benefit related to stock option exercises	1,739	474	3,534
Gains on sale of businesses	(2,678)	—	—
Write-off of deferred financing costs and debt discount	1,394	1,851	1,921
Environmental expenditures	(10,236)	(8,617)	(14,268)
Changes in assets and liabilities:
Accounts receivable	(49,411)	(11,429)	17,221
Other current assets	(10,550)	1,093	5,529
Accounts payable	38,553	5,050	(17,763)
Other current liabilities	18,774	(10,757)	(2,829)
Net cash from operating activities	224,108	93,270	109,590
Cash flows from investing activities:
Additions to property, plant and equipment	(116,450)	(62,244)	(57,462)
Acquisitions, net of cash acquired	(14,646)	(54,476)	(27,628)
Additions to intangible assets including costs to obtain or renew permits	(4,204)	(2,228)	(2,129)
Purchase of marketable securities	(2,127)	—	(2,529)
Purchase of investment securities	(10,506)	—	—
Proceeds from sales of marketable securities	3,557	105	4,350
Proceeds from sales of fixed assets and assets held for sale	16,053	452	537
Proceeds from insurance settlement	1,336	—	346
Proceeds from sale of long-term investments	1,300	—	—
Net cash used in investing activities	$(125,687)	$(118,391)	$(84,515)

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	For the years ended December 31,
	2010	2009	2008
Cash flows from financing activities:
Change in uncashed checks	$(1,266)	$4,034	$2,513
Proceeds from exercise of stock options	862	430	2,082
Proceeds from exercise of warrants	—	—	2,789
Remittance of shares, net	(399)	(415)	(483)
Excess tax benefit of stock-based compensation	1,751	481	3,504
Deferred financing costs paid	(353)	(10,473)	—
Proceeds from employee stock purchase plan	2,449	2,315	1,820
Payments on capital leases	(5,126)	(1,118)	(485)
Proceeds from issuance of common stock, net	—	—	173,541
Payment on acquired debt	—	(230,745)	—
Principal payments on debt and acquired capital leases	(30,000)	(53,032)	(68,486)
Distribution of cash earned on employee participation plan	(148)	—	—
Issuance of senior secured notes, net	—	292,107	—
Net cash from financing activities	(32,230)	3,584	116,795
Effect of exchange rate change on cash	2,473	5,559	(11,884)
Increase in cash and cash equivalents	68,664	(15,978)	129,986
Cash and cash equivalents, beginning of year	233,546	249,524	119,538
Cash and cash equivalents, end of year	$302,210	$233,546	$249,524
Supplemental information:
Cash payments for interest and income taxes:
Interest paid	$26,985	$7,833	$13,661
Income taxes paid	56,015	14,608	36,520
Non-cash investing and financing activities:
Property, plant and equipment accrued	7,844	908	6,150
Assets acquired through capital lease	10,130	—	—
Issuance of Clean Harbors common stock for Eveready common shares	—	118,427	—
Issuance of acquisition-related common stock, net	1,015	—	—

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

						Accumulated
	Common Stock			Additional		Other		Total
	Number of	$0.01 Par	Treasury	Paid-in	Comprehensive	Comprehensive	Accumulated	Stockholders’
	Shares	Value	Stock	Capital	Income	Income (Loss)	Earnings	Equity
Balance at December 31, 2007	20,328	$203	$(1,170)	$166,653		$17,498	$19,713	$202,897
Net income	—	—	—	—	$57,486	—	57,486	57,486
Foreign currency translation	—	—	—	—	(16,950)	(16,950)	—	(16,950)
Change in fair value of available for sale securities (net of deferred taxes of $332)	—	—	—	—	(716)	(716)	—	(716)
Unfunded pension liability (net of deferred taxes of $328)	—	—	—	—	(520)	(520)	—	(520)
Comprehensive income	—	—	—	—	$39,300	—	—	—
Exercise of warrants	349	3	—	2,786		—	—	2,789
Stock-based compensation	(4)	—	—	3,565		—	—	3,565
Remittance of shares	(31)	—	(483)	—		—	—	(483)
Exercise of stock options	178	2	—	2,080		—	—	2,082
Issuance of common stock, net of issuance costs of $556	2,875	29	—	173,512		—	—	173,541
Tax benefit on exercise of stock options	—	—	—	3,534		—	—	3,534
Employee stock purchase plan	38	—	—	1,820		—	—	1,820
Balance at December 31, 2008	23,733	$237	$(1,653)	$353,950		$(688)	$77,199	$429,045

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)

(in thousands)

				Shares Held
				Under			Accumulated
	Common Stock			Employee	Additional		Other		Total
	Number of	$0.01 Par	Treasury	Participation	Paid-in	Comprehensive	Comprehensive	Accumulated	Stockholders’
	Shares	Value	Stock	Plan	Capital	Income	Income (Loss)	Earnings	Equity
Balance at December 31, 2008	23,733	$237	$(1,653)	$—	$353,950		$(688)	$77,199	$429,045
Net income	—	—	—	—	—	$36,686	—	36,686	36,686
Foreign currency translation	—	—	—	—	—	25,259	25,259	—	25,259
Unrealized gain on long-term investments (net of deferred taxes of $441)	—	—	—	—	—	1,726	1,726	—	1,726
Unfunded pension liability (net of deferred taxes of $254)	—	—	—	—	—	532	532	—	532
Comprehensive income	—	—	—	—	—	$64,203	—	—	—
Stock-based compensation	33	—	—	—	525		—	—	525
Issuance of restricted shares, net of shares remitted	(8)	—	(415)	—	—		—	—	(415)
Shares held under employee participation plan	—	—	—	(1,150)	—		—	—	(1,150)
Exercise of stock options	29	1	—	—	429		—	—	430
Issuance of common stock, net of issuance costs	2,392	24	—	—	118,374		—	—	118,398
Net tax benefit on exercise of stock options	—	—	—	—	474		—	—	474
Employee stock purchase plan	52	—	—	—	2,315		—	—	2,315
Balance at December 31, 2009	26,231	$262	$(2,068)	$(1,150)	$476,067		$26,829	$113,885	$613,825
Net income	—	—	—	—	—	$130,515	—	130,515	130,515
Change in fair value of available of available for sale securities, net of taxes	—	—	—	—	—	(551)	(551)	—	(551)
Foreign currency translation						24,536	24,536	—	24,536
Unfunded pension liability (net of deferred taxes of $24)	—	—	—	—	—	(55)	(55)	—	(55)
Comprehensive income	—	—	—	—	—	$154,445	—	—	—
Stock-based compensation	24	—	—	—	6,518		—	—	6,518
Issuance of restricted shares, net of shares remitted	(6)	—	(399)	—	—		—	—	(399)
Shares held under employee participation plan	—	—	—	373	—		—	—	373
Exercise of stock options	71	2	—	—	860		—	—	862
Issuance of acquisition related common stock, net of issuance costs options	16	—	—	—	1,015		—	—	1,015
Net tax benefit on exercise of stock options	—	—	—	—	1,739		—	—	1,739
Employee stock purchase plan	50	—	—	—	2,449		—	—	2,449
Balance at December 31, 2010	26,386	$264	$(2,467)	$(777)	$488,648		$50,759	$244,400	$780,827

The accompanying notes are an integral part of these consolidated financial statements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OPERATIONS

Clean Harbors, Inc., through its subsidiaries (collectively, the “Company”), is a leading provider of environmental, energy and industrial services throughout North America and is the largest operator of non-nuclear hazardous waste treatment facilities in North America. The Company has a network of more than 175 service locations, including 52 active hazardous waste management properties. These properties include six incineration facilities, nine commercial landfills, seven wastewater treatment facilities, 20 treatment, storage and disposal facilities (“TSDFs”), two solvent recycling facilities and eight locations specializing in polychlorinated biphenyls (“PCB”) management and oil storage and recycling. Some of the Company’s properties offer multiple capabilities. In addition, the Company has 137 service centers, satellite and support locations and corporate and regional offices. These properties are located in 36 U.S. states, seven Canadian provinces, Mexico and Puerto Rico. The Company also operates international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom.

In preparing the accompanying audited consolidated financial statements, the Company has reviewed, as determined necessary by the Company’s management, events that have occurred after December 31, 2010, until the issuance of the financial statements.

(2) SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of the Company reflect the application of certain significant accounting policies as described below:

Principles of Consolidation

The accompanying consolidated statements include the accounts of Clean Harbors, Inc. and its majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable at the time under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and disclosure, if any, of contingent assets and liabilities and reported amounts of revenues and expenses. Actual results could differ from those estimates and judgments.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash, Cash Equivalents and Uncashed Checks

The Company classifies all highly liquid instruments purchased with maturities of three months or less as cash equivalents.

The Company’s cash management program with its revolving credit lender allows for the maintenance of a zero balance in the U.S. bank disbursement accounts that are used to issue vendor and payroll checks. The program can result in checks outstanding in excess of bank balances in the disbursement accounts. When checks are presented to the bank for payment, cash deposits in amounts sufficient to fund the checks are made, at the Company’s discretion, either from funds provided by other accounts or under the terms of the Company’s revolving credit facility. Therefore, until checks are presented for payment, there is no right of offset by the bank and the Company continues to have control over cash relating to both released as well as unreleased checks. Checks that have been written to vendors or employees but have not yet been presented for payment at the Company’s bank are classified as uncashed checks as part of accounts payable and added back to cash balances.

Marketable Securities

The Company has classified its marketable securities as available-for-sale and, accordingly, carries such securities at fair value. Unrealized gains and losses are reported, net of tax, as a component of stockholders’ equity.

Allowances for Doubtful Accounts

On a regular basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on an evaluation of historical collection trends, customer concentration, customer credit ratings, current economic trends and changes in customer payment patterns.

Credit Concentration

Concentration of credit risks in accounts receivable is limited due to the large number of customers comprising the Company’s customer base throughout North America and internationally. The Company maintains strict policies over credit extension that include credit evaluations, credit limits and collection monitoring procedures on a customer-by-customer basis. However, the Company generally does not require collateral before services are performed. The Company establishes an allowance for doubtful accounts each month based on specific review of particular balances and customers, the credit risk applicable to particular customers, historical collection trends, age of outstanding receivables, existing economic conditions and other information as deemed applicable. Past-due receivable balances are written-off when the Company’s internal collection efforts have been deemed unsuccessful in collecting the outstanding balance due. As of December 31 2010 and 2009, no individual customer accounted for more than 10% of net accounts receivable. During each of the years ended December 31, 2010, 2009 and 2008, no individual customer accounted for more than 10% of total revenues.

Unbilled Receivables

The Company recognizes unbilled accounts receivable for service and disposal transactions rendered but not invoiced to the customer by the end of the period.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

Supplies Inventories

Supplies inventories consist primarily of supplies and repair parts expected to be used in the operating cycle, which are stated at the lower of cost or market. The Company periodically reviews its inventories for obsolete or unsaleable items and adjusts its carrying value to reflect estimated realizable values.

Property, Plant and Equipment (excluding landfill assets)

Property, plant and equipment are stated at cost and include amounts capitalized under capital lease obligations. Expenditures for major renewals and improvements which extend the life of the asset are capitalized. Items of an ordinary repair or maintenance nature are charged directly to operating expense as incurred. During the construction and development period of an asset, the costs incurred, including applicable interest costs, are classified as construction-in-progress. Interest in the amount of $0.5 million, $0.2 million and $0.2 million was capitalized to fixed assets during the years ended December 31, 2010, 2009 and 2008, respectively. Depreciation and amortization expense was $72.9 million, $50.4 million and $33.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company depreciates and amortizes the cost of these assets, using the straight-line method as follows:

Asset Classification	Estimated Useful Life
Buildings and building improvements
Buildings	30–40 years
Land, leasehold and building improvements	5–40 years
Camp equipment	12–15 years
Vehicles	3–12 years
Equipment
Capitalized software and computer equipment	3 years
Containers and railcars	15–20 years
All other equipment	8–10 years
Furniture and fixtures	5–8 years

Land, leasehold and building improvements have a weighted average life of 9.3 years.

Camp equipment consists of industrial lodging facilities that are utilized in the Company’s Industrial Services segment to provide lodging services to companies in the refinery and petrochemical industries.

The Company recognizes an impairment in the carrying value of long-lived assets when the expected future undiscounted cash flows derived from the assets are less than their carrying value. For the years ended December 31, 2010, 2009 and 2008, the Company did not record impairment charges related to long-lived assets.

Goodwill and Intangible Assets

Goodwill is comprised of the purchase price of business acquisitions in excess of the fair value assigned to the net tangible and identifiable intangible assets acquired. Goodwill is not amortized but is

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

reviewed for impairment annually, or when events or changes in the business environment indicate that the carrying value of the reporting unit may exceed its fair value.

Permits are recorded at historical cost and other intangible assets are recorded at fair value. Permits relating to landfills are amortized on a units-of-consumption basis. All other permits are amortized over periods ranging from 5 to 30 years on a straight-line basis. Permits consist of the value of permits acquired in a business combination and direct costs related to obtaining such permits such as legal fees, site surveys, engineering costs and other expenses. Other intangible assets consist of customer relationships, acquired trade names, and non-compete agreements. Other intangible assets are amortized on a straight-line basis over their respective useful lives, which range from 3 to 12 years. In addition, the Company has capitalized legal costs incurred in connection with the defense of the Company’s right to accept a new type of waste at one of its facilities under a validly issued permit. Amortization expense was $10.9 million, $7.7 million and $5.5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Long-lived tangible and intangible assets other than goodwill are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be entirely recoverable. When such factors and circumstances exist, management compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made. Any resulting impairment losses recorded by the Company could have an adverse impact on the Company’s results of operations by either decreasing net income or increasing net loss. There were no impairment charges during the years ended December 31, 2010, 2009 and 2008.

During the quarter ended March 31, 2011, the Company re-aligned its management reporting structure. Under the new structure, the Company’s operations are managed in four reportable segments: Technical Services, Field Services, Industrial Services and Oil and Gas Field Services. The new segment, Oil and Gas Field Services, consists of the previous Exploration Services segment, as well as certain oil and gas related field services departments that were re-assigned from the Industrial Services segment. In addition, certain departments from the Field Services segment were re-assigned to the Industrial Services segment.  Accordingly, the Company re-aligned and re-allocated departmental costs being allocated among the segments to support these management reporting changes.  The Company has recast all periods presented to conform to the 2011 segmentation reporting of the Company.

The Company also assesses goodwill for impairment at least on an annual basis as of December 31 by comparing the fair value of each reporting unit to its carrying value, including goodwill. The Company conducted its annual impairment test of goodwill as of December 31, 2010 and determined that no adjustment to the carrying value of goodwill for any reporting unit was necessary. The change in segmentation reporting made in 2011 did not have an impact on the annual goodwill impairment test as the test is performed at the reporting unit level. The fair value of Technical Services, Field Services and Industrial Services significantly exceeded their respective carrying values. The fair value of Oil and Gas Field Services exceeded the carrying value by more than 10%. There can be no assurance that future events will not result in an impairment of goodwill. If the reporting unit’s fair value were to fall below its carrying value, a non-cash impairment charge to income from operations could result.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

Leases

The Company leases rolling stock, rail cars, equipment, real estate and office equipment under operating leases. Certain real estate leases contain rent holidays and rent escalation clauses. Most of the Company’s real estate lease agreements include renewal periods at the Company’s option. For its operating leases, the Company recognizes rent holiday periods and scheduled rent increases on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased assets.

Deferred Financing Costs

Deferred financing costs are amortized over the life of the related debt instrument using the effective interest method. Amortization expense is included in interest expense in the statements of income.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, receivables, trade payables, auction rate securities and long-term debt. The estimated fair value of cash and cash equivalents, receivables, and trade payables approximate their carrying value due to the short maturity of these instruments. The fair value of marketable securities is recorded based on quoted market prices and the fair value of auction rate securities are recorded based on discounted cash flows.

Landfill Accounting

The Company amortizes landfill improvements, and certain landfill-related permits over their estimated useful lives. The units-of-consumption method is used to amortize land, landfill cell construction, asset retirement costs and remaining landfill cells and sites. The Company also utilizes the units-of-consumption method to record closure and post-closure obligations for landfill cells and sites. Under the units-of-consumption method, the Company includes future estimated construction and asset retirement costs, as well as costs incurred to date, in the amortization base of the landfill assets. Additionally, where appropriate, as described below, the Company includes probable expansion airspace that has yet to be permitted in the calculation of the total remaining useful life of the landfill.

Landfill assets—Landfill assets include the costs of landfill site acquisition, permits and cell construction incurred to date. These amounts are recorded at cost, which includes capitalized interest as applicable. Landfill assets, net of amortization, are combined with management’s estimate of the costs required to complete construction of the landfill to determine the amount to be amortized over the remaining estimated useful economic life of a site. Amortization of landfill assets is recorded on a units-of-consumption basis, such that the landfill assets should be completely amortized at the date the landfill ceases accepting waste. Amortization totaled $8.7 million, $6.8 million and $5.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. Changes in estimated costs to complete construction are applied prospectively to the amortization rate.

Landfill capacity—Landfill capacity, which is the basis for the amortization of landfill assets and for the accrual of final closure and post-closure obligations, represents total permitted airspace plus unpermitted airspace that management believes is probable of ultimately being permitted based on established criteria. The Company applies the following criteria for evaluating the probability of

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

obtaining a permit for future expansion airspace at existing sites, which provides management a basis to evaluate the likelihood of success of unpermitted expansions:

•                  Personnel are actively working to obtain the permit or permit modifications (land use, state, provincial and federal) necessary for expansion of an existing landfill, and progress is being made on the project.

•                  Management expects to submit the application within the next year and to receive all necessary approvals to accept waste within the next five years.

•                  At the time the expansion is included in the Company’s estimate of the landfill’s useful economic life, it is probable that the required approvals will be received within the normal application and processing time periods for approvals in the jurisdiction in which the landfill is located.

•                  The Company or other owner of the landfill has a legal right to use or obtain the right to use the land associated with the expansion plan.

•                  There are no significant known political, technical, legal or business restrictions or issues that could impair the success of such expansion.

•                  A financial feasibility analysis has been completed and the results demonstrate that the expansion will have a positive financial and operational impact such that management is committed to pursuing the expansion.

•                  Additional airspace and related additional costs, including permitting, final closure and post-closure costs, have been estimated based on the conceptual design of the proposed expansion.

Exceptions to the criteria set forth above may be approved through a landfill-specific approval process that includes approval from the Company’s Chief Financial Officer and review by the Audit Committee of the Company’s Board of Directors. As of December 31, 2010, there were four unpermitted expansions at three locations included in the Company’s landfill accounting model, which represented 35.4% of the Company’s remaining airspace at that date. As of December 31, 2010 and 2009, none of the expansions were considered exceptions to the Company’s established criteria.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

As of December 31, 2010, the Company had 11 active landfill sites (including the Company’s two non-commercial landfills), which have estimated remaining lives (based on anticipated waste volumes and remaining highly probable airspace) as follows:

		Remaining Lives	Remaining Highly Probable Airspace (cubic yards) (in thousands)
Facility Name	Location	(Years)	Permitted	Unpermitted	Total
Altair	Texas	20	985	—	985
Buttonwillow	California	38	8,613	—	8,613
Deer Park	Texas	13	452	—	452
Deer Trail	Colorado	20	759	—	759
Grassy Mountain	Utah	20	1,442	804	2,246
Kimball	Nebraska	15	353	—	353
Lambton	Ontario	55	273	6,212	6,485
Lone Mountain	Oklahoma	32	721	3,101	3,822
Ryley	Alberta	12	1,098	—	1,098
Sawyer	North Dakota	40	1,012	—	1,012
Westmorland	California	64	2,732	—	2,732
			18,440	10,117	28,557

The Company had 1.5 million cubic yards of permitted, but not highly probable, airspace as of December 31, 2010. Permitted, but not highly probable, airspace is permitted airspace the Company currently does not expect to utilize; therefore, this airspace has not been included in the above table.

The following table presents the remaining highly probable airspace from January 1, 2008 through December 31, 2010 (in thousands of cubic yards):

	2010	2009	2008
Remaining capacity at January 1,	25,765	28,308	28,511
Addition (reduction) of highly probable airspace	3,905	(1,635)	623
Consumed	(1,113)	(908)	(826)
Remaining capacity at December 31,	28,557	25,765	28,308

Amortization of cell construction costs and accrual of cell closure obligations—Landfills are typically comprised of a number of cells, which are constructed within a defined acreage (or footprint). The cells are typically discrete units, which require both separate construction and separate capping and closure procedures. Cell construction costs are the costs required to excavate and construct the landfill cell. These costs are typically amortized on a units-of-consumption basis, such that they are completely amortized when the specific cell ceases accepting waste. In some instances, the Company has landfills that are engineered and constructed as “progressive trenches.” In progressive trench landfills, a number of contiguous cells form a progressive trench. In those instances, the Company amortizes cell construction costs over the airspace within the entire trench, such that the cell construction costs will be fully amortized at the end of the trench useful life.

The design and construction of a landfill does not create a landfill asset retirement obligation. Rather, the asset retirement obligation for cell closure (the cost associated with capping each cell) is incurred in relatively small increments as waste is placed in the landfill. Therefore, the cost required to

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

construct the cell cap is capitalized as an asset retirement cost and a liability of an equal amount is established, based on the discounted cash flow associated with each capping event, as airspace is consumed. Spending for cell capping is reflected as environmental expenditures within operating activities in the statement of cash flows.

Landfill final closure and post-closure liabilities—The balance of landfill final closure and post-closure liabilities at December 31, 2010 and 2009 was $29.8 million and $28.1 million, respectively. The Company has material financial commitments for the costs associated with requirements of the Environmental Protection Agency (“EPA”) and the comparable regulatory agency in Canada for landfill final closure and post-closure activities. In the United States, the landfill final closure and post-closure requirements are established under the standards of the EPA, and are implemented and applied on a state-by-state basis. The Company develops estimates for the cost of these activities based on an evaluation of site-specific facts and circumstances, including the Company’s interpretation of current regulatory requirements and proposed regulatory changes. Such estimates may change in the future due to various circumstances including, but not limited to, permit modifications, changes in legislation or regulations, technological changes and results of environmental studies.

Final closure costs are the costs incurred after the site ceases to accept waste, but before the landfill is certified as closed by the applicable state regulatory agency. These costs generally include the costs required to cap the final cell of the landfill (if not included in cell closure), the costs required to dismantle certain structures for landfills and other landfill improvements, and regulation-mandated groundwater monitoring, and leachate management. Post-closure costs involve the maintenance and monitoring of a landfill site that has been certified closed by the applicable regulatory agency. These costs generally include groundwater monitoring and leachate management. Regulatory post-closure periods are generally 30 years after landfill closure. Final closure and post-closure obligations are accrued on a units-of-consumption basis, such that the present value of the final closure and post-closure obligations are fully accrued at the date the landfill discontinues accepting waste.

Cell closure, final closure and post closure costs (also referred to as “asset retirement obligations”) are calculated by estimating the total obligation in current dollars, adjusted for inflation (1.02% during both 2010 and 2009) and discounted at the Company’s credit-adjusted risk-free interest rate (9.74% for the year ended December 31, 2010, 10.57% for the period January 1 through July 31, 2009 and 9.37% for the period August 1 through December 31, 2009). In 2009, the credit-adjusted risk-free interest rate was recalculated mid-year due to the August 2009 offering of $300.0 million of senior secured notes and the discharge of the outstanding balance of the prior senior secured notes on which the initial 2009 rate had been based.

Non-Landfill Closure and Post-Closure Liabilities

Non-landfill closure costs include costs required to dismantle and decontaminate certain structures and other costs incurred during the closure process. Post-closure costs, if required, include associated maintenance and monitoring costs as required by the closure permit. Post-closure periods are performance-based and are not generally specified in terms of years in the closure permit, but generally range from 10 to 30 years or more.

The Company records its non-landfill closure and post-closure liability by: (i) estimating the current cost of closing a non-landfill facility and the post closure care of that facility, if required, based upon the closure plan that the Company is required to follow under its operating permit, or in the

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

event the facility operates with a permit that does not contain a closure plan, based upon legally enforceable closure commitments made by the Company to various governmental agencies; (ii) using probability scenarios as to when in the future operations may cease; (iii) inflating the current cost of closing the non-landfill facility on a probability weighted basis using the inflation rate to the time of closing under each probability scenario; and (iv) discounting the future value of each closing scenario back to the present using the credit-adjusted risk-free interest rate. Non-landfill closure and post-closure obligations arise when the Company commences operations.

The balance of non-landfill closure and post-closure liabilities at December 31, 2010 and 2009 was $8.9 million and $7.7 million, respectively. Management bases estimates for non-landfill closure and post-closure liabilities on its interpretation of existing permit and regulatory requirements for closure and post-closure maintenance and monitoring. The Company’s cost estimates are calculated using internal sources as well as input from third party experts. Management uses probability scenarios to estimate when future operations will cease and inflates the current cost of closing the non-landfill facility on a probability weighted basis using the appropriate inflation rate and then discounting the future value to arrive at an estimated present value of closure and post-closure costs. The estimates for non-landfill closure and post-closure liabilities are inherently uncertain due to the possibility that permit and regulatory requirements will change in the future, impacting the estimation of total costs and the timing of the expenditures. Management reviews non-landfill closure and post-closure liabilities for changes to key assumptions that would impact the amount of the recorded liabilities. Changes that would prompt management to revise a liability estimate include changes in legal requirements that impact the Company’s expected closure plan, in the market price of a significant cost item, in the probability scenarios as to when future operations at a location might cease, or in the expected timing of the cost expenditures. Changes in estimates for non-landfill closure and post-closure events immediately impact the required liability and the value of the corresponding asset. If a change is made to a fully-consumed asset, the adjustment is charged immediately to expense. When a change in estimate relates to an asset that has not been fully consumed, the adjustment to the asset is recognized in income prospectively as a component of amortization. Historically, material changes to non-landfill closure and post-closure estimates have been infrequent.

Remedial Liabilities

Remedial liabilities, including Superfund liabilities, include the costs of removal or containment of contaminated material, the treatment of potentially contaminated groundwater and maintenance and monitoring costs necessary to comply with regulatory requirements. Most of the Company’s remedial liabilities relate to the active and inactive hazardous waste treatment and disposal facilities which the Company acquired in the last eight years and 35 Superfund sites owned by third parties for which the Company agreed to indemnify certain remedial liabilities owed or potentially owed to governmental entities by the sellers of certain assets (the “CSD assets”) which the Company acquired in 2002. The Company performed extensive due diligence to estimate accurately the aggregate liability for remedial liabilities to which the Company became potentially liable as a result of the acquisitions. The Company’s estimate of remedial liabilities involved an analysis of such factors as: (i) the nature and extent of environmental contamination (if any); (ii) the terms of applicable permits and agreements with regulatory authorities as to cleanup procedures and whether modifications to such permits and agreements will likely need to be negotiated; (iii) the cost of performing anticipated cleanup activities based upon current technology; and (iv) in the case of Superfund and other sites where other parties will also be responsible for a portion of the cleanup costs, the likely allocation of such costs and the

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

ability of such other parties to pay their share. Remedial liabilities and on-going operations are reviewed quarterly and adjustments are made as necessary.

The Company periodically evaluates potential remedial liabilities at sites that it owns or operates or to which the Company or the sellers of the CSD assets (or the respective predecessors of the Company or such sellers) transported or disposed of waste, including 62 Superfund sites as of December 31, 2010. The Company periodically reviews and evaluates sites requiring remediation, including Superfund sites, giving consideration to the nature (i.e., owner, operator, arranger, transporter or generator) and the extent (i.e., amount and nature of waste hauled to the location, number of years of site operations or other relevant factors) of the Company’s (or such sellers’) alleged connection with the site, the extent (if any) to which the Company believes it may have an obligation to indemnify cleanup costs in connection with the site, the regulatory context surrounding the site, the accuracy and strength of evidence connecting the Company (or such sellers) to the location, the number, connection and financial ability of other named and unnamed potentially responsible parties (“PRPs”) and the nature and estimated cost of the likely remedy. Where the Company concludes that it is probable that a liability has been incurred and an amount can be estimated, a provision is made, based upon management’s judgment and prior experience, of such estimated liability.

Remedial liabilities are inherently difficult to estimate. Estimating remedial liabilities requires that the existing environmental contamination be understood. There are risks that the actual quantities of contaminants differ from the results of the site investigation, and that contaminants exist that have not been identified by the site investigation. In addition, the amount of remedial liabilities recorded is dependent on the remedial method selected. There is a risk that funds will be expended on a remedial solution that is not successful, which could result in the additional incremental costs of an alternative solution. Such estimates, which are subject to change, are subsequently revised if and when additional or new information becomes available.

Remedial liabilities are discounted only when the timing of the payments is estimable and the amounts are determinable. Management’s experience has been that the timing of payments for remedial liabilities is not usually estimable, and therefore the amounts of remedial liabilities are not generally discounted. In the case of remedial liabilities assumed in connection with acquisitions, acquired liabilities are recorded under purchase accounting at fair value, which requires taking into consideration inflation and discount factors. Accordingly, as of the respective acquisition dates, the Company recorded the remedial liabilities assumed as part of acquisitions at their fair value, which were calculated by inflating costs in current dollars using an estimate of future inflation rates as of the respective acquisition dates until the expected time of payment, and then discounting the amount of the payments to their present value using a risk-free discount rate as of the acquisition dates. Discounts were and will be applied to the environmental liabilities as follows:

•                  Remedial liabilities assumed relating to acquisitions are and will continue to be inflated using the inflation rates at the time of each acquisition (ranging from 2.17% to 2.44%) until the expected time of payment, then discounted at the risk-free interest rate at the time of such acquisition (ranging from 4.17% to 4.9%).

•                  Remedial liabilities incurred subsequent to the acquisitions and remedial liabilities of the Company that existed prior to the acquisitions have been and will continue to be recorded at the estimated current value of the liabilities, which is usually neither increased for inflation nor reduced for discounting.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

Claims for Recovery

The Company records claims for recovery from third parties relating to remedial liabilities only when realization of the claim is probable. The gross remedial liability is recorded separately from the claim for recovery on the balance sheet. At December 31, 2010 and 2009, the Company had recorded no such claims.

Letters of Credit

The Company utilizes letters of credit primarily as security for financial assurance which it has been required to provide to regulatory bodies for its hazardous waste facilities and which would be called only in the event that the Company fails to satisfy closure, post-closure and other obligations under the permits issued by those regulatory bodies for such licensed facilities. See Note 9, “Financing Arrangements,” for further discussion of financing arrangements. As of December 31, 2010 and 2009, the Company had outstanding letters of credit in an aggregate amount of $86.1 million and $88.7 million, respectively, under the revolving credit facility.

Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income (loss) were as follows (in thousands):

	December 31,
	2010	2009	2008
Cumulative translation adjustment of foreign currency statements	$50,966	$26,430	$1,171
Unrealized gain (loss) on long-term investments (net of deferred taxes of ($50), ($109) and $332, respectively)	459	1,010	(716)
Unfunded pension liability (net of deferred taxes of $225, $201 and $455, respectively)	(666)	(611)	(1,143)
	$50,759	$26,829	$(688)

Foreign Currency

The Company has operations in Canada and Mexico, and also operates international locations in Bulgaria, China, Singapore, Sweden, Thailand and the United Kingdom. The functional currencies of Canada, Mexico, Singapore, Sweden, Thailand and the United Kingdom are their respective local currencies. The functional currencies of Bulgaria and China are the Euro and the U.S. dollar, respectively. Assets and liabilities are translated to U.S. dollars at the exchange rate in effect at the balance sheet date and revenue and expenses at the average exchange rate for the period. Gains and losses from the translation of the consolidated financial statements of certain foreign subsidiaries into U.S. dollars are included in stockholders’ equity as a component of other comprehensive income. Gains and losses resulting from foreign currency transactions are recognized in the consolidated statements of income. Recorded balances that are denominated in a currency other than the functional currency are

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

remeasured to the functional currency using the exchange rate at the balance sheet date and gains or losses are recorded in the statements of income.

Revenue Recognition

The Company provides environmental, energy and industrial services through four segments: Technical Services, Field Services, Industrial Services and Oil and Gas Field Services.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collection is reasonably assured. Revenue is recognized net of estimated allowances. Revenue is generated by short-term projects, most of which are governed by master service agreements that are long-term in nature. The master service agreements are typically entered into with the Company’s larger customers and outline the pricing and legal frameworks for such arrangements.

Due to the nature of the business and the complex invoices that result from the services provided, customers may withhold payments and attempt to renegotiate amounts invoiced. Accordingly, management establishes a revenue allowance to cover the estimated amounts of revenue that may need to be credited to customers’ accounts in future periods. The Company records a provision for revenue allowances based on specific review of particular customers, historical trends and other relevant information.

Technical Services revenue is generated from fees charged for hazardous material management and disposal services including onsite environmental management services, collection and transportation, packaging, recycling, treatment and disposal of hazardous and non-hazardous waste. Services are provided based on purchase orders or agreements with the customer and include prices based upon units of volume of waste, and transportation and other fees. Collection and transportation, and packaging revenues are recognized when the transported waste is received at the disposal facility. Revenues for treatment and disposal of hazardous waste are recognized upon completion of wastewater treatment, final disposition in a landfill or incineration of the waste, all at Company-owned sites, or when the waste is shipped to a third party for processing and disposal. Revenue for all other Technical Services is also recognized when services are rendered. The Company, at the request of a customer, periodically enters into bundled arrangements for the collection and transportation and disposal of waste. The Company accounts for such arrangements as multiple-element arrangements with separate units of accounting. The Company measures and allocates the consideration from the arrangement to the separate units, based on evidence of fair value for each deliverable. Revenues from waste that is not yet completely processed and disposed and the related costs are deferred until these services are completed.

Field Services provides cleanup services on customer sites or other locations on a scheduled or emergency response basis, as well as oil and oil products recycling and PCB disposal. The Company’s services are provided based on purchase orders or agreements with the customer and include prices based upon daily, hourly or job rates for equipment, materials and personnel. Revenues are recorded as services are performed. Revenue is recognized on contracts with retainage when services have been rendered and collectability is reasonably assured.

Industrial Services provides industrial and specialty services such as plant outage and turnaround services, high-pressure and chemical cleaning, catalyst handling, decoking, material processing and industrial lodging services to refineries, chemical plants, pulp and paper mills, and other industrial

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

facilities. The Company’s services are provided based on purchase orders or agreements with the customer and include prices based upon daily, hourly or job rates for equipment, materials and personnel. Revenues are recognized as services are performed. Revenue for lodging services is recognized in the period the room is used by the customer based on the related lodging agreements.

Oil and Gas Field Services  provides exploration and directional boring services (such as geospatial data imaging, line clearing, heli-portable and track drilling, seismic surveying, and land development), to the energy sector serving oil and gas exploration, production, and power generation. Services are provided based on purchase orders or agreements with the customer and include prices based upon daily, hourly or job rates for equipment, materials and personnel. Revenues for such services are recognized as services are performed.

Stock-Based Compensation

The Company recognizes stock-based compensation expense in the financial statements based on the fair value of the awards. Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period, and includes an estimate of awards that will be forfeited. The fair value of stock options is calculated using the Black-Scholes option-pricing model. Compensation expense is based on the number of options expected to vest. Forfeitures estimated when recognizing compensation expense are adjusted when actual forfeitures differ from the estimate. The fair value of the Company’s grants of restricted stock are based on the quoted market price for the Company’s common stock on the respective dates of grant.

Any reduction in taxes payable resulting from tax deductions that exceed the recognized tax benefit associated with compensation expense (excess tax benefits) is classified as financing cash flows.

Income Taxes

There are two major components of income tax expense, current and deferred. Current income tax expense approximates cash to be paid or refunded for taxes for the applicable period. Deferred tax expense or benefit is the result of changes between deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement basis and tax basis of assets and liabilities as well as from net operating loss and tax credit carryforwards as measured by the enacted tax rates, which will be in effect when these differences reverse. The Company evaluates the recoverability of future tax deductions and credits and a valuation allowance is established by tax jurisdiction when, based on an evaluation of objective verifiable evidence, it is more likely than not that some portion or all of deferred tax assets will not be realized.

The Company recognizes and measures a tax benefit from uncertain tax positions when it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company recognizes a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company adjusts these liabilities when its judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statements of income. Accrued interest and penalties are included within unrecognized tax benefits and other long-term liabilities line in the consolidated balance sheet.

Earnings per Share (“EPS”)

Basic EPS is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all potentially dilutive common shares that were outstanding during the period.

Business Combinations

For all business combinations (whether partial, full or step acquisitions), the Company records 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration is recognized at its fair value on the acquisition date; changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition.

Future reversal of the Company’s current acquisition-related tax reserves of approximately $3.1 million (excluding interest and penalties) will be recorded in earnings, and will affect the Company’s annual effective income tax rate. Due to the expiring statutes of limitation periods in Canada, the Company expects that acquisition-related tax reserves will decrease by the full $3.1 million within the next 12 months, which will be recorded in earnings and therefore impact the effective income tax rate.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board and are adopted by the Company as of the specified effective dates. Unless otherwise discussed below, management believes that the impact of recently issued accounting pronouncements will not have a material impact on the Company’s financial position, results of operations and cash flows, or do not apply to the Company’s operations.

In 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605)—Multiple-Deliverable Revenue Arrangements, or ASU, 2009-13 which provides additional guidance on the recognition of revenue from multiple element arrangements. ASU 2009-13 states that if vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, companies are required to develop a best estimate of the selling price for separate deliverables and allocate arrangement consideration using the relative selling price method. The Company will adopt ASU 2009-13 prospectively as of January 1, 2011. The Company does not believe the adoption will have a material effect on its consolidated financial statements and is assessing the new disclosure requirements.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) BUSINESS COMBINATIONS

Eveready

On July 31, 2009, the Company acquired 100% of the outstanding common shares of Eveready Inc., an Alberta corporation headquartered in Edmonton, Alberta (“Eveready”). Eveready provides industrial maintenance and production, lodging, and exploration services to the oil and gas, chemical, pulp and paper, manufacturing and power generation industries.

During the quarter ended June 30, 2010, the Company finalized the purchase accounting for the acquisition of Eveready. No further adjustments have been made to the assets acquired and liabilities assumed since the end of the measurement period and there have been no material adjustments since December 31, 2009. The following table summarizes the recognized amounts of identifiable assets acquired and liabilities assumed at July 31, 2009 (in thousands):

July 31, 2009 (As adjusted)
Current assets(i)(ii)	$120,451
Property, plant and equipment	271,752
Identifiable intangible assets(iii)	43,200
Other assets	1,459
Current liabilities(ii)	(39,407)
Asset retirement obligations	(70)
Other liabilities	(6,771)
Noncontrolling interests(iv)	(5,484)
Total identifiable net assets	$385,130
Goodwill(v)	24,561
$409,691

(i)            The final fair value of the financial assets acquired includes customer receivables with a fair value of $80.0 million. The gross amount due is $88.3 million.

(ii)           Includes assets and liabilities held for sale of $12.1 million and $3.0 million, respectively.

(iii)          The intangible assets are being amortized over a weighted average useful life of 8.2 years.

(iv)          The fair value of the noncontrolling interests approximates the maximum redemption prices on the date of the acquisition.

(v)           Goodwill, which is attributable to assembled workforce and expected operating and cross-selling synergies, is not expected to be deductible for tax purposes. Goodwill of $9.1 million, $11.5 million, $1.4 million and $2.6 million has been recorded in the Industrial Services, Oil and Gas Field Services, Field Services and Technical Services segments, respectively. The change in segmentation reporting made in 2011 resulted in a reallocation of $3.1 million of goodwill from Industrial Services to Oil and Gas Field Services.

At the time of the Company’s acquisition of Eveready on July 31, 2009, there was an aggregate 7.89% noncontrolling interest in an Eveready subsidiary held by the former owners of Bullseye Directional Drilling (“Bullseye”) and Rodrigue Directional Drilling (“Rodrigue”) group of companies, which were acquired by Eveready in 2006. Under the agreements with the former owners, Eveready then held a call option to acquire, and the former owners then held a put option to sell, the

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) BUSINESS COMBINATIONS (Continued)

noncontrolling interests at certain prices to be determined in accordance with the agreements. In September 2009, the agreements were amended to provide that the options would be exercisable for fixed prices to be paid in cash on September 1, 2010 in the case of Bullseye and on December 1, 2010 in the case of Rodrigue. The agreements for the noncontrolling interests of Bullseye and Rodrigue were exercised in September 2009 and December 2009, respectively, and the Company classified the maximum redemption amount as accrued expenses at December 31, 2009. On September 1, 2010 and December 1, 2010, respectively, the Company paid the required cash payments. For the years ended December 31, 2010 and 2009, the net income attributable to those noncontrolling interests was immaterial and was included in the Company’s net income.

The following unaudited pro forma combined summary data presents information as if Eveready had been acquired at the beginning of the periods presented with financing obtained as described above and assumes that there were no other changes in the Company’s operations. The pro forma information does not necessarily reflect the actual results that would have occurred had the Company and Eveready been combined during the periods presented, nor is it necessarily indicative of the future results of operations of the combined companies (in thousands).

	Year ended December 31,
	2009	2008
Pro forma combined revenues	$1,349,269	$1,644,348
Pro forma combined net income	$29,025	$(6,326)
Earnings per share	$1.16	$(0.25)

Sturgeon

On April 30, 2010, the Company acquired privately-held Sturgeon & Son Transportation, Inc. (“Sturgeon”), a wholly-owned subsidiary of Sturgeon Services International, Inc., for a final purchase price of $14.9 million which included $13.0 million in cash (including $0.5 million of post-closing adjustments), $1.0 million related to the issuance of 16,000 shares of the Company’s common stock and $0.9 million related to the buyout of operating leases. Headquartered in Bakersfield, California, Sturgeon specializes in hazardous waste removal and transportation, as well as on-site refinery industrial services. The Company anticipates that this acquisition will enhance its growing West Coast presence in a number of vertical markets including oilfield and refinery services. In addition, Sturgeon operates an extensive fleet of specialized equipment that has been added to the Company’s existing network of assets in the Western U.S.

During the three months ended September 30, 2010, the Company finalized the purchase accounting for the acquisition of Sturgeon. The Company has recorded $4.8 million of property, plant and equipment, $4.0 million of intangible assets that are being amortized over a weighted average useful life of 9 years and $4.6 million of goodwill to the Technical Services segment, based on final fair value estimates. The goodwill is expected to be deductible for tax purposes. Acquisition-related costs of $0.1 million were included in selling, general, and administrative expenses for the year ended December 31, 2010.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, receivables, trade payables, auction rate securities and long-term debt. The estimated fair value of cash and cash equivalents, receivables, and trade payables approximate their carrying value due to the short maturity of these instruments. As of December 31, 2010, the Company held certain marketable securities and auction rate securities that are required to be measured at fair value on a recurring basis. The fair value of marketable securities is recorded based on quoted market prices. The auction rate securities are classified as available for sale and the fair value of these securities as of December 31, 2010 was estimated utilizing a discounted cash flow analysis. The discounted cash flow analysis considered, among other items, the collateralization underlying the security investments, the creditworthiness of the counterparty, the timing of expected future cash flows, and the expectation of the next time the security is expected to have a successful auction. The auction rate securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by the Company.

As of December 31, 2010, all of the Company’s auction rate securities continue to have AAA underlying ratings. The underlying assets of the Company’s auction rate securities are student loans, which are substantially insured by the Federal Family Education Loan Program. During the three-month period ended June 30, 2010, the Company liquidated $1.3 million in auction rate securities at par. The Company attributes the $0.3 million decline in the fair value of the securities from the original cost basis to external liquidity issues rather than credit issues. The Company assessed the decline in value to be temporary because the Company does not intend to sell the securities and it is more likely than not that it will not have to sell the securities before their maturity.

During the year ended December 31, 2010, the Company recorded an unrealized pre-tax gain of $0.2 million on its auction rate securities which is included in accumulated other comprehensive income. In addition, as of December 31, 2010, the Company continued to earn interest on all of its auction rate securities with interest rates resetting generally every 28 days.

The Company’s assets measured at fair value on a recurring basis subject to the disclosure requirements at December 31, 2010 and 2009 were as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2010
Auction rate securities	$—	$—	$5,437	$5,437
Marketable securities	$3,174	$—	$—	$3,174

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Auction rate securities	$—	$—	$6,503	$6,503
Marketable securities	$2,072	$—	$—	$2,072

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) FAIR VALUE MEASUREMENTS (Continued)

The following table presents the changes in the Company’s long-term investments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2010 and 2009 (in thousands):

	2010	2009
Balance at January 1	$6,503	$6,237
Sale of auction rate securities at par	(1,300)	—
Unrealized gains included in other comprehensive income	234	266
Balance at December 31	$5,437	$6,503

(5) GOODWILL AND OTHER INTANGIBLE ASSETS

The changes to goodwill for the years ended December 31, 2010 and 2009 were as follows (in thousands):

	2010	2009
Balance at January 1	$56,085	$24,578
Acquired from acquisitions	5,393	30,200
Decrease from adjustments related to the Eveready acquisition during the measurement period	(2,454)	—
Foreign currency translation	1,228	1,307
Balance at December 31	$60,252	$56,085

The increase in goodwill during the year ended December 31, 2010 primarily related to the Company’s acquisition of Sturgeon, offset by final purchase price adjustments related to the Company’s acquisition of Eveready. The increase in goodwill during the year ended December 31, 2009 was primarily related to the Company’s acquisition of Eveready.

Below is a summary of amortizable other intangible assets (in thousands):

	December 31, 2010				December 31, 2009
	Cost	Accumulated Amortization	Net	Weighted Average Amortization Period (in years)	Cost	Accumulated Amortization	Net	Weighted Average Amortization Period (in years)
Permits	$103,493	$42,430	$61,063	15.9	$100,236	$38,246	$61,990	13.8
Customer lists	58,322	10,418	47,904	8.0	52,327	4,220	48,107	8.9
Other intangible assets	13,218	7,785	5,433	3.5	10,606	6,515	4,091	4.3
	$175,033	$60,633	$114,400	9.7	$163,169	$48,981	$114,188	15.7

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5) GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

Below is the expected amortization for the net carrying amount of finite-lived intangible assets at December 31, 2010 (in thousands):

Years Ending December 31,	Expected Amortization
2011	$10,772
2012	10,510
2013	9,963
2014	9,226
2015	8,704
Thereafter	65,225
$114,400

(6) ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

	December 31, 2010	December 31, 2009
Insurance	$19,736	$20,319
Interest	7,826	8,860
Accrued disposal costs	2,173	2,108
Accrued compensation and benefits	44,545	20,023
Income, real estate, sales and other taxes	19,529	7,201
Other	22,280	32,196
	$116,089	$90,707

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) CLOSURE AND POST-CLOSURE LIABILITIES

The changes to closure and post-closure liabilities (also referred to as “asset retirement obligations”), from January 1, 2009 through December 31, 2010 were as follows (in thousands):

	Landfill Retirement Liability	Non-Landfill Retirement Liability	Total
Balance at January 1, 2009	25,269	7,368	32,637
Liabilities assumed in acquisitions	—	70	70
New asset retirement obligations	1,395	—	1,395
Accretion	2,952	943	3,895
Changes in estimates recorded to statement of income	(946)	(100)	(1,046)
Other changes in estimates recorded to balance sheet	1,143	—	1,143
Settlement of obligations	(2,040)	(597)	(2,637)
Currency translation and other	297	56	353
Balance at December 31, 2009	28,070	7,740	35,810
New asset retirement obligations	1,873	—	1,873
Accretion	2,746	1,054	3,800
Changes in estimates recorded to statement of income	(89)	(49)	(138)
Other changes in estimates recorded to balance sheet	6	379	385
Settlement of obligations	(2,962)	(225)	(3,187)
Currency translation and other	112	24	136
Balance at December 31, 2010	$29,756	$8,923	$38,679

The 2009 benefit resulting from changes in estimate was primarily due to completing the closure of a landfill cell at lower than anticipated cost as well as delays in timing of certain final cell closure and remedial projects spending. All of the landfill facilities included in the above were active as of December 31, 2010.

New asset retirement obligations incurred in 2010 are being discounted at the credit-adjusted risk-free rate of 9.74% and inflated at a rate of 1.02%. New asset retirement obligations incurred in the period January 1 through July 31, 2009 were discounted at the credit-adjusted risk-free rate of 10.57% and inflated at a rate of 1.02%. With the August 2009 offering of $300.0 million of senior secured notes and the discharge of the outstanding balance of the previous senior secured notes on which the initial 2009 rate had been based, the credit-adjusted risk-free rate was recalculated to 9.37% for the period August 1 through December 31, 2009.

On October 9, 2009 the Company submitted the terms of reference for an environmental assessment (“EA”) to the Environment Ministry of Ontario as the next step in a proposal to develop additional capacity at the Lambton landfill pursuant to the Ontario Environmental Assessment Act. Landfill amortization and accrual rates at Lambton have historically been based on an assumption of 7.8 million cubic yards of unpermitted yet highly probable airspace. The terms of reference included a request to reduce the highly probable airspace to 6.2 million cubic yards. As a result, the highly probable airspace at Lambton was reduced and the amortization and accrual rates were adjusted. Because of the long life of the landfill and the effect of discounting, the rate change is insignificant on the units-of-consumption basis. Additionally, the 1.6 million cubic yards of airspace that is not included in this EA will still be available for inclusion in a future expansion request.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7) CLOSURE AND POST-CLOSURE LIABILITIES (Continued)

Anticipated payments (based on current estimated costs and anticipated timing of necessary regulatory approvals to commence work on closure and post-closure activities) for each of the next five years and thereafter are as follows (in thousands):

Year ending December 31,
2011	$6,323
2012	7,017
2013	9,212
2014	2,381
2015	8,848
Thereafter	241,835
Undiscounted closure and post-closure liabilities	275,616
Less: Reserves to be provided (including discount of $145.8 million) over remaining site lives	(236,937)
Present value of closure and post-closure liabilities	$38,679

(8) REMEDIAL LIABILITIES

The changes to remedial liabilities from January 1, 2009 through December 31, 2010 were as follows (in thousands):

	Remedial Liabilities for Landfill Sites	Remedial Liabilities for Inactive Sites	Remedial Liabilities (Including Superfund) for Non-Landfill Operations	Total
Balance at January 1, 2009	5,112	90,291	50,485	145,888
Accretion	253	4,192	2,276	6,721
Changes in estimates recorded to statement of income	(323)	(4,466)	1,178	(3,611)
Settlement of obligations	(97)	(3,330)	(2,553)	(5,980)
Currency translation and other	392	74	2,002	2,468
Balance at December 31, 2009	5,337	86,761	53,388	145,486
Accretion	261	3,895	2,351	6,507
Changes in estimates recorded to statement of income	(115)	(4,491)	(3,584)	(8,190)
Settlement of obligations	(103)	(3,838)	(3,108)	(7,049)
Currency translation and other	131	27	701	859
Balance at December 31, 2010	$5,511	$82,354	$49,748	$137,613

During the year ended December 31, 2010, the benefit resulting from the changes in estimates for remedial liabilities for inactive sites was based primarily on revisions to certain liability estimates due to new site information and the installation of more efficient processing equipment. The benefit resulting from changes in estimates for non-landfill liabilities was primarily due to (i) the successful introduction of new technology for remedial activities, (ii) the discounting effect of delays in certain remedial

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) REMEDIAL LIABILITIES (Continued)

projects and (iii) the completion of remedial projects at lower than anticipated cost, offset partially by (iv) new regulatory compliance obligations.

During the year ended December 31, 2009, the benefit resulting from changes in estimate for landfill sites and inactive sites was due primarily to (i) the successful introduction of new technology for remedial activities and (ii) the net discounting effect of delays in timing for completion of certain remedial projects and updated site information. The changes in estimate resulting in an increase to the non-landfill liabilities were primarily due to (i) new regulatory compliance obligations, (ii) the net of timing changes and implementation of technology upgrades, and (iii) the discounting effect of delays in certain remedial projects and updated site information.

Anticipated payments at December 31, 2010 (based on current estimated costs and anticipated timing of necessary regulatory approvals to commence work on remedial activities) for each of the next five years and thereafter are as follows (in thousands):

Year ending December 31,
2011	$8,669
2012	12,540
2013	13,664
2014	7,443
2015	7,219
Thereafter	127,982
Undiscounted remedial liabilities	177,517
Less: discount	(39,904)
Total remedial liabilities	$137,613

In light of currently available facts and legal interpretations, existing technology, and presently enacted laws and regulations, the Company estimates that its aggregate liabilities as of December 31, 2010 for future remediation relating to all of its owned or leased facilities and the Superfund sites for which the Company has current or potential future liability is approximately $137.6 million. The Company also estimates that it is reasonably possible that the amount of such total liabilities could be as much as $20.6 million more. Future changes in either available technology or applicable laws or regulations could affect such estimates of remedial liabilities. Since the Company’s satisfaction of the liabilities will occur over many years, the Company cannot now reasonably predict the nature or extent of future changes in either available technology or applicable laws or regulations and the impact that those changes, if any, might have on the current estimates of remedial liabilities.

The following tables show, respectively, (i) the amounts of such estimated liabilities associated with the types of facilities and sites involved and (ii) the amounts of such estimated liabilities associated with each facility or site which represents at least 5% of the total and with all other facilities and sites as a group.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) REMEDIAL LIABILITIES (Continued)

Estimates Based on Type of Facility or Site (in thousands):

Type of Facility or Site	Remedial Liability	% of Total	Reasonably Possible Additional Liabilities(1)
Facilities now used in active conduct of the Company’s business (20 facilities)	$47,011	34.2%	$9,549
Inactive facilities not now used in active conduct of the Company’s business but most of which were acquired because the assumption of remedial liabilities for such facilities was part of the purchase price for the CSD assets (16 facilities)	82,354	59.8	10,209
Superfund sites owned by third parties on which wastes generated or shipped by the sellers of the CSD assets (or their predecessors) of such sites are present (13 sites)	8,248	6.0	825
Total	$137,613	100.0%	$20,583

(1)                                  Amounts represent the high end of the range of management’s best estimate of the reasonably possible additional liabilities.

Estimates Based on Amount of Potential Liability (in thousands):

Location	Type of Facility or Site	Remedial Liability	% of Total	Reasonably Possible Additional Liabilities(1)
Baton Rouge, LA(2)	Closed incinerator and landfill	$37,516	27.3%	$5,260
Bridgeport, NJ	Closed incinerator	23,890	17.3	3,031
Mercier, Quebec(2)	Open incinerator and legal proceedings	13,856	10.1	1,440
San Jose, CA	Open treatment, storage, or disposal facilities	9,121	6.6	935
Various(2)	All other incinerators, landfills, wastewater treatment facilities and service centers (32 facilities)	44,982	32.7	9,092
Various(2)	All other Superfund sites (each representing less than 5% of total liabilities) owned by third parties on which wastes generated or shipped by either the Company or the sellers of the CSD assets (or their predecessors) are present (13 sites)	8,248	6.0	825
Total		$137,613	100.0%	$20,583

(1)                                  Amounts represent the high end of the range of management’s best estimate of the reasonably possible additional liabilities.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8) REMEDIAL LIABILITIES (Continued)

(2)                                  $26.7 million of the $137.6 million remedial liabilities and $2.8 million of the $20.6 million reasonably possible additional liabilities include estimates of remediation liabilities related to the legal and administrative proceedings discussed in Note 15, “Commitments and Contingencies,” as well as other such estimated remedial liabilities.

Revisions to remediation reserve requirements may result in upward or downward adjustments to income from operations in any given period. The Company believes that its extensive experience in the environmental services business, as well as its involvement with a large number of sites, provides a reasonable basis for estimating its aggregate liability. It is possible, however, that technological, regulatory or enforcement developments, the results of environmental studies, or other factors could necessitate the recording of additional liabilities or the revision of currently recorded liabilities that could be material. The impact of such future events cannot be estimated at the current time.

(9) FINANCING ARRANGEMENTS

The following table is a summary of the Company’s financing arrangements (in thousands):

	December 31, 2010	December 31, 2009
Senior secured notes, at 7.625%, due August 15, 2016	270,000	300,000
Revolving credit facility, due July 31, 2013	—	—
Less unamortized issue discount	(5,993)	(7,567)
Long-term obligations	$264,007	$292,433

On September 28, 2010, the Company redeemed $30.0 million (10% of the total of $300.0 million then outstanding) of its 7.625% senior secured notes in accordance with the terms of the notes. In connection with the partial redemption, the Company recorded an aggregate $2.3 million loss on early extinguishment of debt, which consisted of a $0.9 million premium and non-cash expenses of $0.7 million related to unamortized financing costs and $0.7 million of unamortized discount. At December 31, 2010 and 2009, the revolving credit facility had no outstanding loan balances, $33.9 million and $31.3 million, respectively, available to borrow and $86.1 million and $88.7 million, respectively, of letters of credit outstanding. During 2010, the Company did not borrow against the revolving credit facility. The fair value of the Company’s outstanding long-term debt is based on quoted market price and was $278.3 million and $294.9 million at December 31, 2010 and December 31, 2009, respectively.

The principal terms of the senior secured notes and the revolving credit facility are as follows:

Senior Secured Notes.  Interest is payable semi-annually on February 15 and August 15 of each year beginning on February 15, 2010. The senior secured notes were issued pursuant to an indenture dated as of August 14, 2009 (the “indenture”), among the Company, as issuer, substantially all of the Company’s domestic subsidiaries, as guarantors, and U.S. Bank National Association, as trustee and senior secured notes collateral agent.

The Company may redeem some or all of the senior secured notes at any time on or after August 15, 2012 at the following redemption prices (expressed as percentages of the principal amount)

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) FINANCING ARRANGEMENTS (Continued)

if redeemed during the twelve-month period commencing on August 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2012	103.813%
2013	101.906%
2014 and thereafter	100.000%

At any time and from time to time prior to August 15, 2012, but not more than once in any twelve-month period, the Company may also redeem up to 10% of the original aggregate principal amount of the senior secured notes at a redemption price of 103% of the principal amount, plus any accrued and unpaid interest. As described above, the Company redeemed on September 28, 2010, $30.0 million of the then outstanding senior secured notes in accordance with this provision. Prior to August 15, 2012, the Company may also redeem up to 35% of the aggregate principal amount of the senior secured notes at a redemption price of 107.625% of the principal amount, plus any accrued and unpaid interest, using proceeds from certain equity offerings, and may also redeem some or all of the senior secured notes at a redemption price of 100% of the principal amount plus a make-whole premium and any accrued and unpaid interest. Holders may require the Company to repurchase the senior secured notes at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest, upon a change of control of the Company.

The senior secured notes are guaranteed by substantially all the Company’s current and future domestic restricted subsidiaries. The senior secured notes are the Company’s and the guarantors’ senior secured obligations ranking equally, subject to the lien priorities summarized below, with all of the Company’s and the guarantors’ existing and future senior obligations (including obligations under the Company’s credit agreement) and senior to any future indebtedness that is expressly subordinated to the senior secured notes and the guarantees. The senior secured notes and the guarantees are secured by a first lien on substantially all of the assets of the Company and its domestic restricted subsidiaries (the “Notes Collateral”), except for accounts receivable, related general intangibles and instruments and proceeds related thereto (the “Revolver Collateral”) and certain other excluded collateral as provided in the indenture and subject to certain exceptions and permitted liens. The senior secured notes and the guarantees are also secured by a second lien on the Revolver Collateral that, along with a second lien on the Notes Collateral, secure the Company’s obligations under its revolving credit facility. The senior secured notes are not guaranteed by, or secured by the assets of, the Company’s foreign subsidiaries.

If the Company or its domestic subsidiaries sell assets under specified circumstances, the Company must offer to repurchase the senior secured notes from certain of the net proceeds of such sale at a purchase price equal to 100% of the principal amount, plus any accrued and unpaid interest, to the applicable repurchase date.

The indenture which governs the Company’s senior secured notes contains covenants which restrict, among other matters, the Company’s ability to (i) incur additional debt (except for certain permitted types) unless the pro forma ratio of the Company’s total fixed charges (including interest and certain other obligations) to the Company’s consolidated EBITDA (as defined in the indenture) would exceed 2.25 to 1.0, and (ii) pay dividends on the Company’s common stock and make certain other restricted payments if the aggregate amount of such dividends and other restricted payments paid after the original issuance of the notes would exceed certain amounts based primarily upon 50% of the

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9) FINANCING ARRANGEMENTS (Continued)

Company’s consolidated net income earned following the end of the fiscal quarter in which the notes were originally issued. However, no event of default would arise under the indenture if the Company is unable to comply with such financial criteria in the future. Furthermore, although the indenture does provide for certain events of default which could result in an acceleration of the notes, such events of default are considerably less restrictive than under a normal bank credit agreement. In particular, if the Company were to default on indebtedness other than the notes, the cross-default provision of the indenture would cause an event of default to arise under the indenture only if the aggregate principal amount of the other indebtedness in default were in excess of $25.0 million and the trustee or the holders of at least 25% of the outstanding notes elect to declare an event of default under the indenture.

Revolving Credit Facility.  Under its revolving credit facility, the Company has the right to borrow and obtain letters of credit for a combined maximum of up to $120.0 million, with a sub-limit of $110.0 million for letters of credit. Availability under the facility is subject to a borrowing base comprised of 85% of the Company’s and its U.S. subsidiaries’ eligible accounts receivable and 97% of eligible cash pledged under the facility. The facility will expire on July 31, 2013. Bank of America, N.A. (“BofA”) is the administrative agent and collateral agent for the lenders and the issuing bank for letters of credit.

Prior to October 1, 2010, borrowings under the revolving credit facility bore interest at a rate of, at the Company’s option, either (i) LIBOR plus an applicable margin ranging from 3.25% to 3.75% per annum based on the then level of the Company’s fixed charge coverage ratio or (ii) BofA’s base rate plus an applicable margin ranging from 2.25% to 2.75% per annum based on such fixed charge coverage ratio. Effective October 1, 2010, the interest rate for borrowings under the revolving credit facility was reduced to either, at the Company’s option, (i) LIBOR plus an applicable margin ranging from 2.25% to 2.75% per annum based on the then level of the Company’s fixed charge coverage ratio or (ii) Bank of America, N.A.’s base rate plus an applicable margin ranging from 1.25% to 1.75% per annum based on such fixed charge coverage ratio. In addition, there is an unused line fee, calculated on the then unused portion of the lenders’ $120.0 million maximum commitment, ranging from 0.50% to 0.75% per annum of the unused commitment. For outstanding letters of credit, the Company pays to the lenders a fee equal to the then applicable LIBOR margin described above, and to BofA a standard fronting fee and customary fees and charges in connection with all amendments, extensions, draws and other actions with respect to letters of credit.

The Company’s obligations under the revolving letter of credit facility (including revolving loans and reimbursement obligations for outstanding letters of credit) are guaranteed by substantially all of its U.S. subsidiaries and secured by a first lien on the Revolver Collateral and a second lien on the Notes Collateral as described above.

The credit agreement for the revolving credit facility requires the Company to maintain liquidity of not less than $50.0 million, and a consolidated fixed charge coverage ratio of not less than 1.00:1. The consolidated fixed charge coverage ratio is defined as the ratio of (a) (i) consolidated EBITDA (as defined in the credit agreement), less the sum of (ii) aggregate amount of federal, state, local and foreign income taxes paid or payable in cash, (iii) the aggregate amount of all capital expenditures (other than those financed by certain indebtedness permitted under the credit agreement), (iv) the aggregate amount of all restricted payments, and (v) environmental expenditures, to (b) the sum of (i) consolidated interest charges to the extent paid or payable in cash, and (ii) the aggregate principal amount of all regularly scheduled principal payments paid or payable with respect to indebtedness, in each case of or by the Company and its subsidiaries for the most recently completed measurement period.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10) HELD FOR SALE

The Company had no assets held for sale at December 31, 2010. In connection with the Company’s acquisition of Eveready, the Company agreed with the Canadian Commissioner of Competition to divest the Pembina Area Landfill, located near Drayton Valley, Alberta, due to its proximity to the Company’s existing landfill in the region. At the end of April 2010, the Company completed the sale of the Pembina Area Landfill for $11.7 million. In connection with this sale, the Company recognized a pre-tax gain of $1.3 million which has been recorded in income from discontinued operations on the Company’s consolidated statement of income for the year ended December 31, 2010. Prior to the sale, the Pembina Area Landfill met the held for sale criteria and the fair value of its assets and liabilities less estimated costs to sell were classified as held for sale in the Company’s consolidated balance sheet. During the period from January 1, 2010 to April 30, 2010, the Pembina Area Landfill generated $2.2 million of revenues and $2.5 million of pre-tax income (including the pre-tax gain on sale) which are included in income from discontinued operations. During the period from August 1, 2009 to December 31, 2009, the Pembina Area Landfill generated $3.1 million of revenues and $2.0 million of pre-tax income which are included in income from discontinued operations.

At December 31, 2009, the components of assets and liabilities held for sale in the consolidated balance sheet were as follows (in thousands):

December 31, 2009
Current assets	$1,994
Property, plant and equipment	10,494
Permits and other intangibles	1,073
Assets held for sale	$13,561
Current liabilities	$801
Closure and post-closure liabilities	2,398
Liabilities held for sale	$3,199

In April 2010, the Company sold its mobile industrial health business acquired as part of the Eveready acquisition for $2.4 million and recognized a pre-tax gain of $1.4 million in relation to this sale. The gain was recorded in income from discontinued operations in the Company’s consolidated statement of income. Revenues and pre-tax income related to the mobile industrial health business were not material for the period from January 1, 2010 to April 2010. At December 31, 2009, the mobile industrial health business did not meet the criteria of assets held for sale.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) INCOME TAXES

The domestic and foreign components of income before provision for income taxes were as follows (in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Domestic	161,969	$57,763	$77,420
Foreign	26,388	5,742	16,557
Total	188,357	$63,505	$93,977

The provision for income taxes consisted of the following (in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Current:
Federal	48,974	$12,059	$21,235
State	10,397	3,163	7,432
Foreign	(5,687)	6,868	3,556
	53,684	22,090	32,223
Deferred
Federal	1,207	4,965	3,178
State	(647)	968	(1,231)
Foreign	3,598	(1,204)	2,321
	4,158	4,729	4,268
Net provision for income taxes	57,842	$26,819	$36,491

The Company’s effective tax rate (including taxes on income from discontinued operations) for fiscal years 2010, 2009 and 2008 was 31 percent, 42 percent and 39 percent, respectively. The effective income tax rate varied from the amount computed using the statutory federal income tax rate as follows (in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Tax expense at statutory rate	65,925	$22,227	$32,892
State income taxes, net of federal benefit	6,966	2,067	3,760
Foreign rate differential	(6,752)	(4,213)	(4,533)
Non-deductible transaction costs	—	1,921
Uncertain tax position releases, net of benefit	(14,282)	—	—
Uncertain tax position interest and penalties, net of benefit	2,636	3,482	4,095
Other	3,349	1,335	277
Net provision for income taxes	$57,842	$26,819	$36,491

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) INCOME TAXES (Continued)

The components of the total net deferred tax assets and liabilities at December 31, 2010 and 2009 were as follows (in thousands):

	2010	2009
Deferred tax assets:
Workers compensation accrual	$4,750	$3,903
Provision for doubtful accounts	8,191	4,536
Closure, post-closure and remedial liabilities	35,885	39,660
Accrued expenses	11,960	11,226
Accrued compensation	1,394	1,630
Net operating loss carryforwards(1)	2,246	2,750
Tax credit carryforwards(2)	17,324	14,120
Uncertain tax positions accrued interest and federal benefit	10,341	9,524
Stock-based compensation	2,749	—
Other	4,359	3,952
Total deferred tax asset	99,199	91,301
Deferred tax liabilities:
Property, plant and equipment	(64,626)	(53,174)
Permits and customer databases	(19,412)	(19,263)
Total deferred tax liability	(84,038)	(72,437)
Total net deferred tax asset before valuation allowance	15,161	18,864
Less valuation allowance	(12,919)	(11,242)
Net deferred tax asset	$2,242	$7,622

(1)                                  As of December 31, 2010, the net operating loss carryforwards included (i) state net operating loss carryovers of $28.4 million which begin to expire in 2019, and (ii) other foreign net operating losses of $3.1 million which begin to expire in 2013.

(2)                                  As of December 31, 2010, foreign tax credit carryforwards of $17.3 million expire between 2012 and 2020 as follows:

Years Ending December 31,	Expected Amount
2012	$722
2013	4,853
2014	3,732
2015	749
2016	1,331
Thereafter	5,937
$17,324

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) INCOME TAXES (Continued)

During 2010, the Company decreased taxes payable for adjustments related to realized and recognized tax benefits of $4.0 million related to exercises of non-qualified stock options and the vesting of restricted stock of which $1.7 million resulted in an increase to paid-in capital.

The Company does not accrue U.S. tax for foreign earnings that it considers to be permanently reinvested outside the United States. Consequently, the Company has not provided any U.S. tax on the unremitted earnings of its foreign subsidiaries. As of December 31, 2010 and 2009, the amount of earnings for which no repatriation tax has been provided was $52.7 million and $46.8 million, respectively. It is not practicable to estimate the amount of additional tax that might be payable on those earnings if distributed.

A valuation allowance is required to be established when, based on an evaluation of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, as of December 31, 2010 and 2009, the Company had a valuation allowance of $12.9 million and $11.2 million, respectively. The allowance as of December 31, 2010 consisted of $11.3 million of foreign tax credits, $1.4 million of state net operating loss carryforwards and $0.2 million of foreign net operating loss carryforwards. The allowance as of December 31, 2009 consisted of $9.2 million of foreign tax credits, $0.9 million of state net operating loss carryforwards and $1.1 million of foreign net operating loss carryforwards. The Company believes that it is not more likely than not that such amounts will be utilized.

On August 10, 2010, Congress enacted the Education Jobs & Medicaid Assistance Act which became effective January 1, 2011. The Act contains various provisions that attempt to limit a taxpayer’s ability to fully claim tax credits for previously paid foreign taxes when determining the taxpayer’s U.S. income tax liability. The Company continues to permanently reinvest its foreign earnings and is carrying a valuation allowance of $11.3 million for foreign tax credits. The Company will continue to assess the future impact of the Act on its earnings and its ability to utilize foreign tax credits in the future.

The reform of U.S. taxation, including taxation of foreign sourced income, continues to be a topic of discussion for Congress. A significant change to the U.S. tax system, including the taxation of international income, could have a material adverse effect on the Company’s consolidated results of operations.

Included in the balance of tax contingencies for uncertain tax positions at December 31, 2010 and 2009 was $65.9 million and $66.3 million, respectively, of unrecognized tax benefits (including interest and penalties) that, if recognized, would affect the annual effective income tax rate.

The Company’s policy is to recognize interest and penalties related to income tax matters as a component of income tax expense. The liability for unrecognized tax benefits at December 31, 2010 included accrued interest and penalties of $19.7 million and $6.5 million, respectively. Tax expense recorded against the liability for unrecognized tax benefits for the years ended December 31, 2010, 2009 and 2008 included interest and penalties of $4.1 million, $4.7 million and $6.0 million, respectively.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(11) INCOME TAXES (Continued)

The changes to unrecognized tax benefits (excluding related penalties and interest) from January 1, 2008 through December 31, 2010, were as follows (in thousands):

	2010	2009	2008	Description
Unrecognized tax benefits as of January 1	$48,178	$46,480	$50,071
Gross increases in tax positions in prior periods	—	124	423	Additional state liabilities
Gross increases during the current period	498	—	355	Additional Canadian liabilities
Settlements	—	—	—
Lapse of statute of limitations	(8,929)	—	(1,748)	U.S. and Canadian
Foreign currency translation	(38)	1,574	(2,621)	Functional currency is Canadian dollars—booked to currency translation adjustment
Unrecognized tax benefits as of December 31	$39,709	$48,178	$46,480

Total unrecognized tax benefits, other than adjustments for additional accruals for interest and penalties and foreign currency translation, decreased by approximately $15.0 million. The $15.0 million (which included interest and penalties of $6.0 million) was recorded in earnings and therefore impacted the effective income tax rate. Approximately $13.2 million was due to expiring statute of limitation periods related to a historical Canadian business combination and the remaining $1.8 million was related to the conclusion of examinations with state taxing authorities and the expiration of various state statute of limitation periods.

As of December 31, 2010, the Company had recorded $65.9 million of liabilities for unrecognized tax benefits of which $26.2 million related to interest and penalties. As of December 31, 2009, the Company had recorded $76.2 million of liabilities for unrecognized tax benefits of which $28.0 million related to interest and penalties.

The Company files U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. The Company may be subject to examination by the Internal Revenue Service (the “IRS”) for calendar years 2004 through 2009. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. The Company may also be subject to examinations by state and local revenue authorities for calendar years 2003 through 2009. The Company is currently not under examination by the IRS. The Company has ongoing U.S. state and local jurisdictional audits, as well as Canadian federal and provincial audits, all of which the Company believes will not result in material liabilities.

Due to expiring statute of limitation periods, the Company anticipates that total unrecognized tax benefits, other than adjustments for additional accruals for interest and penalties and foreign currency translation, will decrease by approximately $6.0 million within the next 12 months. The $6.0 million (which includes interest and penalties of $2.4 million) is related to various state, local and foreign jurisdictional tax laws and will be recorded in earnings and therefore will impact the effective income tax rate, net of tax benefits.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(12) EARNINGS PER SHARE

The following is a reconciliation of basic and diluted earnings per share computations (in thousands except for per share amounts):

	Years Ended December 31,
	2010	2009	2008
Numerator for basic and diluted earnings per share:
Income from continuing operations	$127,721	$35,247	$57,486
Income from discontinued operations, net of tax	2,794	1,439	—
Net income	$130,515	$36,686	$57,486
Denominator:
Basic shares outstanding	26,311	24,817	22,465
Dilutive effect of equity-based compensation awards	156	116	401
Dilutive shares outstanding	26,467	24,933	22,866
Basic earnings per share
Income from continuing operations	$4.85	$1.42	$2.56
Income from discontinued operations, net of tax	0.11	0.06	—
Net income	$4.96	$1.48	$2.56
Diluted earnings per share
Income from continuing operations	$4.82	$1.41	$2.51
Income from discontinued operations, net of tax	0.11	0.06	—
Net income	$4.93	$1.47	$2.51

For each of the years ended December 31, 2010, 2009 and 2008, the dilutive effect of all then outstanding options, restricted stock and performance awards is included in the above calculations except as follows. For the year ended December 31, 2010, there were no anti-dilutive awards. For the year ended December 31, 2009, the above calculation excluded the dilutive effects of 66 thousand outstanding performance stock awards for which the performance criteria were not attained at that time, 18 thousand stock options that were not then in-the-money, and 23 thousand unvested shares then held in the employee participation plan trust. For the year ended December 31, 2008, the dilutive effects of 85 thousand outstanding performance stock awards were excluded from the above calculation as the performance criteria were not attained at that time.

(13) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN

In 1992 the Company adopted an equity incentive plan (the “1992 Plan”), which provided for a variety of incentive awards, including stock options, and in 2000, the Company adopted a stock incentive plan (the “2000 Plan”), which provided for awards in the form of incentive stock options, non-qualified stock options, restricted stock awards, performance stock awards and common stock awards. The 1992 Plan expired on March 15, 2002, but there were outstanding on December 31, 2010 options granted under the 1992 Plan for an aggregate of 6,000 shares, which will remain in effect until such options are either exercised or expire in accordance with their terms. The 2000 Plan expired on April 15, 2010, but there were outstanding on December 31, 2010 options granted under the 2000 Plan

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

for an aggregate of 104,574 shares which will remain in effect until such options are either exercised or expire in accordance with their terms.

In 2010, the Company adopted an equity incentive plan (“the 2010 Plan”), which provides for awards of up to 3,000,000 shares of Common Stock (subject to certain anti-dilution adjustments) in the form of (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) certain other stock-based awards.

As of December 31, 2010 and 2009, the Company had the following types of stock-based compensation awards outstanding under the 1992 Plan, the 2000 Plan and the 2010 Plan: stock options, restricted stock awards and performance stock awards. The stock options generally become exercisable up to five years from the date of grant, subject to certain employment requirements, and terminate ten years from the date of grant. The restricted stock awards generally vest over five years subject to continued employment. The performance stock awards vest depending on the satisfaction of certain performance criteria as described below.

Total stock-based compensation cost charged to income from operations for the years ended December 31, 2010, 2009 and 2008 was $7.2 million, $1.0 million and $3.6 million, respectively. The total income tax benefit recognized in the consolidated statements of income from stock-based compensation was $2.7 million, $0.4 million and $1.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Stock Option Awards

The Company uses the Black-Scholes option pricing model to value the compensation expense associated with its stock option awards based on the assumptions in the following table. In addition, the Company estimates forfeitures when recognizing compensation expense, and adjusts its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment in the period of change and also impact the amount of compensation expense to be recognized in future periods. The expected forfeiture rates used to calculate compensation expense were 5% for non-executive employees and 3% for executives and directors.

The Company ceased issuing stock option awards in May 2008 and as of December 31, 2010, all remaining options then outstanding had vested. The following weighted-average assumptions were used in calculating the grant date fair value of stock option awards issued during the year ended December 31, 2008:

2008
Expected volatility	40.81%
Risk-free interest rate	2.31%-3.10%
Expected life (years)	3.3
Dividend yield	none

Expected volatility was based on the historical volatility of the Company’s common stock over the period commensurate with the expected life of the stock option awards. The risk-free rate for the stock options was the average yield rate of the 3- and 5-year term on the U.S. Treasury Constant Maturities at the inception of each quarterly stock option period. The expected life of the stock options awards

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

was based on using the simplified method as described in Staff Accounting Bulletin No. 110. Due to the Company changing the awards granted beginning in 2006 from stock options to restricted stock awards and performance stock awards, the historical data did not provide a reasonable basis upon which to estimate expected term and therefore the Company continued to calculate the expected life of the outstanding stock options by using the simplified method. The dividend yield of zero is based on the fact that the Company has never paid cash dividends on its common stock and has no present intention to pay such cash dividends in the future.

The following table summarizes activity under the Plans relating to stock options:

Stock Options	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value as of 12/31/10 (in thousands)
Outstanding at January 1, 2010	187,274	$21.68
Expired	(1,000)	2.50
Forfeited	(5,000)	12.98
Exercised	(70,700)	12.17
Outstanding and vested at December 31, 2010	110,574	$28.33	2.70	$6,165
Exercisable at December 31, 2010	110,574	$28.33	2.70	$6,165

The weighted-average grant date fair values of option grants for the year ended December 31, 2008 was $20.78. As of December 31, 2010, there was no total unrecognized compensation cost related to stock option awards under the Company’s stock incentive plans. The total intrinsic value of options exercised during 2010, 2009 and 2008 was $2.8 million, $1.2 million, and $9.6 million, respectively.

Restricted Stock Awards

The following information relates to restricted stock awards that have been granted to employees and directors under the Company’s stock incentive plans. The restricted stock awards are not transferable until vested and the restrictions lapse upon the achievement of continued employment or service as a director over a five-year time period.

The fair value of each restricted stock grant is based on the closing price of the Company’s stock on the date of grant and is amortized to expense over its vesting period. The expected forfeiture rates used to calculated compensation expense were 5% for non-executive employees and 3% for executives and directors.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

The following table summarizes information about restricted stock awards for the year ended December 31, 2010:

Restricted Stock	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2010	52,157	$51.35
Granted	55,425	59.27
Vested	(16,273)	44.19
Forfeited	(10,500)	52.76
Unvested at December 31, 2010	80,809	$58.06

As of December 31, 2010, there was $3.3 million of total unrecognized compensation cost arising from restricted stock awards under the Company’s stock incentive plans. This cost is expected to be recognized over a weighted-average period of 4.0 years. The total fair value of restricted stock vested during 2010, 2009 and 2008 was $1.4 million, $0.7 million and $0.6 million, respectively.

Performance Stock Awards

The following information relates to performance stock awards that have been granted to employees under the Company’s stock incentive plans. Generally, performance stock awards are subject to performance criteria such as predetermined revenue and EBITDA margin for a specified period of time. The vesting of the performance stock awards is based on achieving such targets and also includes continued service conditions.

The fair value of each performance stock award is based on the closing price of the Company’s stock on the date of grant and is amortized to expense over the service period if achievement of performance measures is then considered probable. The expected forfeiture rates used to calculated compensation expense were 5% for employees and 3% for executives and directors.

For the performance stock awards granted in 2010, the Compensation Committee of the Company’s Board of Directors established two-year performance targets which could potentially be achieved in either 2010 or 2011. Based on the Company’s performance during 2010, the Committee determined that those performance targets had been achieved and the Company therefore recognized $2.7 million of expense through sales, general and administrative expenses for the year ended December 31, 2010 with respect to the performance stock awards granted in 2010.

For the performance awards granted in 2009, the Compensation Committee established two-year performance targets which could potentially be achieved in either 2009 or 2010. Prior to the second quarter of 2010, the Company’s management believed that it was not then probable that the performance targets would be achieved in either 2009 or 2010 and the Company therefore recorded no compensation expense during 2009. Based on the Company’s performance during 2010, the Compensation Committee determined that the performance targets for the 2009 performance awards had been achieved during 2010, and the Company therefore recognized $1.7 million of expense through sales, general and administrative expenses for the year ended December 31, 2010 with respect to the performance stock awards granted in 2009.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

The following table summarizes information about performance stock awards for the year ended December 31, 2010:

Performance Stock	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2010	80,807	$46.88
Granted	88,421	55.23
Vested	(6,662)	51.85
Forfeited	(8,811)	51.45
Unvested at December 31, 2010	153,755	$51.20

As of December 31, 2010, there was $2.7 million of total unrecognized compensation cost arising from non-vested compensation related to performance stock awards probable of vesting under the Company’s stock incentive plans that will be recognized over the next 1.5 years. The total fair value of performance awards vested during 2010, 2009 and 2008 was $0.6 million, $1.1 million and $0.8 million, respectively.

Employee Stock Purchase Plan

In May of 1995, the Company’s stockholders approved an Employee Stock Purchase Plan (the “ESPP”), which is a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, through which employees of the Company are given the opportunity to purchase shares of common stock. Under the ESPP, a total of one million shares of common stock were originally reserved for offering to employees, in quarterly offerings of 50,000 shares each plus any shares not issued in any previous quarter, commencing on July 1, 1995 and on the first day of each quarter thereafter. In 2005, the Company’s stockholders approved an increase of 500,000 in the maximum number of shares which can be issued under the ESPP. As of December 31, 2010, the Company had reserved 379,918 shares of common stock available for purchase under the ESPP. Employees who elect to participate in an offering may utilize up to 10% of their payroll for the purchase of common stock at 85% of the closing price of the stock on the first day of such quarterly offering or, if lower, 85% of the closing price on the last day of the offering. Due to the discount of 15% offered to employees for purchase of shares under the ESPP, the Company considers such plan as compensatory. The weighted average per share fair values of the purchase rights granted under the ESPP during the years ended December 31, 2010 and 2009 was $10.77 and $9.82, respectively.

Common Stock Awards

In the year ended December 31, 2010, the Company issued under the Company’s 2000 Plan and 2010 Plan 1,750 shares of common stock at a weighted average grant-date fair value of $65.28 which vested immediately. In the year ended December 31, 2009, the Company issued under the Company’s 2000 Plan 2,400 shares of common stock at a weighted average grant-date fair value of $52.66 which vested immediately.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

Employee Participation Plan

Prior to the Company’s acquisition of Eveready on July 31, 2009, Eveready’s predecessor had established an employee participation plan (the “Participation Plan”) under which employees were offered an opportunity to purchase at the then market price up to a specified number of the predecessor’s units (“Purchased Units”) from the predecessor’s treasury. For each employee who elected to participate (a “Participant”), Eveready’s predecessor matched the Purchased Units with an equal number of units (“Matching Units”) purchased on the open market and deposited the Matching Units into a trust (the “Trust”), with 20% of the Matching Units vesting each December 31 from 2007 through 2011 provided the Participant remained employed by Eveready’s predecessor at the vesting date. Participants had the option to finance the Purchased Units with a loan from Bank of Montreal (a “BMO loan”), which carries an annual interest rate of LIBOR plus 0.5% for a term of 10 years with payment commencing in year six, secured by both the Purchased and the Matching Units. Upon the conversion of Eveready’s predecessor into Eveready effective December 31, 2008, the Purchased Units held by Participants and Matching Units held by the Trust were converted (on the same ratio as other outstanding units) into Eveready common shares.

When the Company acquired Eveready on July 31, 2009, the Eveready common shares held both by Participants and by the Trust were exchanged for cash and shares of the Company’s common stock on the same terms as other outstanding Eveready common shares. The Matching Units assigned to employees that were active at the acquisition date were exchanged for 23 thousand shares of the Company’s common stock, and such common shares continued to be held in the Trust and vest according to the original vesting schedule. The Company has also agreed with its employees who were Participants in the Participation Plan to pay a cash bonus (a “Shortfall Bonus”) to each such employee who remains employed by the Company on December 31, 2011 (or whose employment was involuntarily terminated by the Company in connection with the acquisition) to the extent (if any) that on December 31, 2011 there is a shortfall between (i) the amount which such employee originally paid for Purchased Units and (ii) the aggregate of (x) the market value on December 31, 2011 (but not less than $48.00 per Company share) of the Company’s shares derived from the Purchased Units and Matching Units held by such employee and (y) the cash portion of the acquisition consideration received for such employee’s Eveready shares as described above. To the extent that any such employee has an outstanding BMO loan balance on December 31, 2011, the amount of any such Shortfall Bonus (net of withholding taxes) shall first be applied against such outstanding loan balance, with the remainder (if any) of such net bonus paid to the employee. Based on the market value of $84.08 per share of the Company’s common stock on December 31, 2010, the maximum amount of such Shortfall Bonus was $3.4 million on December 31, 2010.

The Company classifies the Participation Plan as an equity award and compensation expense of $0.6 million and $0.3 million was recognized for the years ended December 31, 2010 and 2009, respectively. The potential Shortfall Bonus is classified as a liability award and measured based on the award’s fair value at each reporting date until the date of settlement. The fair value of the Shortfall Bonus is determined to be the difference between (i) the Participants’ original investment in the Participation Plan and (ii) the aggregate of the market value (but not less than $48.00 per Company share) of the Company’s shares derived from both Purchased Units and Matching Units and the cash portion of the acquisition consideration received, adjusted for the portion of requisite service that has been rendered as of the measurement date. Compensation cost for the period is based on the change or a portion of the change, depending on the percentage of the requisite service that has been

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(13) STOCK-BASED COMPENSATION AND EMPLOYEE PARTICIPATION PLAN (Continued)

rendered at the reporting date, in the fair value of the potential Shortfall Bonus. Compensation cost relating to the potential Shortfall Bonus for the year ended December 31, 2010 and 2009 was $0.1 million and $0.3 million, respectively.

On December 31, 2010, 7,537 shares vested and during 2010, 1,796 shares were forfeited and continued to be held by the Trust. As of December 31, 2010, there was $0.2 million of total unrecognized compensation cost arising from the remaining unvested shares in the Trust. This cost is expected to be recognized over a weighted average period of 1.0 year.

(14) EMPLOYEE BENEFIT PLANS

The Company has responsibility for a defined benefit plan that covers 26 active non-supervisory Canadian employees. The Company accounts for the defined benefit plan in accordance with ASC 960, Defined Benefit Pension Plans (“ASC 960”), which required separate recognition of the over funded or under funded status of the pension plan as an asset or liability. The funded status is measured as the difference between the fair value of plan assets and the projected benefit obligations to current and retired employees.

The following table presents the net periodic pension cost for the years ended December 31, (in thousands):

	2010	2009	2008
Service cost	$144	$115	$199
Interest cost	421	416	374
Expected return on fair value of assets	(466)	(368)	(459)
Actuarial loss	31	78	11
Net periodic pension cost	$130	$241	$125

Weighted average assumptions used to determine pension benefit obligations at year end and net pension cost for the following years were as follows:

	2010	2009	2008
Discount rate	5.75%	5.75%	6.30%
Expected return on fair value of assets	6.75%	6.75%	6.75%
Rate of compensation increase	3.75%	3.25%	2.75%

The long-term rate-of-return-on-assets assumption was determined using a building-block method, which integrates historical inflation, real risk-free rates and risk premiums for the different asset categories forming the plan fund. A weighted average of the above result and the historical return of the plan’s fund is then calculated. The current asset mix is assumed to remain constant and a 0.7% adjustment for investment and custodial fees was taken into account. Unless the result so obtained is significantly different from the previous year assumption, the long-term rate-of-return-on-assets assumption remains unchanged.

The accumulated benefit obligation was $7.7 million and $6.8 million at December 31, 2010 and 2009, respectively.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) EMPLOYEE BENEFIT PLANS (Continued)

The following table sets forth the changes in benefit obligations, plan assets and the net pension liability accrued on the Company’s consolidated balance sheets at December 31, (in thousands):

	2010	2009
Change in benefit obligations:
Benefit obligation at the beginning of year	$7,138	$6,324
Service cost	144	115
Interest cost	421	416
Employee contributions	27	29
Actuarial gain (loss)	87	(238)
Benefits paid	(253)	(557)
Currency translation	369	1,049
Benefit obligation at end of year	$7,933	$7,138

	2010	2009
Change in plan assets:
Fair value of plan assets at beginning of year	$6,683	$5,122
Actual return on plan assets	445	776
Employer contributions	406	392
Employee contributions	27	29
Benefits paid	(253)	(556)
Currency translation	352	920
Fair value of plan assets at end of year	$7,660	$6,683

	2010	2009
Unfunded pension liability (included in other long-term liabilities)	$(273)	$(456)

The Company’s pension assets measured at fair value by asset class at December 31, 2010 and 2009 were as follows (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2010
Canadian equities	$2,298	$—	$—	$2,298
Canadian corporate and other bonds	—	2,221	—	2,221
United States equities	1,226	—	—	1,226
International equities	1,072	—	—	1,072
Canadian government bonds	536	—	—	536
Cash and cash equivalents	307	—	—	307
Total	$5,439	$2,221	$—	$7,660

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) EMPLOYEE BENEFIT PLANS (Continued)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Canadian equities	$2,072	$—	$—	$2,072
Canadian corporate and other bonds	—	1,871	—	1,871
United States equities	1,002	—	—	1,002
International equities	869	—	—	869
Canadian government bonds	535	—	—	535
Cash and cash equivalents	334	—	—	334
Total	$4,812	$1,871	$—	$6,683

Components of net periodic benefit cost and other amounts recognized in other comprehensive income were as follows at December 31, (in thousands):

	2010	2009	2008
Net loss (gain)	$111	$(701)	$858
Amortization of net loss	(32)	(85)	(10)
Total recognized in other comprehensive income	$79	$(786)	$848

Amounts recognized in accumulated other comprehensive income during the years ended December 31, 2010, 2009 and 2008 were $1.2 million, $1.1 million and $1.6 million, respectively.

The estimated net loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $35 thousand.

The Company’s investment policy targets up to a 55% allocation to equity securities, a 39% allocation to debt securities, and a 6% allocation to cash. The asset mix is frequently reviewed by the fund manager by examining the domestic and international macroeconomic factors and relative valuation levels of equity versus fixed income markets as well as internal forecasts of interest rate trends. The objective is to add value through longer-term asset mix positioning rather than short-term trading. The portfolio’s volatility is kept to a minimum by implementing only incremental asset mix changes. Management believes that this investment policy fits the long-term nature of pension obligations.

The Company’s weighted average asset allocations at December 31, 2010 and 2009 were as follows:

	2010	2009
Canadian equities	30%	31%
Canadian corporate bonds	29%	28%
United States equities	16%	15%
International equities	14%	13%
Canadian government bonds	7%	8%
Cash and cash equivalents	4%	5%
Total	100%	100%

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(14) EMPLOYEE BENEFIT PLANS (Continued)

The Company expects to contribute $220 thousand to this pension plan in 2011.

Benefit payments including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows (in thousands):

Year	Expected benefit payments
2011	$262
2012	276
2013	283
2014	281
2015	317
2016-2020	1,893

The Company has profit-sharing plans under Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees and a Canadian Registered Retired Savings Plan covering all Canadian employees. Both plans allow employees to make contributions up to a specified percentage of their compensation. The Company makes discretionary partial matching contributions established annually by the Board of Directors. The Company expensed $3.3 million, $1.0 million, and $1.0 million for the years ended December 31, 2010, 2009, and 2008, respectively related to the U.S. plan and $1.3 million for the year ended December 31, 2010 related to the Canadian plan.

(15) COMMITMENTS AND CONTINGENCIES

Legal and Administrative Proceedings

The Company’s waste management services are regulated by federal, state, provincial and local laws enacted to regulate discharge of materials into the environment, remediation of contaminated soil and groundwater or otherwise protect the environment. This ongoing regulation results in the Company frequently becoming a party to legal or administrative proceedings involving all levels of governmental authorities and other interested parties. The issues involved in such proceedings generally relate to applications for permits and licenses by the Company and conformity with legal requirements, alleged violations of existing permits and licenses, or alleged responsibility arising under federal or state Superfund laws to remediate contamination at properties owned either by the Company or by other parties (“third party sites”) to which either the Company or prior owners of certain of the Company’s facilities shipped wastes.

At December 31, 2010 and December 31, 2009, the Company had recorded reserves of $29.7 million and $28.8 million, respectively, in the Company’s financial statements for actual or probable liabilities related to the legal and administrative proceedings in which the Company was then involved, the principal of which are described below. At December 31, 2010 and December 31, 2009, the Company also believed that it was reasonably possible that the amount of these potential liabilities could be as much as $2.8 million more and $4.7 million more, respectively. The Company periodically adjusts the aggregate amount of these reserves when these actual or probable liabilities are paid or otherwise discharged, new claims arise, or additional relevant information about existing or probable claims becomes available. As of December 31, 2010, the $29.7 million of reserves consisted of (i) $26.7 million related to pending legal or administrative proceedings, including Superfund liabilities,

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) COMMITMENTS AND CONTINGENCIES (Continued)

which were included in remedial liabilities on the consolidated balance sheets and (ii) $3.0 million primarily related to federal and state enforcement actions, which are included in accrued expenses on the consolidated balance sheets. The reasonably possible additional liability amounts resulting from the legal or administrative proceedings discussed below included $2.8 million related to remedial liabilities, and such $2.8 million is therefore included in the reasonably possible additional liability amounts in the tables under the column heading “Remedial Liabilities (Including Superfund Liabilities) for Non-Landfill Operations” in Note 8, “Remedial Liabilities.”

As of December 31, 2010, the principal legal and administrative proceedings in which the Company was involved, or which had been terminated during 2010, were as follows:

Ville Mercier.  In September 2002, the Company acquired the stock of a subsidiary (the “Mercier Subsidiary”) which owns a hazardous waste incinerator in Ville Mercier, Quebec (the “Mercier Facility”). The property adjacent to the Mercier Facility, which is also owned by the Mercier Subsidiary, is now contaminated as a result of actions dating back to 1968, when the Government of Quebec issued to a company unrelated to the Mercier Subsidiary two permits to dump organic liquids into lagoons on the property. By 1972, groundwater contamination had been identified, and the Quebec government provided an alternate water supply to the municipality of Ville Mercier.

In 1999, Ville Mercier and three neighboring municipalities filed separate legal proceedings against the Mercier Subsidiary and the Government of Quebec. The lawsuits assert that the defendants are jointly and severally responsible for the contamination of groundwater in the region, which they claim caused each municipality to incur additional costs to supply drinking water for their citizens since the 1970’s and early 1980’s. The four municipalities claim a Canadian dollar (“CDN”) total of $1.6 million as damages for additional costs to obtain drinking water supplies and seek an injunctive order to obligate the defendants to remediate the groundwater in the region. The Quebec Government also sued the Mercier Subsidiary to recover approximately $17.4 million (CDN) of alleged past costs for constructing and operating a treatment system and providing alternative drinking water supplies.

On September 26, 2007, the Quebec Minister of Sustainable Development, Environment and Parks issued a Notice pursuant to Section 115.1 of the Environment Quality Act, superseding Notices issued in 1992, which are the subject of the pending litigation. The more recent Notice notifies the Mercier Subsidiary that, if the Mercier Subsidiary does not take certain remedial measures at the site, the Minister intends to undertake those measures at the site and claim direct and indirect costs related to such measures. The Mercier Subsidiary continues to assert that it has no responsibility for the groundwater contamination in the region and will contest any action by the Ministry to impose costs for remedial measures on the Mercier Subsidiary. The Company also continues to pursue settlement options. At December 31, 2010 and December 31, 2009, the Company had accrued $13.5 million and $12.8 million, respectively, for remedial liabilities relating to the Ville Mercier legal proceedings. The increase resulted primarily from a foreign exchange rate adjustment due to the strengthening of the Canadian dollar and interest accretion.

CH El Dorado.  In August 2006, the Company purchased all of the outstanding membership interests in Teris LLC (“Teris”) and changed the name of Teris to Clean Harbors El Dorado, LLC (“CH El Dorado”). At the time of the acquisition, Teris was, and CH El Dorado now is, involved in certain legal proceedings arising from a fire on January 2, 2005, at the incineration facility owned and operated by Teris in El Dorado, Arkansas.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) COMMITMENTS AND CONTINGENCIES (Continued)

CH El Dorado is defending vigorously the claims asserted against Teris in those proceedings, and the Company believes that the resolution of those proceedings related to the fire will not have a material adverse effect on the Company’s financial position, results of operations or cash flows. In addition to CH El Dorado’s defenses to the lawsuits, the Company will be entitled to rely upon an indemnification from the seller of the membership interests in Teris which is contained in the purchase agreement for those interests. Under that agreement, the seller agreed to indemnify (without any deductible amount) the Company against any damages which the Company might suffer as a result of the lawsuits to the extent that such damages are not fully covered by insurance or the reserves which Teris had established on its books prior to the acquisition. The seller’s parent also guaranteed the indemnification obligation of the seller to the Company.

Deer Trail, Colorado Facility.  Since April 5, 2006, the Company has been involved in various legal proceedings which have arisen as a result of the issuance by the Colorado Department of Public Health and Environment (“CDPHE”) of a radioactive materials license (“RAD License”) to a Company subsidiary, Clean Harbors Deer Trail, LLC (“CHDT”) to accept certain low level radioactive materials known as “NORM/TENORM” wastes for disposal. Adams County, the county where the CHDT facility is located, filed two suits against the CDPHE in Colorado effectively seeking to invalidate the license. The two suits filed in 2006 were both dismissed and those dismissals were upheld by the Colorado Court of Appeals. Adams County appealed those rulings to the Colorado Supreme Court which ruled on October 13, 2009 on the procedural issue that the County did have standing to challenge the license in district court and remanded the case back to that court for further proceedings. Adams County filed a third suit directly against CHDT in 2007 again attempting to invalidate the license. That suit was dismissed on November 14, 2008, and Adams County has now appealed that dismissal to the Colorado Court of Appeals. The Company continues to believe that the grounds asserted by the County are factually and legally baseless and has contested the appeal vigorously. The Company has not recorded any liability for this matter on the basis that such liability is currently neither probable nor estimable.

Superfund Proceedings

The Company has been notified that either the Company or the prior owners of certain of the Company’s facilities for which the Company may have certain indemnification obligations have been identified as potentially responsible parties (“PRPs”) or potential PRPs in connection with 62 sites which are subject to or are proposed to become subject to proceedings under federal or state Superfund laws. Of the 62 sites, two involve facilities that are now owned by the Company and 60 involve third party sites to which either the Company or the prior owners shipped wastes. In connection with each site, the Company has estimated the extent, if any, to which it may be subject, either directly or as a result of any such indemnification provisions, for cleanup and remediation costs, related legal and consulting costs associated with PRP investigations, settlements, and related legal and administrative proceedings. The amount of such actual and potential liability is inherently difficult to estimate because of, among other relevant factors, uncertainties as to the legal liability (if any) of the Company or the prior owners of certain of the Company’s facilities to contribute a portion of the cleanup costs, the assumptions that must be made in calculating the estimated cost and timing of remediation, the identification of other PRPs and their respective capability and obligation to contribute to remediation efforts, and the existence and legal standing of indemnification agreements (if any) with prior owners, which may either benefit the Company or subject the Company to potential indemnification obligations.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) COMMITMENTS AND CONTINGENCIES (Continued)

The Company’s potential liability for cleanup costs at the two facilities now owned by the Company and at 35 (the “Listed Third Party Sites”) of the 60 third party sites arose out of the Company’s 2002 acquisition of substantially all of the assets (the “CSD assets”) of the Chemical Services Division of Safety-Kleen Corp. As part of the purchase price for the CSD assets, the Company became liable as the owner of these two facilities and also agreed to indemnify the prior owners of the CSD assets against their share of certain cleanup costs for the Listed Third Party Sites payable to governmental entities under federal or state Superfund laws. Of the 35 Listed Third Party Sites, 13 are currently requiring expenditures on remediation including one site that the Company is contesting the extent of the prior owner’s liability with the PRP group, ten are now settled, and 12 are not currently requiring expenditures on remediation. The status of the two facilities owned by the Company (the Wichita Property and the BR Facility) and two of the Listed Third Party Sites (the Breslube-Penn and Casmalia sites) are further described below. There are also three third party sites at which the Company has been named a PRP as a result of its acquisition of the CSD assets but disputes that it has any cleanup or related liabilities: one such site (the Marine Shale site) is described below. The Company views any liabilities associated with the Marine Shale site and the other two sites as excluded liabilities under the terms of the CSD asset acquisition, but the Company is working with the EPA on a potential settlement. In addition to the CSD related Superfund sites, there are certain of the other third party sites which are not related to the Company’s acquisition of the CSD assets, and certain notifications which the Company has received about other third party sites.

Wichita Property.  The Company acquired in 2002 as part of the CSD assets a service center located in Wichita, Kansas (the “Wichita Property”). The Wichita Property is one of several properties located within the boundaries of a 1,400 acre state-designated Superfund site in an old industrial section of Wichita known as the North Industrial Corridor Site. Along with numerous other PRPs, the former owner executed a consent decree relating to such site with the EPA, and the Company is continuing its ongoing remediation program for the Wichita Property in accordance with that consent decree. The Company also acquired rights under an indemnification agreement between the former owner and an earlier owner of the Wichita Property, which the Company anticipates but cannot guarantee will be available to reimburse certain such cleanup costs.

BR Facility.  The Company acquired in 2002 as part of the CSD assets a former hazardous waste incinerator and landfill in Baton Rouge (the “BR Facility”), for which operations had been previously discontinued by the prior owner. In September 2007, the United States Environmental Protection Agency (the “EPA”) issued a special notice letter to the Company related to the Devil’s Swamp Lake Site (“Devil’s Swamp”) in East Baton Rouge Parish, Louisiana. Devil’s Swamp includes a lake located downstream of an outfall ditch where wastewater and stormwater have been discharged, and Devil’s Swamp is proposed to be included on the National Priorities List due to the presence of Contaminants of Concern (“COC”) cited by the EPA. These COCs include substances of the kind found in wastewater and storm water discharged from the BR Facility in past operations. The EPA originally requested COC generators to submit a good faith offer to conduct a remedial investigation feasibility study directed towards the eventual remediation of the site. The Company is currently performing corrective actions at the BR Facility under an order issued by the Louisiana Department of Environmental Quality (the “LDEQ”), and has begun conducting the remedial investigation and feasibility study under an order issued by the EPA. The Company cannot presently estimate the potential additional liability for the Devil’s Swamp cleanup until a final remedy is selected by the EPA.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) COMMITMENTS AND CONTINGENCIES (Continued)

Breslube-Penn Site.  At one of the 35 Listed Third Party Sites, the Breslube-Penn site, the EPA brought suit in 1997 in the U.S. District Court for the Western District of Pennsylvania against a large number of PRPs for recovery of the EPA’s response costs in connection with that site. The named defendants are alleged to be jointly and severally liable for the remediation of the site and all response costs associated with the site. One of the prior owners, GSX Chemical Services of Ohio (“GSX”), was a named defendant in the original complaint. In 2006, the EPA filed an amended complaint naming the Company as defendant, alleging that the Company was the successor in interest to the liability of GSX. The Company has reached an agreement with the EPA and the PRP group that will be cleaning up the site, and executed the final settlement documents in December 2010.

Casmalia Site.  At one of the 35 Listed Third Party Sites, the Casmalia Resources Hazardous Waste Management Facility (the “Casmalia site”) in Santa Barbara County, California, the Company received from the EPA a request for information in May 2007. In that request, the EPA is seeking information about the extent to which, if at all, the prior owner transported or arranged for disposal of waste at the Casmalia site. The Company has not recorded any liability for this 2007 notice on the basis that such transporter or arranger liability is currently neither probable nor estimable.

Marine Shale Site.  Prior to 1996, Marine Shale Processors, Inc. (“Marine Shale”) operated a kiln in Amelia, Louisiana which incinerated waste producing a vitrified aggregate as a by-product. Marine Shale contended that its operation recycled waste into a useful product, i.e., vitrified aggregate, and therefore was exempt from regulation under the RCRA and permitting requirements as a hazardous waste incinerator under applicable federal and state environmental laws. The EPA contended that Marine Shale was a “sham-recycler” subject to the regulation and permitting requirements as a hazardous waste incinerator under RCRA, that its vitrified aggregate by-product was a hazardous waste, and that Marine Shale’s continued operation without required permits was illegal. Litigation between the EPA and Marine Shale began in 1990 and continued until July 1996, when the U.S. Fifth Circuit Court of Appeals ordered Marine Shale to shut down its operations.

On May 11, 2007, the EPA and the LDEQ issued a special notice to the Company and other PRPs, seeking a good faith offer to address site remediation at the former Marine Shale facility. Certain of the former owners of the CSD assets were major customers of Marine Shale, but the Marine Shale site was not included as a Listed Third Party Site in connection with the Company’s acquisition of the CSD assets and the Company was never a customer of Marine Shale. Although the Company believes that it is not liable (either directly or under any indemnification obligation) for cleanup costs at the Marine Shale site, the Company elected to join with other parties which had been notified that are potentially PRPs in connection with Marine Shale site to form a group (the “Site Group”) to retain common counsel and participate in further negotiations with the EPA and the LDEQ directed towards the eventual remediation of the Marine Shale site.

The Site Group made a good faith settlement offer to the EPA on November 29, 2007, and negotiations among the EPA, the LDEQ and the Site Group with respect to the Marine Shale site are ongoing. At December 31, 2010 and December 31, 2009, the amount of the Company’s reserves relating to the Marine Shale site was $3.8 million and $3.7 million, respectively.

Certain Other Third Party Sites.  At 14 of the 60 third party sites, the Company has an indemnification agreement with ChemWaste, a former subsidiary of Waste Management, Inc. and the prior owner. The agreement indemnifies the Company with respect to any liability at the 14 sites for

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) COMMITMENTS AND CONTINGENCIES (Continued)

waste disposed prior to the Company’s acquisition of the sites. Accordingly, Waste Management is paying all costs of defending those subsidiaries in those 14 cases, including legal fees and settlement costs. However, there can be no guarantee that the Company’s ultimate liabilities for these sites will not exceed the amount recorded or that indemnities applicable to any of these sites will be available to pay all or a portion of related costs. The Company does not have an indemnity agreement with respect to any of the other remaining 60 third party sites not discussed above. However, the Company believes that its additional potential liability, if any, to contribute to the cleanup of such remaining sites will not, in the aggregate, exceed $100,000.

Other Notifications.  Between September 2004 and May 2006, the Company also received notices from certain of the prior owners of the CSD assets seeking indemnification from the Company at five third party sites which are not included in the third party sites described above that have been designated as Superfund sites or potential Superfund sites and for which those prior owners have been identified as PRPs or potential PRPs. The Company has responded to such letters asserting that the Company has no obligation to indemnify those prior owners for any cleanup and related costs (if any) which they may incur in connection with these five sites. The Company intends to assist those prior owners by providing information that is now in the Company’s possession with respect to those five sites and, if appropriate to participate in negotiations with the government agencies and PRP groups involved. The Company has also investigated the sites to determine the existence of potential liabilities independent from the liability of those former owners, and concluded that at this time the Company is not liable for any portion of the potential cleanup of the five sites and therefore has not established a reserve.

Federal and State Enforcement Actions

From time to time, the Company pays fines or penalties in regulatory proceedings relating primarily to waste treatment, storage or disposal facilities. As of December 31, 2010 and 2009, there were two proceedings and four proceedings, respectively, for which the Company reasonably believed that the sanctions could equal or exceed $100,000. During the year, the Company settled two matters involving two of its operating subsidiaries with no material impact to the Company’s results of operations. The Company does not believe that the fines or other penalties in these or any of the other regulatory proceedings will, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

Guarantees

Each Participant in the Eveready Employee Participation Plan (the “Participation Plan”) described in Note 13, “Stock-Based Compensation and Employee Participation Plan,” had the option to finance the acquisition of Purchased Units either through the employee’s own funds or a Bank of Montreal (“BMO”) loan to the Participant secured by both the Purchased and Matching Units. Because of the decline in the market value of the predecessor’s units and of Eveready shares subsequent to the purchase by the Participants of the Purchased Units, Eveready subsequently provided to BMO a guarantee of the BMO loans in the maximum amount at December 31, 2010 and 2009 of CDN $4.4 million and $5.4 million, respectively (plus interest and collection costs). At December 31, 2010 and 2009, the aggregate amount of such guarantee, after giving effect to the market value on that date of the Company’s shares derived from the Purchased and Matching Units which secure the BMO loans,

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) COMMITMENTS AND CONTINGENCIES (Continued)

was CDN $0.2 million and CDN $1.0 million, respectively. At December 31, 2010 and 2009, the Company had accrued CDN $0.5 million and CDN $0.6 million, respectively, related to such guarantee. As described in Note 13, “Stock-Based Compensation and Employee Participation Plan,” the Company has also agreed with certain of its employees who were Participants in the Plan to pay on December 31, 2011 to those employees a cash bonus (a “Shortfall Bonus”) under certain circumstances; the maximum amount of the potential Shortfall Bonus as of December 31, 2010 and 2009 was $3.4 million and $3.0 million, respectively. To the extent, if any, that the Company becomes obligated to pay on December 31, 2011 a Shortfall Bonus to any employees who then have outstanding balances in their respective BMO loans, the amount of such Shortfall Bonus (net of withholding taxes) shall first be applied against such outstanding BMO loan balances, thereby decreasing the amount, if any, which the Company might be obligated to pay directly to BMO under the guarantee which Eveready provided to BMO on the BMO loans.

Leases

The Company leases facilities, service centers and personal property under certain operating leases. Some of these lease agreements contain an escalation clause for increased taxes and operating expenses and are renewable at the option of the Company. The Company also leases certain equipment under capital lease obligations, which consists primarily of rolling stock and laboratory equipment. Lease terms range from 1 to 20 years. The following is a summary of future minimum payments under capital and operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2010 (in thousands):

Year	Total Capital Leases	Total Operating Leases
2011	$8,610	$21,278
2012	3,602	16,986
2013	2,070	12,792
2014	1,548	7,165
2015	180	4,223
Thereafter	—	14,462
Total minimum lease payments	16,010	$76,906
Less: imputed interest at interest rates ranging from 5.00% to 22.00%	1,217
Present value of future minimum lease payments	14,793
Less: current portion of capital lease obligations	7,954
Long-term capital lease obligations	$6,839

During the years 2010, 2009 and 2008, rent expense including short-term rentals, was approximately $71.7 million, $53.6 million, and $46.7 million, respectively.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) COMMITMENTS AND CONTINGENCIES (Continued)

Other Contingencies

The Company is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities. These licenses and permits, without which the Company’s operations would be adversely affected, are subject to periodic renewal. The Company anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility’s operations are in compliance with the applicable regulatory requirements.

On August 12, 2005, the Ontario Ministry of the Environment adopted new regulations which prohibit land disposal of untreated hazardous waste and require the waste to meet specific treatment standards prior to land disposal. Land disposal includes onsite and offsite land filling, land farming and any other form of land disposal. These requirements are similar to the RCRA Land Disposal Restrictions, or “LDR,” enacted in the United States and thus bring the Province of Ontario in closer conformity with the United States regulatory scheme. The new Ontario LDR commenced in 2007 through a phased-in schedule based on specific inorganic waste streams, and are now fully implemented with the regulation of organic waste streams that became effective at the end of 2009.

In December 2010, the Company paid $10.5 million to acquire a minority interest in a privately-held company. Subsequent to the purchase of those securities but prior to December 31, 2010, the privately-held company exercised its irrevocable call right for those shares and tendered payment for a total of $10.5 million. The Company is disputing the fair value asserted by the privately-held company and believes that the shares had a fair value on the date of the exercise of the call right greater than the amount tendered. Due to the exercise of the irrevocable call right, the Company did not own those shares of that privately-held company as of December 31, 2010, and accordingly has recorded the $10.5 million in prepaid expenses and other current assets. The potential recovery of any additional amount depends upon several contested factors, and is considered a gain contingency and therefore has not been recorded in the Company’s consolidated financial statements.

Under the Company’s insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The Company’s policy is to retain a significant portion of certain expected losses related primarily to workers’ compensation, health insurance, comprehensive general, environmental impairment and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company’s estimates of the aggregate liability for claims. The deductible per participant per year for the health insurance policy is $0.275 million. The deductible per occurrence for the workers’ compensation, general liability and vehicle liability is $0.5 million. The retention per claim for the environmental impairment policy is $1.0 million. At December 31, 2010 and 2009, the Company had accrued $12.1 million and $9.9 million, respectively, for its self-insurance liabilities (exclusive of health insurance) using a risk-free discount rate of 1.24% and 1.59%, respectively. Actual expenditures in future periods can differ materially from accruals based on estimates.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(15) COMMITMENTS AND CONTINGENCIES (Continued)

Anticipated payments at December 31, 2010 for each of the next five years and thereafter are as follows (in thousands):

Years ending December 31,
2011	$4,407
2012	2,722
2013	1,862
2014	1,228
2015	751
Thereafter	1,359
Undiscounted self-insurance liabilities	12,329
Less: discount	235
Total self-insurance liabilities (included in accrued expenses)	$12,094

(16) SEGMENT REPORTING

The Company has four operating segments consisting of Technical Services, Field Services, Industrial Services and Oil and Gas Field Services. The operations not managed through the Company’s four operating segments are recorded as “Corporate Items.” Corporate Items revenues consist of two different operations for which the revenues are insignificant. Corporate Items cost of revenues represents certain central services that are not allocated to the four operating segments for internal reporting purposes. Corporate Items selling, general and administrative expenses include typical corporate items such as legal, accounting and other items of a general corporate nature that are not allocated to the Company’s four operating segments.

The following table reconciles third party revenues to direct revenues for the years ended December 31, 2010, 2009 and 2008 (in thousands). Third party revenue is revenue billed to outside customers by a particular segment. Direct revenue is the revenue allocated to the segment performing the provided service. The Company analyzes results of operations based on direct revenues because the

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) SEGMENT REPORTING (Continued)

Company believes that these revenues and related expenses best reflect the manner in which operations are managed.

	For the Year Ended December 31, 2010
	Technical Services	Field Services (1)	Industrial Services (2)	Oil and Gas Field Services (2)	Corporate Items	Totals
Third party revenues	$695,285	$482,954	$350,901	$202,091	$13	$1,731,244
Intersegment revenues, net	24,869	(28,876)	(1,126)	6,986	(1,853)	—
Direct revenues	$720,154	$454,078	$349,775	$209,077	$(1,840)	$1,731,244

	For the Year Ended December 31, 2009
	Technical Services	Field Services	Industrial Services	Oil and Gas Field Services	Corporate Items	Totals
Third party revenues	$648,430	$199,859	$150,164	$75,463	304	$1,074,220
Intersegment revenues, net	24,763	(18,946)	(5,185)	1,384	(2,016)	—
Direct revenues	$673,193	$180,913	$144,979	$76,847	$(1,712)	$1,074,220

	For the Year Ended December 31, 2008
	Technical Services	Field Services	Industrial Services	Oil and Gas Field Services	Corporate Items	Totals
Third party revenues	$710,135	$260,721	$59,840	$—	$17	$1,030,713
Intersegment revenues, net	24,926	(18,838)	(3,904)	—	(2,184)	—
Direct revenues	$735,061	$241,883	$55,936	$—	$(2,167)	$1,030,713

(1)                                  During the year ended December 31, 2010, third party revenues for the Field Services segment included revenues associated with the oil spill response efforts in the Gulf of Mexico and Michigan of $253.0 million.

(2)                                  The year-over-year revenue growth from 2009 to 2010 was primarily due to a full year of operations of Eveready, which the Company acquired in July 2009.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) SEGMENT REPORTING (Continued)

The following table presents information used by management by reported segment (in thousands). The Company does not allocate interest expense, income taxes, depreciation, amortization, accretion of environmental liabilities, other (income) expense, and loss on early extinguishment of debt to segments.

	For the Year Ended December 31,
	2010	2009	2008
Adjusted EBITDA:
Technical Services	$178,855	$177,329	$188,062
Field Services	111,258	19,805	32,763
Industrial Services	75,681	22,195	11,755
Oil and Gas Field Services	35,760	4,045	—
Corporate Items	(86,862)	(65,794)	(69,361)
Total	314,692	157,580	163,219
Reconciliation to Consolidated Statements of Income:
Depreciation and amortization	92,473	64,898	44,471
Accretion of environmental liabilities	10,307	10,617	10,776
Income from operations	211,912	82,065	107,972
Other (income) expense	(2,795)	(259)	119
Loss on early extinguishment of debt	2,294	4,853	5,473
Interest expense, net of interest income	27,936	15,999	8,403
Income from continuing operations before provision for income taxes	$184,477	$61,472	$93,977

Revenue, property, plant and equipment and intangible assets outside of the United States

For the year ended December 31, 2010, the Company generated $1,144.1 million or 66.1% of revenues in the United States and Puerto Rico, $586.4 million or 33.9% of revenues in Canada, and less than 1.0% of revenues in other international locations. For the year ended December 31, 2009, the Company generated $787.9 million or 73.3% of revenues in the United States and Puerto Rico, $285.7 million or 26.6% of revenues in Canada, and less than 1.0% of revenues in other international locations. For the year ended December 31, 2008, the Company generated $897.2 million or 87.0% of revenues in the United States and Puerto Rico, $132.8 million or 12.9% of revenues in Canada, and less than 1.0% of revenues in Mexico.

As of December 31, 2010, the Company had property, plant and equipment, net of depreciation and amortization of $655.4 million, and permits and other intangible assets of $114.4 million. Of these totals, $351.7 million or 53.7% of property, plant and equipment and $62.5 million or 54.6% of permits and other intangible assets were in Canada, with the balance being in the United States and Puerto Rico (except for insignificant assets in other foreign countries). As of December 31, 2009, the Company had property, plant and equipment, net of depreciation and amortization of $589.9 million, and permits and other intangible assets of $114.2 million. Of these totals, $305.6 million or 51.8% of property, plant and equipment and $62.5 million or 54.7% of permits and other intangible assets were in Canada, with the balance being in the United States and Puerto Rico (except for insignificant assets in other foreign countries).

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) SEGMENT REPORTING (Continued)

The following table presents assets by reported segment and in the aggregate (in thousands).

	December 31, 2010	December 31, 2009
Property, plant and equipment, net
Technical Services	$259,582	$260,262
Field Services	32,311	22,525
Industrial Services	180,781	139,151
Oil and Gas Field Services	151,244	142,413
Corporate Items	31,476	25,593
Total property, plant and equipment, net	$655,394	$589,944
Intangible assets:
Technical Services
Goodwill	$33,448	$25,856
Permits and other intangibles, net	66,075	65,268
Total Technical Services	99,523	91,124
Field Services
Goodwill	3,088	3,372
Permits and other intangibles, net	3,651	4,175
Total Field Services	6,739	7,547
Industrial Services
Goodwill	10,934	14,375
Permits and other intangibles, net	17,906	18,678
Total Industrial Services	28,840	33,053
Oil and Gas Field Services
Goodwill	12,782	12,482
Permits and other intangibles, net	26,768	26,067
Total Oil and Gas Field Services	39,550	38,549
Total	$174,652	$170,273

The following table presents the total assets by reported segment.

	December 31, 2010	December 31, 2009
Technical Services	$525,286	$514,526
Field Services	35,253	42,164
Industrial Services	221,472	148,139
Oil and Gas Field Services	272,479	239,397
Corporate Items	547,985	456,842
Total	$1,602,475	$1,401,068

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(16) SEGMENT REPORTING (Continued)

The following table presents the total assets by geographical area.

	December 31, 2010	December 31, 2009
United States	$933,550	$796,671
Canada	664,534	602,480
Other foreign	4,391	1,917
Total	$1,602,475	$1,401,068

(17) QUARTERLY DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share amounts)
2010
Revenues	$354,896	$471,639	$487,651	$417,058
Cost of revenues	260,417	324,280	335,273	290,770
Gross profit	94,479	147,359	152,378	126,288
Income from operations	23,619	71,923	73,372	42,998
Other income (expense)	446	2,708	(669)	310
Income from discontinued operations, net of tax	382	2,412	—	—
Net income	10,430	57,929	38,827	23,329
Basic income per share	0.40	2.20	1.47	0.88
Diluted income per share	0.40	2.19	1.47	0.88

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands except per share amounts)
2009
Revenues	$206,306	$215,337	$305,608	$346,969
Cost of revenues	143,513	146,254	210,900	252,816
Gross profit	62,793	69,083	94,708	94,153
Income from operations	10,713	16,430	26,999	27,923
Other income (expense)	33	11	111	104
Income from discontinued operations, net of tax	—	—	412	1,027
Net income	4,955	8,624	9,185	13,922
Basic income per share	0.21	0.36	0.36	0.53
Diluted income per share	0.21	0.36	0.36	0.53

Earnings per share are computed independently for each of the quarters presented. Accordingly, the 2010 and 2009 quarterly basic and diluted earnings per share do not equal the total computed for the year.

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES

On August 14, 2009, $300.0 million of senior secured notes were issued by the parent company, Clean Harbors, Inc., and guaranteed by substantially all of the parent’s subsidiaries organized in the United States. Each guarantor is a wholly-owned subsidiary of the Company and its guarantee is both full and unconditional and joint and several. On September 28, 2010, the Company redeemed $30.0 million (10% of the total of $300.0 million then outstanding) of its 7.625% senior secured notes in accordance with the terms of the notes. As of December 31, 2010, the principal balance of the outstanding senior secured notes was $270.0 million. The notes are not guaranteed by the Company’s Canadian or other foreign subsidiaries. The following presents condensed consolidating financial statements for the parent company, the guarantor subsidiaries and the non-guarantor subsidiaries, respectively.

Following is the condensed consolidating balance sheet at December 31, 2010 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Assets:
Cash and cash equivalents	$100,476	$124,582	$77,152	$—	$302,210
Intercompany receivables	371,559	—	—	(371,559)	—
Other current assets	15,521	279,895	154,911	—	450,327
Property, plant and equipment, net	—	302,028	353,366	—	655,394
Investments in subsidiaries	628,723	259,294	91,654	(979,671)	—
Intercompany debt receivable	—	368,804	3,701	(372,505)	—
Other long-term assets	7,768	87,888	98,888	—	194,544
Total assets	$1,124,047	$1,422,491	$779,672	$(1,723,735)	$1,602,475
Liabilities and Stockholders’ Equity:
Current liabilities	$13,935	$201,384	$90,965	$—	$306,284
Intercompany payables	—	222,750	148,809	(371,559)	—
Closure, post-closure and remedial liabilities, net	—	141,280	20,494	—	161,774
Long-term obligations	264,007	—	—	—	264,007
Capital lease obligations, net	—	249	6,590	—	6,839
Intercompany debt payable	3,701	—	368,804	(372,505)	—
Other long-term liabilities	61,577	2,531	18,636	—	82,744
Total liabilities	343,220	568,194	654,298	(744,064)	821,648
Stockholders’ equity	780,827	854,297	125,374	(979,671)	780,827
Total liabilities and stockholders’ equity	$1,124,047	$1,422,491	$779,672	$(1,723,735)	$1,602,475

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

Following is the condensed consolidating balance sheet at December 31, 2009 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Assets:
Cash and cash equivalents	$141,339	$50,407	$41,800	$—	$233,546
Intercompany receivables	286,585	—	—	(286,585)	—
Other current assets	13,629	206,443	166,632	—	386,704
Property, plant and equipment, net	—	282,583	307,361	—	589,944
Investments in subsidiaries	519,933	201,592	91,654	(813,179)	—
Intercompany debt receivable	236,699	114,603	3,701	(355,003)	—
Other long-term assets	16,643	75,564	98,667	—	190,874
Total assets	$1,214,828	$931,192	$709,815	$(1,454,767)	$1,401,068
Liabilities and Stockholders’ Equity:
Current liabilities	$12,333	$139,725	$81,262	$—	$233,320
Intercompany payables	—	254,136	32,449	(286,585)	—
Closure, post-closure and remedial liabilities, net	—	144,302	18,582	—	162,884
Long-term obligations	292,433	—	—	—	292,433
Capital lease obligations, net	—	140	6,775	—	6,915
Intercompany debt payable	3,701	—	351,302	(355,003)	—
Other long-term liabilities	55,870	2,929	32,892	—	91,691
Total liabilities	364,337	541,232	523,262	(641,588)	787,243
Stockholders’ equity	850,491	389,960	186,553	(813,179)	613,825
Total liabilities and stockholders’ equity	$1,214,828	$931,192	$709,815	$(1,454,767)	$1,401,068

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

Following is the consolidating statement of income for the year ended December 31, 2010 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Revenues	$—	$1,136,249	$612,059	$(17,064)	$1,731,244
Cost of revenues (exclusive of items shown separately below)	—	777,607	450,197	(17,064)	1,210,740
Selling, general and administrative expenses	100	141,746	63,966	—	205,812
Accretion of environmental liabilities	—	9,181	1,126	—	10,307
Depreciation and amortization	—	49,005	43,468	—	92,473
Income from operations	(100)	158,710	53,302	—	211,912
Other income (expense)	—	489	2,306	—	2,795
Loss on early extinguishment of debt	(2,294)	—	—	—	(2,294)
Interest (expense), net	(28,037)	226	(125)	—	(27,936)
Equity in earnings of subsidiaries	186,377	49,869	—	(236,246)	—
Intercompany dividend income (expense)	—	—	13,282	(13,282)	—
Intercompany interest income (expense)	—	32,910	(32,910)	—	—
Income from continuing operations before provision for income taxes	155,946	242,204	35,855	(249,528)	184,477
Provision for income taxes	25,431	37,754	(6,429)	—	56,756
Income from continuing operations	130,515	204,450	42,284	(249,528)	127,721
Income from discontinued operations, net of tax	—	—	2,794	—	2,794
Net income	$130,515	$204,450	$45,078	$(249,528)	$130,515

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

Following is the consolidating statement of income for the year ended December 31, 2009 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Revenues	$—	$780,495	$285,246	$8,479	$1,074,220
Cost of revenues (exclusive of items shown separately below)	—	547,103	197,901	8,479	753,483
Selling, general and administrative expenses	145	121,780	41,232	—	163,157
Accretion of environmental liabilities	—	9,610	1,007	—	10,617
Depreciation and amortization	—	45,573	19,325	—	64,898
Income from operations	(145)	56,429	25,781	—	82,065
Other income	—	125	134	—	259
Loss on early extinguishment of debt	(2,538)	—	(2,315)	—	(4,853)
Interest (expense), net	(14,340)	(861)	(798)	—	(15,999)
Equity in earnings of subsidiaries	74,367	29,403	—	(103,770)	—
Intercompany dividend income (expense)	—	—	12,038	(12,038)	—
Intercompany interest income (expense)	—	19,478	(19,478)	—	—
Income from continuing operations before provision for income taxes	57,344	104,574	15,362	(115,808)	61,472
Provision for income taxes	20,658	802	4,765	—	26,225
Income from continuing operations	36,686	103,772	10,597	(115,808)	35,247
Income from discontinued operations, net of tax	—	—	1,439	—	1,439
Net income	$36,686	$103,772	$12,036	$(115,808)	$36,686

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

Following is the consolidating statement of income for the year ended December 31, 2008 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
Revenues	$—	$886,880	$150,299	$(6,466)	$1,030,713
Cost of revenues (exclusive of items shown separately below)	—	622,351	91,935	(6,466)	707,820
Selling, general and administrative expenses	22	138,078	21,574	—	159,674
Accretion of environmental liabilities	—	9,718	1,058	—	10,776
Depreciation and amortization	—	39,527	4,944	—	44,471
Income from operations	(22)	77,206	30,788	—	107,972
Other (expense) income	—	(121)	2	—	(119)
Loss on early extinguishment of debt	(5,473)	—	—	—	(5,473)
Interest income (expense), net	(9,026)	(658)	1,281	—	(8,403)
Equity in earnings of subsidiaries	91,282	23,137	—	(114,419)	—
Intercompany dividend income (expense)	10,160	—	12,913	(23,073)	—
Intercompany interest income (expense)	—	12,457	(12,457)	—	—
Income before provision for income taxes	86,921	112,021	32,527	(137,492)	93,977
Provision for income taxes	29,435	283	6,773	—	36,491
Net income	$57,486	$111,738	$25,754	$(137,492)	$57,486

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

Following is the condensed consolidating statement of cash flows for the year ended December 31, 2010 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Total
Net cash from operating activities	$(4,666)	$125,974	$102,800	$224,108
Cash flows from investing activities:
Additions to property, plant and equipment	—	(55,814)	(60,636)	(116,450)
Acquisitions, net of cash acquired	—	(14,646)	—	(14,646)
Additions to intangible assets, including costs to obtain or renew permits	—	(1,534)	(2,670)	(4,204)
Purchase of marketable securities	—	—	(2,127)	(2,127)
Purchase of investment securities	(10,506)	—	—	(10,506)
Proceeds from sales of fixed assets and assets held for sale	—	1,018	15,035	16,053
Proceeds from sales of marketable securities	—	—	3,557	3,557
Proceeds from sale of long-term investments	—	1,300	—	1,300
Proceeds from insurance settlement	—	—	1,336	1,336
Investment in subsidiaries	(236,700)	236,700	—	—
Net cash from investing activities	(247,206)	167,024	(45,505)	(125,687)
Cash flows from financing activities:
Change in uncashed checks	—	(995)	(271)	(1,266)
Proceeds from exercise of stock options	862	—	—	862
Proceeds from employee stock purchase plan	2,449	—	—	2,449
Remittance of shares, net	(399)	—	—	(399)
Excess tax benefit of stock-based compensation	1,751	—	—	1,751
Deferred financing costs paid	(353)	—	—	(353)
Payments of capital leases	—	(492)	(4,634)	(5,126)
Principle payment on debt	(30,000)	—	—	(30,000)
Distribution of cash earned on employee participation plan	—	—	(148)	(148)
Interest (payments) / received	—	19,363	(19,363)	—
Intercompany debt	236,700	(236,700)	—	—
Net cash from financing activities	211,010	(218,824)	(24,416)	(32,230)
Effect of exchange rate change on cash	—	—	2,473	2,473
Increase in cash and cash equivalents	(40,862)	74,174	35,352	68,664
Cash and cash equivalents, beginning of period	141,338	50,408	41,800	233,546
Cash and cash equivalents, end of period	$100,476	$124,582	$77,152	$302,210

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

Following is the condensed consolidating statement of cash flows for the year ended December 31, 2009 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Total
Net cash from operating activities	$33,494	$33,952	$25,824	$93,270
Cash flows from investing activities:
Additions to property, plant and equipment	—	(49,628)	(12,616)	(62,244)
Acquisitions, net of cash acquired	(402)	—	(54,074)	(54,476)
Sales of marketable securities	—	—	105	105
Proceeds from sales of fixed assets	—	298	154	452
Investment in subsidiaries	(378,520)	237,442	141,078	—
Costs to obtain or renew permits	—	(896)	(1,332)	(2,228)
Net cash from investing activities	(378,922)	187,216	73,315	(118,391)
Cash flows from financing activities:
Change in uncashed checks	—	565	3,469	4,034
Proceeds from exercise of stock options	430	—	—	430
Remittance of shares, net	(415)	—	—	(415)
Excess tax benefit from stock-based compensation	481	—	—	481
Proceeds from employee stock purchase plan	2,315	—	—	2,315
Deferred financing costs paid	(10,473)	—	—	(10,473)
Payments on capital leases	—	(384)	(734)	(1,118)
Payment on acquired debt	—	—	(230,745)	(230,745)
Principal payments on debt	(53,032)	—	—	(53,032)
Issuance of senior secured notes, net	292,107	—	—	292,107
Intercompany debt	(222,040)	—	222,040	—
Intercompany financing	118,800	(402)	(118,398)	—
Dividends (paid) received	236,699	(260,701)	24,002	—
Interest (payments) / received	—	22,228	(22,228)	—
Net cash from financing activities	364,872	(238,694)	(122,594)	3,584
Effect of exchange rate change on cash	—	—	5,559	5,559
Increase in cash and cash equivalents	19,444	(17,526)	(17,896)	(15,978)
Cash and cash equivalents, beginning of year	121,894	67,934	59,696	249,524
Cash and cash equivalents, end of year	$141,338	$50,408	$41,800	$233,546

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(18) GUARANTOR AND NON-GUARANTOR SUBSIDIARIES (Continued)

Following is the condensed consolidating statement of cash flows for the year ended December 31, 2008 (in thousands):

	Clean Harbors, Inc.	U.S. Guarantor Subsidiaries	Foreign Non-Guarantor Subsidiaries	Total
Net cash from operating activities	$(31,148)	$112,187	$28,551	$109,590
Cash flows from investing activities:
Additions to property, plant and equipment	—	(47,688)	(9,774)	(57,462)
Acquisitions, net of cash acquired	(27,628)	—	—	(27,628)
Purchase of available-for-sale securities	(2,000)	—	(529)	(2,529)
Proceeds from insurance claims	—	—	346	346
Sales of marketable securities	4,350	—	—	4,350
Proceeds from sale of fixed assets and assets held for sale	—	522	15	537
Costs to obtain or renew permits	—	(2,119)	(10)	(2,129)
Net cash from investing activities	(25,278)	(49,285)	(9,952)	(84,515)
Cash flows from financing activities:
Change in uncashed checks	—	1,922	591	2,513
Proceeds from exercise of stock options	2,082	—	—	2,082
Proceeds from exercise of warrants	2,789	—	—	2,789
Remittance of shares	(483)	—	—	(483)
Excess tax benefit from stock-based compensation	3,504	—	—	3,504
Proceeds from employee stock purchase plan	1,820	—	—	1,820
Payments on capital leases	—	(398)	(87)	(485)
Proceeds from issuance of common stock, net	173,541	—	—	173,541
Principal payments on debt	(68,486)	—	—	(68,486)
Intercompany financing	27,628	(27,628)	—	—
Dividends (paid) received	—	(11,326)	11,326	—
Interest (payments) / received	—	10,161	(10,161)	—
Net cash from financing activities	142,395	(27,269)	1,669	116,795
Effect of exchange rate change on cash	—	—	(11,884)	(11,884)
Increase in cash and cash equivalents	85,969	35,633	8,384	129,986
Cash and cash equivalents, beginning of year	35,925	32,301	51,312	119,538
Cash and cash equivalents, end of year	$121,894	$67,934	$59,696	$249,524

(19) PENDING ACQUISITION

On January 25, 2011, the Company signed a definitive agreement to acquire Badger Daylighting Ltd. (“Badger,”) an Alberta corporation headquartered in Calgary, Alberta, in an all-cash transaction for a total consideration of approximately CDN $247 million. Badger is North America’s largest provider of hydrovac services, which are used primarily for safe digging in the utility and

CLEAN HARBORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(19) PENDING ACQUISITION (Continued)

petroleum industries. Badger maintains a network of operating centers throughout Canada and the United States. Badger has more than 400 employees and operates a fleet of approximately 410 custom-built hydrovac units. Badger shares trade on the Toronto Stock Exchange under the symbol “BAD”.

Under the terms of the agreement, the Company will acquire 100% of Badger’s outstanding common shares in exchange for approximately CDN $222 million in cash (CDN $20.50 for each Badger share), and the assumption of approximately CDN $25 million of Badger net debt. The Company anticipates that this acquisition will be a strong addition to its broad array of current service offerings and that the Company will leverage its sales and marketing strength to accelerate Badger’s growth throughout the U.S. The acquisition is subject to approval by regulators and Badger shareholders, as well as other customary closing conditions, and is expected to be completed during the second quarter of 2011.

CLEAN HARBORS, INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

For the Three Years Ended December 31, 2010

(in thousands)

Allowance for Doubtful Accounts	Balance Beginning of Period	Additions Charged to Operating Expense	Deductions from Reserves(a)	Balance End of Period
2008	$950	$244	$189	$1,005
2009	$1,005	$1,006	$1,179	$832
2010	$832	$1,245	$(7)	$2,084

(a)                                  Amounts deemed uncollectible, net of recoveries.

Sales Allowance(b)	Balance Beginning of Period	Additions Charged to Revenue	Deductions from Reserves	Balance End of Period
2008	$5,155	$16,265	$15,702	$5,718
2009	$5,718	$12,559	$10,854	$7,423
2010	$7,423	$29,497	$15,300	$21,620

(b)                                 Due to the nature of the Company’s business and the complex invoices that result from the services provided, customers may withhold payments and attempt to renegotiate amounts invoiced. In addition, for some of the services provided, the Company’s invoices are based on quotes that can either generate credits or debits when the actual revenue amount is known. Based on industry knowledge and historical trends, the Company records a revenue allowance accordingly. This practice causes the volume of activity flowing through the revenue allowance during the year to be higher than the balance at the end of the year. Increases in overall sales volumes and the expansion of the customer base in recent years have also increased the volume of additions and deductions to the allowance during the year, as well as increased the amount of the allowance at the end of the year.

The revenue allowance is intended to cover the net amount of revenue adjustments that may need to be credited to customers’ accounts in future periods. Management determines the appropriate total revenue allowance by evaluating the following factors on a customer-by-customer basis as well as on a consolidated level: historical collection trends, age of outstanding receivables, existing economic conditions and other information as deemed applicable. Revenue allowance estimates can differ materially from the actual adjustments, but historically the revenue allowance has been sufficient to cover the net amount of the reserve adjustments issued in subsequent reporting periods.

Valuation Allowance on Deferred Tax Assets	Balance Beginning of Period	Additions (Deductions) Charged to (from) Income Tax Expense	Other Changes to Reserves	Balance End of Period
2008	$10,025	$786	$—	$10,811
2009	$10,811	$(719)	$1,150	$11,242
2010	$11,242	$1,677	$—	$12,919

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Item 15 is hereby updated to include a revised form of Exhibit 23 (“Consent of Independent Registered Public Accounting Firm”) and add Exhibit 99.2 (“2010 Unaudited Recast Segment Information by Quarter”)